Exhibit 99.18

YIT Corporation's Financial Statements 2016 Notice to Lemminkäinen Shareholders in the United States The YIT shares to be issued in connection with the merger have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and are being issued in reliance on the exemption from registration set forth in Rule 802 under the Securities Act. YIT and Lemminkäinen are Finnish companies and the issuance of YIT shares will be subject to procedural and disclosure requirements in Finland that may be different from those of the United States. Any financial statements or other financial information included in this document may have been prepared in accordance with non-U.S. accounting standards that may not be comparable to the financial statements of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States. It may be difficult for U.S. shareholders of Lemminkäinen to enforce their rights and any claims they may have arising under U.S. federal securities laws in connection with the merger, since YIT and Lemminkäinen are located in non-U.S. jurisdictions, and some or all of YIT’s and Lemminkäinen’s officers and directors may be residents of countries other than the United States. As a result, U.S. shareholders of Lemminkäinen may not be able to sue YIT or Lemminkäinen or their respective officers and directors in a court in Finland for violations of U.S. federal securities laws. Further, it may be difficult to compel YIT or Lemminkäinen to subject themselves to the jurisdiction or judgment of a U.S. court. Lemminkäinen’s shareholders should be aware that YIT may purchase Lemminkäinen’s shares otherwise than under the merger, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed merger.

Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 FINANCIAL STATEMENTS Report of the Board of Directors 77 Consolidated financial statements 99 Parent company financial statements 155 Board of directors' proposal for the distribution of distributable equity 171 Auditor’s Report 172 Key financial figures 177 VILNIUS, LITHUANIA Vilnius a major city whose city centre is a popular residential area. As the old housing stock no longer satisfies modern requirements, apartment buildings are being comprehensively renovated or demolished to make way for new buildings. 76 7676

YIT Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016

Report of the Board of Directors January 1 – December 31, 2016

YIT reports on its operations in accordance with IFRS guidelines, where the company applies, for example, the IFRIC 15 guidelines. In group reporting, self-developed residential projects are recognised as income upon project handover. The timing of completion of self-developed projects thus affects the Group's revenue recognition, and therefore group figures may fluctuate greatly between different quarters. In addition, in group reporting part of the interest expenses are capitalised according to IAS 23 and reported as project costs above the operating profit when the project is completed. This causes differences in operating result and financial expenses between segment reporting and group reporting.

YIT Corporation's management follows the development of the company's business according to the percentage of completion based segment reporting (POC). Therefore, the company's performance is described in the report also according to segment reporting. The effects of the differences of the recognition principles are presented in detail in the financial statements.

GROUP FINANCIAL DEVELOPMENT, GROUP REPORTING (IFRS)

IFRS, EUR million	1–12/16	1–12/15	Change
Revenue	1,678.3	1,732.2	-3%
Operating profit	17.7	81.6	-78%
Operating profit margin, %	1.1	4.7	
Adjusted operating profit	44.7	91.9	-51%
Adjusted operating profit margin, %	2.7	5.3	
Profit before taxes	-2.5	61.3	
Profit for the review period[1]	-7.1	47.2	
Earnings per share, EUR	-0.06	0.38	
Order backlog at end of period	3,048.2	2,467.3	24%
Effective tax rate, %	-189.8	22.9	

[1] Attributable to equity holders of the parent company

The Group's IFRS revenue decreased by 3% year-on-year. At comparable exchange rates, revenue decreased by 2%.

IFRS operating profit decreased by 78% to EUR 17.7 million, and the Group's operating margin was 1.1% (1–12/15: 4.7%). The operating profit includes adjustments of EUR -27.0 million related to revaluation of the book values of plots in the Housing Russia segment.

The Group's adjusted operating profit decreased by 51%, and adjusted operating profit margin was 2.7% (1–12/15: 5.3%). Profitability was burdened by the modest projects margins of completed projects in Russia, among other things.

ACQUISITIONS AND CAPITAL EXPENDITURE

IFRS, EUR million	1–12/16	1–12/15	Change
Gross capital expenditure on non-current assets	83.5	12.0	596%
% of revenue	5.0	0.7	
Depreciation	16.5	12.1	36%

YIT did not make any business acquisitions in 2016. Gross capital expenditure on non-current assets amounted to EUR 83.5 million, or 5.0% of revenue.

Investments to construction equipment amounted to EUR 12.8 million, (1–12/15: EUR 3.6 million) and investments to information technology totaled EUR 5.3 million (1–12/15: EUR 5.1 million). Other investments including investments in shares amounted to EUR 65.4 million (1–12/15: EUR 3.3 million), and consisted mainly of investments in the joint ventures of the Tripla project and the Kasarmikatu office project.

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ANNUAL REPORT 2016

CASH FLOW AND INVESTED CAPITAL

IFRS, EUR million	1–12/16	1–12/15	Change
Operating cash flow after investments	-43.1	183.7	
Cash flow of plot investments	-104.7	-138.1	-24%

IFRS, EUR million	12/16	12/15	Change
Invested capital	1,263.4	1,174.3	8%
Return on investment (last 12 months), %	1.6	6.4	

Operating cash flow after investments was EUR -43.1 million (1–12/15: EUR 183.7 million). The company paid dividends of EUR 27.6 million for 2015 in compliance with the resolution of the Annual General Meeting.

Cash flow of plot investments decreased by 24% to EUR -104.7 million (1–12/15: EUR -138.1 million), especially due to low number of plot acquisitions in Russia.

Invested capital increased by 8% from the level of the end of the previous year, and return on investment weakened due to modest operating profit.

CAPITAL STRUCTURE AND LIQUIDITY POSITION

IFRS, EUR million	12/16	12/15	Change
Net interest-bearing debt	633.1	529.0	20%
Cash and cash equivalents	66.4	122.2	-46%
Interest-bearing debt	699.5	651.2	7%
Bonds	149.5	204.9	-27%
Commercial papers	68.9	38.8	78%
Construction-stage financing	309.6	213.8	45%
Pension loans	81.7	102.6	-20%
Bank loans	89.8	91.1	-1%
Average interest rate, %	3.48	3.86	
Revolving credit facilities	200.0	300.0	-33%
Overdraft facilities	74.6	63.2	18%
Equity ratio, %	31.2	32.9	
Gearing ratio, %	112.3	101.1	

IFRS, EUR million	1–12/16	1–12/15	Change
Net financial expenses	-20.1	-20.3	-1%

At the year-end, YIT's liquidity position was strong. Cash and cash equivalents amounted to EUR 66.4 million, in addition to which YIT had undrawn overdraft facilities amounting to EUR 74.6 million. YIT signed a new EUR 200 million syndicated unsecured revolving credit facility with its core banks to refinance the syndicated EUR 300 million unsecured revolving credit facility maturing 2018.

One of the most significant financing transactions during 2016 was the financing package for the Mall of Tripla with competitive terms. A consortium consisting of the European Investment

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Bank (EIB), the Nordic Investment Bank (NIB), Danske Bank and Handelsbanken granted the project 10-year project credits amounting to a total of approximately EUR 300 million, which will finance half of the construction of the Mall of Tripla.

In March, YIT issued an unsecured EUR 50 million bond as a private placement targeted to domestic institutional investors. The bond matures on March 24, 2021, and carries a coupon of 5.500%.

YIT's revolving credit facility, the bonds issued in 2015 and 2016 and a part of bank loans include a covenant requiring the Group's equity ratio based on the IFRS balance sheet to be higher than 25.0%. In addition, the revolving credit facility and one bank loan include a covenant requiring the Group's gearing ratio based on the IFRS balance sheet to be below 150.0%.

At the end of the year, the equity ratio was 31.2% and the gearing ratio was 112.3%. The deterioration of the key ratios compared to the previous year resulted partly from the write-down booked in September and a booking of an interest-bearing plot acquisition payable of EUR 33.5 million for the third quarter related to Tripla project's parking spaces which will be built for a third party. An interest-bearing receivable of the same amount was booked in the balance sheet related to the obligation to redeem the parking spaces in question. The booked interest-bearing receivable is not included in the net debt.

The total amount of interest-bearing debt was EUR 699.5 million and net debt was EUR 633.1 million. A total of EUR 105.5 million of long-term loans will mature during 2017.

Net financial expenses decreased year-on-year and amounted to EUR 20.1 million (1–12/15: EUR 20.3 million). Interest expenses at the amount of EUR 19.0 million (1–12/15: EUR 18.4 million) were capitalized in accordance with IAS 23. During the year, financial expenses were increased by increased exchange rate differences and on the other hand decreased due to less losses on interest rate derivatives and increased IAS 23 capitalisations.

The interests on participations in housing corporation loans are included in housing corporation charges and are thus booked in project expenses. In 2016, interests on the participations amounted to EUR 2.2 million (1–12/15: EUR 3.1 million).

At the end of the year, EUR 26.2 million of the capital invested in Russia was debt investments (12/15: EUR 98.6 million) and EUR 362.8 million was equity investments or similar permanent net investments (12/15: EUR 219.0 million). In accordance with YIT's hedging policy, the debt investments to subsidiaries are hedged against exchange rate risk, while equity investments are not hedged due to their permanent nature.

GROUP FINANCIAL DEVELOPMENT, SEGMENT REPORTING (POC)

Residential projects for consumers recognised as income in line with sales and construction

REVENUE

POC, EUR million	1–12/16	1–12/15	Change	Change[1]
Revenue	**1,783.6**	**1,651.2**	**8%**	**9%**
Housing Finland and CEE	727.9	777.8	-6%	-6%
Housing Russia	267.9	266.4	1%	10%
Business Premises and Infrastructure	797.4	615.6	30%	30%
Other items	-9.7	-8.6		

[1] At comparable exchange rates

The Group's revenue based on segment reporting increased by 8% year-on-year. At comparable exchange rates, revenue increased by 9%.

Revenue grew especially in the Business Premises and Infrastructure segment, especially thanks to the progress in Mall of Tripla project. In Housing Finland and CEE, revenue decreased due to less capital release actions in Finland and the sales mix shift from investor projects to consumer sales.

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Revenue by geographical area, POC	1–12/16	1–12/15
Finland	74%	73%
Russia	15%	16%
The CEE countries	11%	11%

RESULT

POC, EUR million	1–12/16	1–12/15	Change
Operating profit	52.9	65.7	-19%
Operating profit margin, %	3.0	4.0	
Adjustments	-27.0	-10.4	
Adjusted operating profit	79.9	76.0	5%
Housing Finland and CEE	59.9	56.0	7%
Housing Russia	-2.3	10.9	
Business Premises and Infrastructure	38.1	22.7	68%
Other items	-15.7	-13.5	
Adjusted operating profit margin, %	4.5	4.6	
Housing Finland and CEE	8.2	7.2	
Housing Russia	-0.9	4.1	
Business Premises and Infrastructure	4.8	3.7	

The Group's operating profit based on segment reporting decreased by 19% year-on-year. Operating profit margin was 3.0% (1–12/15: 4.0%). The operating profit includes adjustments of EUR -27.0 million related to revaluation of the book values of plots in the Housing Russia segment.

Adjusted operating profit increased by 5% to EUR 79.9 million. The Housing Finland and CEE segment's adjusted operating profit improved due to the supply of products corresponding to demand and resulting strong apartment sales and positive development in sales mix. The Business Premises and Infrastructure segment's profitability improved due to the increased volume and the improved margin content of the order backlog.

Changes in foreign exchange rates had positive impact of EUR 0.3 million on adjusted operating profit.

POC, EUR million	1–12/16	1–12/15	Change
Profit before taxes	13.8	27.0	-49%
Profit for the review period[1]	7.4	20.0	-63%
Earnings per share, EUR	0.06	0.16	-63%
Dividend per share, EUR	0.22[2]	0.22	
Dividend per earnings, %	373.3[2]	137.8	
Effective tax rate, %	46.3	25.5	

[1] Attributable to equity holders of the parent company
[2] Board of Directors' proposal to Annual General Meeting

ORDER BACKLOG

POC, EUR million	12/16	12/15	Change
Order backlog	**2,613.1**	**2,172.9**	**20%**
Housing Finland and CEE	833.4	802.7	4%
Housing Russia	463.4	508.5	-9%
Business Premises and Infrastructure	1,316.3	861.6	53%

The order backlog increased by 20% from the end of 2015. At the end of December, 60% of the order backlog had been sold (12/15: 49%).

Changes in foreign exchange rates increased the order backlog by EUR 93.6 million from the end of 2015.

INVESTED CAPITAL

POC, EUR million	12/16	12/15	Change
Invested capital	1,175.3	1,131.5	4%
Return on investment (last 12 months), %	4.7	5.3	

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Invested capital increased by 4% year-on-year. Return on investment decreased to 4.7% (5.3%) as operating profit decreased.

One of YIT's key focus areas is to improve capital efficiency. At Capital Markets Day held in September, YIT stated that its capital release programme targeting EUR 380 million was nearly completed. In September, slow-moving assets, located in Russia and included in the capital release programme, were reduced by an impairment charge of EUR 18.0 million.

The external reporting of the progress of the capital release programme was ended in September at YIT's Capital Markets Day. The improvement of the capital turnover will continue as a part of normal business.



HOUSING FINLAND AND CEE

OPERATING ENVIRONMENT

Consumer confidence picked up in 2016 in Finland, which was also seen as an improvement in residential demand in the consumer segment. Demand focused especially on small, affordable apartments in growth centres. Towards the end of the year, a slight pick-up could be seen in the demand for larger apartments. Investor demand remained on a good level.

Economy remained solid in the CEE countries, and consumer confidence remained on a good level. Residential prices stayed stable on average and demand on a good level.

Mortgage interest rates were on a low level in all operating countries and the availability of financing was good. In Finland, new drawdowns of mortgages increased year-on-year.

POC, EUR million	1–12/16	1–12/15	Change
Revenue	727.9	777.8	-6%
Operating profit	59.9	56.0	7%
Operating profit margin, %	8.2	7.2	
Adjusted operating profit	59.9	56.0	7%
Adjusted operating profit margin, %	8.2	7.2	
Operative invested capital at end of period	453.5	437.1	4%
Return on operative invested capital (last 12 months), %	13.4	11.0	
Order backlog at end of period	833.4	802.7	4%

The segment's revenue decreased by 6% year-on-year. The decline in revenue is explained by the reduction in capital release actions in Finland and sales mix shifting to consumers from investors.

The segment's operating profit increased by 7% year-on-year and the operating profit margin rose to 8.2% (1–12/15: 7.2%).

YIT aimed at shifting its customer focus in Finnish housing from investors to consumers, in line with its strategy. Consumer start-ups were increased by 43% year-on-year and the unit sales to consumers grew by 28%. The Smartti concept aimed at increasing the supply of affordable and flexible apartments in Finland was launched to support the strategy implementation. The objective of starting nine new Smartti concept apartment projects in Finland was achieved.

The strategy execution progressed as planned also in the CEE countries. In 2016 the number of start-ups increased by 27% year-on-year. Expansion to Poland proceeded with the first plot acquisition and the project start-up. In addition, new projects were started actively also in other operating countries. In December, YIT involved in establishing a fund that invests in housing development projects in the CEE countries. The company sold two first projects to the fund in December, one in Prague, Czech Republic and one in Tallinn, Estonia. The value of the deals for YIT was approximately EUR 20 million, comprising 150 apartments.

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Residential construction in Finland, units	1–12/16	1–12/15	Change
Sold	2,730	3,192	-14%
of which initially started to consumers[1]	1,838	1,715	7%
Start-ups	2,877	2,864	0%
of which to consumers	1,985	1,387	43%
Completed	2,535	2,626	-3%
of which to consumers	1,087	1,600	-32%
Under construction at end of period	3,842	3,500	10%
of which sold at end of period, %	69	73	
For sale at end of period	1,406	1,259	12%
of which completed	201	302	-33%
Plot reserve in the balance sheet at end of period, EUR million	154.0	134.0	15%
Plot reserve at end of period[2], floor sq. m.	2,044,160	1,628,500	26%
Cost of completion at end of period, EUR million	264	213	24%

[1] Includes apartments sold to residential funds: 1–12/16: 242 units; 1–12/15: 464 units.
[2] Includes pre-agreements and rental plots.

Residential construction in the CEE countries, units	1–12/16	1–12/15	Change
Sold	1,197	1,023	17%
Start-ups	1,300	1,021	27%
Completed	703	717	-2%
Under construction at end of period	2,043	1,442	42%
of which sold at end of period, %	47	40	
For sale at end of period	1,227	1,014	21%
of which completed	151	145	4%
Plot reserve in the balance sheet at end of period, EUR million	123.5	112.7	10%
Plot reserve at end of period, floor sq. m.	485,000	558,000	-13%
Cost of completion at end of period, EUR million	105	72	46%



HOUSING RUSSIA

OPERATING ENVIRONMENT

The uncertainty of Russian economy continued to be reflected in the residential market, although stabilisation of the situation was seen during the summer. Demand focused especially on small apartments, consumers preferring projects with high completion rate.

Residential prices remained stable on average. Consumer confidence stayed at low levels and growth in real wages was weak.

The state mortgage subsidy programme for new apartments ran until the end of 2016. The mortgage interest rates for new apartments were on a level of around 12%.

POC, EUR million	1–12/16	1–12/15	Change
Revenue	267.9	266.4	1%
Operating profit	-29.3	0.6	
Operating profit margin, %	-10.9	0.2	
Adjusted operating profit	-2.3	10.9	
Adjusted operating profit margin, %	-0.9	4.1	
Operative invested capital at end of period	405.1	363.0	12%
Return on operative invested capital (last 12 months), %	-7.6	0.2	
Order backlog at end of period	463.4	508.5	-9%

The segment's revenue increased by 1% year-on-year. At comparable exchange rates, revenue increased by 10%.

The operating result turned negative and the operating profit margin was -10.9% (1–12/15: 0.2%). In September, YIT revaluated the segment's book values of assets. YIT recognised a EUR 18.0 million impairment charge related to the plots located in Russia and decided at the same time that the primary method of divestment of these plots is to sell them. Additionally, YIT booked a cost of EUR 9.0 million to the book value of four plots located in Moscow region

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so that their value relates to the current dialog with the authorities related to the changes in regulatory requirements and conflicts in the investment requirements compared to the initial investment requirements.

The adjusted operating result was EUR -2.3 million and adjusted operating profit margin was -0.9% (1–12/15: 4.1%). Profitability was weighed down by the changes in project margins, among other things.

Weakening of the ruble had a positive impact of EUR 0.2 million on adjusted operating profit.

The share of residential deals financed with mortgages was 51% (1–12/15: 50%).

The Housing Russia segment's revised residential development division structure became effective in January 2016. The divisions are St. Petersburg, Moscow (City and region) and Russian regions (Rostov-on-Don, Yekaterinburg, Kazan and Tyumen). The number of apartments under construction is reported with the new division structure. At the end of December YIT was responsible for the service, maintenance and living services of over 26,000 apartments in Russia.

Residential construction in Russia, units	1–12/16	1–12/15	Change
Sold	3,523	3,129	13%
Start-ups	2,782	2,542	9%
Completed[1]	4,278	4,053	6%
Under construction at end of period	6,618	8,100	-18%
of which sold at end of period, %	37	40	
For sale at end of period	4,591	5,329	-14%
of which completed	414	484	-14%
Plot reserve in the balance sheet at end of period[2], EUR million	238.7	174.7	37%
Plot reserve at end of period2, floor sq. m.	2,115,000	2,193,000	-4%
Cost of completion at end of period, EUR million	195	220	-11%

[1] Completion of the residential projects requires commissioning by the authorities.
[2] Figures include Gorelovo industrial park.

Under construction at end of period, units	12/16	12/15	Change
St. Petersburg	2,271	3,211	-29%
Moscow	2,687	1,736	55%
Russian regions	1,660	3,153	-47%



BUSINESS PREMISES AND INFRASTRUCTURE

OPERATING ENVIRONMENT

The construction of business premises and infrastructure was brisk in Finland in 2016 and new projects were started actively.

During the review period, investors' interest towards projects in prime locations was on a good level in the Finnish business premises market, but the competition over tenants remained intense. Investors' yield requirements and rental levels remained stable. The contracting market was active and several large projects were in the tendering phase.

In the Baltic countries and Slovakia, rental levels for business premises and investors' yield requirements remained stable in the review period. The contracting market was most active in Slovakia and most quiet in Latvia.

POC, EUR million	1–12/16	1–12/15	Change
Revenue	797.4	615.6	30%
Operating profit	38.1	22.7	68%
Operating profit margin, %	4.8	3.7	
Adjusted operating profit	38.1	22.7	68%
Adjusted operating profit margin, %	4.8	3.7	
Operative invested capital at end of period	183.9	168.6	9%
Return on operative invested capital (last 12 months), %	21.6	11.7	
Order backlog at end of period	1,316.3	861.6	53%

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ANNUAL REPORT 2016

Business premises, EUR million	12/16	12/15	Change
Plot reserve in the balance sheet	104.5	78.1	34%
Plot reserve, floor sq. m.	686,000	1,002,700	-32%
Cost of completion	9	13	-31%

The revenue of the segment increased by 30% year-on-year. The revenue increased especially thanks to Mall of Tripla project.

Operating profit increased by 68% to EUR 38.1 million and operating profit margin stood at 4.8% (1–12/15: 3.7%). The improvement in profitability is explained by higher revenue and the improved margin content of the order backlog.

During 2016, YIT was successful in the competitive bidding of remarkable projects. The company signed project management contracts of the Helsinki Central Library and the Myllypuro campus built for Metropolia University of Applied Sciences, among others.

In November, YIT signed an agreement of the implementation of the Tampere light rail project together with VR Track and Pöyry. YIT's share of the project amounts to approximately EUR 110 million.

The construction of the large projects such as Mall of Tripla and E18 Hamina–Vaalimaa motorway proceeded as planned.

During the reporting period, YIT strengthened its project development resources in-line with its strategy. In June, YIT announced to have established a joint venture with HGR Property Partners for new, large-scale real estate development projects in Helsinki region. The joint venture named Regenero, acquired its first property in Otaniemi, Espoo, Finland after the reporting period.

YIT's reporting structure was changed from the beginning of 2016. YIT's equipment business is reported as part of the Business Premises and Infrastructure segment instead of Other items. The reason behind the change is the integral role of the equipment as part of the segment's business, especially for special equipment in infrastructure construction.

THE LARGEST ONGOING SELF-DEVELOPED BUSINESS PREMISES PROJECTS

Project, location	Value, EUR million	Project type	Completion rate, %	Estimated completion	Sold/ for sale	Leasable area, sq. m.
Mall of Tripla, Helsinki	~600	Retail	23	2019	YIT's ownership 38.75%	85,000
Kasarmikatu 21, Helsinki	n/a	Office	36	12/17	YIT's ownership 40%	16,000
Dixi II, Tikkurila Railway Station, Vantaa	n/a	Office	87	4/17	Sold	8,900
Extension of Business Park Rantatie, Helsinki	~25	Office	49	11/17	Sold	6,000

THE LARGEST ONGOING BUSINESS PREMISES AND INFRASTRUCTURE CONTRACTS

Project	Value, EUR million	Project type	Completion rate, %	Estimated completion
E18 Hamina-Vaalimaa motorway	~260	Infra	66	12/18
Tampere light railway	~110	Other	0	12/21
Myllypuro Campus, Metropolia	~70	Infra	0	8/19
Helsinki Central Library	~50	Other	5	9/18
Naantali CHP power plant	~40	Infra	86	9/17

RESEARCH AND DEVELOPMENT

In 2016, research and development activities continued in development projects on themes derived from the strategy, and as part of the development of self-developed projects. In line with the revised strategy, development activities were enhanced and refocused based on three devel-

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opment programmes: Performance Leap, Renovation Services and Living Services. The development programmes have been supported by improvements in customer insight and the customer experience, along with strategic development related to utilising information.

The company's rapid renewal to adapt to the changing market environment was expedited through implementing internal changes in operating practices, building partnerships and engaging in deeper work with customers. The culture of experimentation was strengthened and collaboration with external stakeholders included initiatives such as innovation competitions. These help YIT expedite its renewal and further increase its competitiveness as it moves towards its vision of bringing more life into sustainable cities.

PERFORMANCE LEAP

The target for the Performance Leap development programme is to reduce the production costs of construction by at least 10% and the production costs of housing by 15% through the development of operations rather than cost cuts. The idea is to introduce more co-operation and interaction skills to YIT's existing supply chain while eliminating waste in working and operating methods.

The Performance Leap is based on improvement in areas such as the following: Ensuring competence, Design management, Partnerships and prefabricates, and Performance of worksites. Data-driven management and Building Information Models are also among the key focus areas of the programme.

RENOVATION SERVICES

The Renovation Services development programme is designed to strengthen YIT's position as a renovation company, utilising YIT's extensive project development and contracting expertise. Co-operation will also take place with the City and Project Development unit in developing the area renovation concept.

The Renovation Services development programme is used to increase renovation project volume, seek growth in renovation project development and develop the renovation of housing companies and entire areas; for example, by creating new concepts.

LIVING SERVICES

The Living Services development programme is designed to develop new business and business models that support housing by offering solutions and services that make the customer's life easier. The development programme also focuses on improving and digitalising the customer experience further.

The development programme involves digitalising the customer path, growing the service business and creating new business models and businesses based on data.

ADDED VALUE AND NEW BUSINESS THROUGH INTELLIGENCE

Data is continuously accumulated in tremendous amounts through services, devices, processes and statistics. Data will assume a central role in the business and it can be harnessed as a competitive advantage by creating value for the business and the customer. Combining external and internal data provides a clearer view to support operations and management, as well as more accurate forecasts on matters such as customer behaviour and demand trends. Modern solutions help turn data into value and competitive advantage faster, more cost-efficiently and more reliably.

Data also makes it possible to pursue entirely new business models. In Housing, the focus areas of development in 2016 included electronic customer channels, profitability control methods and the product offering. YIT launched the new flexible Smartti housing concept and started nine Smartti projects in different parts of Finland, consisting of more than 400 apartments in total. In Russia, the YIT Service business was developed by harmonising the operating model, processes and systems. In addition to improving customer service, focus was put on developing, testing and duplicating additional services.

In the Business Premises and Infrastructure segment, the focus was particularly on development work related to the customer experience and customer relationships. Active development efforts continued in relation to urban development, hybrid projects, care projects and other concepts. As a prime example of the successful development of large-scale projects, good progress was made in the Tripla project in Central Pasila. Alliance projects, public-private partnership projects and other co-operative projects and related competencies were also actively developed. Under the theme of data-driven management, an IoT-based solution was developed to increase the efficiency of operations and decision making in the road maintenance business.

Strategic information management projects saw the development and implementation of solutions for business analysis and reporting, production control, online services, the management of basic personal data, co-operation between teams, internal communication and information security.

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Other Group-wide development themes in 2016 were occupational safety, quality and responsibility. In addition to actual development work, focus was also put on reviewing policies and procedures related to intellectual property rights. In the scientific community, more systematic co-operation with key educational institutions was implemented, including participation in several research projects.

The Group's research and development costs in 2016 amounted to EUR 15.8 million (1–12/2015: EUR 15.8 million), representing 1% (1–12/2015: 1%) of the Group's IFRS revenue.

RESOLUTIONS PASSED AT THE ANNUAL GENERAL MEETING

The Annual General Meeting of YIT Corporation held on March 15, 2016, adopted the 2015 financial statements and discharged the members of the Board of Directors and the President and CEO from liability. The Annual General Meeting decided on the dividend payout, the composition of the Board of Directors and their fees, the election of the auditor and its fees as well as authorising the Board of Directors to decide on the repurchase of company shares and share issues and on establishing the Shareholders' Nomination Board.

It was decided that a dividend of EUR 0.22 would be paid per share, or a total of EUR 27.6 million, as proposed by the Board of Directors, and that the remainder of the earnings would be retained in distributable equity. No dividend was paid on treasury shares. The right to a dividend rested with a shareholder who, by the record date of March 17, 2016, had been entered as a shareholder in the company's shareholder register maintained by Euroclear Finland Ltd. It was decided that the dividend would be paid on April 4, 2016.

The Annual General Meeting resolved to elect a Chairman, Vice Chairman and three ordinary members to the Board of Directors, namely: Matti Vuoria as Chairman, Juhani Pitkäkoski as Vice Chairman and Satu Huber, Erkki Järvinen and Inka Mero as members.

It was resolved to pay the Board of Directors remuneration as follows: the Chairman EUR 6,600 per month (EUR 79,200 per year), the Vice Chairman EUR 5,000 per month (EUR 60,000 per year) and the Board members EUR 3,900 per month (EUR 46,800 per year), as well as an attendance fee of EUR 550 per meeting. In addition, the members of Board Committees are paid an attendance fee of EUR 550 for each committee meeting. Per diems for trips in Finland and abroad are paid in accordance with the state's travel compensation regulations.

PricewaterhouseCoopers, Authorised Public Accountants, was elected as the company's auditor, with Juha Wahlroos, Authorised Public Accountant, as chief auditor. The auditor's fees are paid against the invoices approved by the company.

The Annual General Meeting authorised the Board of Directors to decide on the purchase of company shares as proposed by the Board of Directors. The authorisation covers the purchasing of a maximum of 10,760,000 company shares using the company's unrestricted equity. The authorisation is valid until March 31, 2017. The authorisation reversed the authorisation to purchase the company's own shares issued by the Annual General Meeting on March 18, 2015.

The Annual General Meeting authorised the Board of Directors to decide on share issues as proposed by the Board of Directors. The authorisation can be used in full or partially by issuing shares in the company in one or more share issues so that the total number of shares issued is 25,000,000. The Board of Directors has the right to decide on all of the terms and conditions of the share issues.

The share issue authorisation also includes the Board of Director's authorisation to decide on the transfer of a maximum of 12,400,000 treasury shares irrespective of the purpose for which the treasury shares originally were acquired. The authorisation reversed the authorisation to decide on share issues by the Annual General Meeting on March 18, 2015. The authorisation is valid until March 31, 2017.

The Annual General Meeting decided to establish a Shareholders' Nomination Board, to prepare proposals on the election and remuneration of the members of the Board of Directors for the Annual General Meeting. The standing order of the Shareholders' Nomination Board was confirmed according to the proposal of the Board of Directors. The decision is valid for an indefinite period, until otherwise decided by the General Meeting.

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ORGANISATION OF THE BOARD OF DIRECTORS

YIT Corporation's Board of Directors held its organisational meeting on March 15, 2016. In the meeting, the Board decided on the composition of the Personnel Committee and the Audit Committee.

From among its number, the Board elected Matti Vuoria as chairman and Satu Huber and Inka Mero as members of the Personnel Committee. From among its number, the Board elected Erkki Järvinen as chairman and Satu Huber and Juhani Pitkäkoski as members of the Audit Committee.

ORGANISATIONAL CHANGES AND CHANGES IN COMPANY MANAGEMENT

As of January 1, 2016 The Group Management Board comprised of:

- Kari Kauniskangas, Chairman, President and CEO of YIT Corporation
- Tero Kiviniemi, Vice Chairman, YIT Corporation's Executive Vice President, Head of Business Premises and Infrastructure segment
- Timo Lehtinen, Chief Financial Officer
- Teemu Helppolainen, Head of Housing Russia segment
- Antti Inkilä, Head of Housing Finland and CEE segment
- Juhani Nummi, Senior Vice President, Business Development
- Pii Raulo, Senior Vice President, Human Resources

During the year, changes took place in YIT Corporation's Management Board. In September, YIT Corporation's Board of Directors nominated M.Sc. (Econ.) Esa Neuvonen as Group's new Chief Financial Officer and as the member of the management board, replacing Timo Lehtinen. Neuvonen started in his new position on November 7, 2016. M.Sc. (Tech.), D.Sc. (Adm.) Juha Kostiainen was nominated as a member of Group Management Board as of October 1, 2016. He took the lead and responsibility of the Group's Sustainable Urban Development operations.

As of the beginning of 2016, the segment management boards took the role of the extended management board.

In 2015 YIT reorganised its Russian operations to better match the changed demand situation. The division structure of YIT's Russian operations was revised. As of January 1, 2016, the divisions are St. Petersburg, Moscow (City and region) and Russian regions (Rostov-on-Don, Yekaterinburg, Kazan and Tyumen). Part of the support functions are centralised to serve all divisions. In addition, a separate YIT Service Russia business unit was established to better exploit the opportunities in serving the over 20,000 customers. The business unit is responsible for the maintenance of the delivered YIT projects in all operating cities. In connection to the reorganisation, YIT targets to reduce fixed costs related to the Russian operations to match the decrease in sales and the production volume.

CORPORATE GOVERNANCE STATEMENT

YIT has prepared a separate Corporate Governance Statement for 2016 in accordance with the recommendation of the Finnish Corporate Governance Code. The statement is published on our website.

PERSONNEL

Personnel by business segment	1–12/16	1–12/15	Change
Housing Finland and CEE	1,695	1,719	-1%
Housing Russia	1,428	1,582	-10%
Business Premises and Infrastructure	1,940	1,847	5%
Group Services	198	192	3%

Personnel by geographical area	1–12/16	1–12/15	Change
Finland	3,120	3,104	1%
Russia	1,418	1,569	-10%
The CEE countries	723	667	8%
Group, total	**5,261**	**5,340**	**-1%**

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Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 In 2016, the Group employed 5,361 people on average (1–12/15: 5,613). Personnel expenses totalled EUR 250.3 million (1–12/15: EUR 244.0 million). The cost effect of YIT’s share-based incentive scheme was approximately EUR 3.2 million (1–12/15: EUR 2.1 million). ration and as a member of the Group Management Board, replacing Timo Lehtinen. Neuvonen has taken up his position in the beginning of November. Juha Kostiainen, M.Sc. (Tech.), D.Sc. (Adm.), was appointed as a member of the Group Management Board starting from 1 October. He is responsible for the Group’s Sustainable Urban Development function. Personnel-related focus areas in 2016 included the recruitment of salaried employees, assign-ing resources to demanding projects and internal job rotation, the management of trainees, participatory and motivating leadership, occupational safety and the ability to work, project management and increasing customer insight. The organisation also implemented a system that includes personnel master data. CORPORATE RESPONSIBILITY The key premise and objective of YIT’s approach to responsibility is to create added value for all stakeholders through the company’s core business. Termed Sustainable urban environ-ments, this approach is focused on creating ecologically, socially and economically sustainable urban environments that also allow YIT to utilise its diverse expertise. In relation to the aforementioned focus areas, several internal resource allocation measures and external recruitment measures were carried out in both Finland and abroad to proactively ensure that several demanding projects will have competent resources who are familiar with YIT’s operating models. Managers were also trained in more participatory leadership practices and more than 100 salaried employees completed a comprehensive project management training programme. The number of trainee and thesis writing positions in the Group exceeded 700 in 2016. Approximately 10% of the trainees were signed on permanent contracts. A pilot was started late in the year to give highly experienced employees who passed aptitude interviews the opportunity to undergo further training to qualify for supervisory duties. The process of updating the employee satisfaction survey in accordance with the new strategy was started late in the year. The new survey will be conducted for the first time in autumn 2017. A sustainable urban environment means, among other things, a denser urban structure and effective public transport. The Lauttis shopping centre completed in Helsinki’s Lauttasaari dis-trict in 2016 is one example of such an environment. The shopping centre was built at the site of a future metro station, at the same time enabling complementary residential construction that makes the urban structure denser. Lauttis is a good example of a hybrid project that suc-cessfully combines infrastructure construction, business premises construction and residential construction expertise in a densely built urban environment. In Helsinki’s Kruunuvuorenranta neighbourhood, light art is used to create a stronger sense of comfort and security in a new residential area. Artist Kari Alonen’s creation Valon virta (Stream of Light) is now part of YIT’s apartment building project in the area. It features a ball that slowly changes colour, with the light appearing to roll downward. Designed with aesthetics as the first priority, the work of art changes with the seasons and its different colours bring energy and pleasure to the local residents. In occupational safety, the focus was particularly on proactive measures and planning in accordance with the annual calendar, making observations and improving the quality of safety rounds by management. The accident frequency (number of accidents per one million working hours) decreased during the year to 9.8 (1–12/15: 10.0). The number of sick days resulting from accidents fell by approximately 45% from the previous year. Sadly, there was one fatal accident in Russia in 2016, which led to immediate changes in operating methods and discussion events aimed at influencing attitudes. In the area of occupa-tional safety, YIT continues to have a strong focus on proactive measures, and the company will continue to engage all those who work at construction sites to work together to ensure on-site safety. In the Slovakian capital Bratislava, YIT has continued its Stein area development project. The new residential area is being built in Bratislava’s Old Town, where the Stein brewery once stood, with respect for the local character and the old buildings around it. In addition to residential buildings and business premises, the project will bring new infrastructure, green areas and open spaces for public use. The area has excellent public transport links, a central location and a wide variety of services nearby. There were changes in YIT’s Group Management Board during the review period. In September, YIT’s Board of Directors appointed Esa Neuvonen, M.Sc. (Econ.), as the new CFO of YIT Corpo-88

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ANNUAL REPORT 2016

STRATEGIC OBJECTIVES AND THE OUTCOME IN 2016

The YIT Board of Directors approved the company's renewed strategy for the next three-year period on September 26, 2016. The engine for growth and profitability is urban development involving partners.

The capital release programme worth EUR 380 million established for the previous strategy period was completed, and for some sub-areas, the objectives were exceeded. The improvement of the capital turnover will continue as a part of normal business. Starting from the beginning of this year, it is not expected to have a significant impact on the profitability development. Capital is released from Russia and invested in growth centres in Finland and the CEE countries.

Along with the renewed strategy, the company's Board of Directors confirmed also the financial targets and specified the cash flow target. Going forward, the cash flow target is operating cash flow after investments sufficient for paying dividends. Previously, the company has communicated that the target is to have sufficient operating cash flow after investments for paying dividends and reducing debt. However, the aim is not to increase the net debt level. The surplus of cash flow will be used to accelerate the growth. At the same time, the improvement of the key figures is expected to be realised primarily through improvement of the company's profitability and operative result. Other long-term targets remain unchanged.

YIT's strategy and financial targets were described at YIT's Capital Markets Day on September 29, 2016, in Bratislava, Slovakia. The presentation materials and recordings from the Capital Markets Day are available at www.yitgroup.com/investors.

Long-term financial targets	Target level	Outcome 2016
Revenue growth	5–10% annually on average	8%, 9%[1]
Return on investment	15%	4.7%
Operating cash flow after investments	Sufficient for paying dividends	EUR -43.1 million
Equity ratio	40%	35.1%
Dividend payout	40–60% of net profit for the period	373.3%[2] (95.3%)[3]

The target levels are based on segment reporting (POC).
[1] At comparable exchange rates
[2] Board of Directors' proposal to Annual General Meeting
[3] Calculated with adjusted EPS

MOST SIGNIFICANT SHORT-TERM BUSINESS RISKS

The general economic development, functioning of the financial markets and the political environment in YIT's operating countries have a significant impact on the company's business. Negative development in consumers' purchasing power, consumer or business confidence, the availability of financing for consumer or business, or interest rates would likely weaken the demand for YIT's products and services. A drop in residential prices or an increase in investors' yield requirements would pose a risk for the profitability of the company, should these factors materialise.

There is still significant uncertainty related to the economic development of Russia, although the situation seems to have stabilised. The volatility of the oil price and the ruble, geopolitical tensions and inflation may have an influence on the demand for apartments due to a weakening in purchasing power and consumer confidence. Declining purchasing power also impacts the development of residential prices. The mortgage subsidy programme of the Russian state ended at the end of 2016, which may impact the housing demand.

In 2016, Finland accounted for 75% of the company's revenue, which highlights the significance of Finland's economic development for YIT's business. The slowing recovery of the Finnish economy and the indebtedness of the public sector may weaken consumers' purchasing power and general confidence, which would have a negative impact on the demand for apartments and business premises. A persistent increase of public sector debt could also make it more difficult to finance infrastructure investments. Investors have played a central role in YIT's Finnish business in recent years. An increase in price levels, rental accommodation and / or weakening in tenant demand on the business premises or residential market and better yield of alternative investments could lead to a significant decrease in investor demand.

Ensuring competitive products and services corresponding to customer demand is critical for YIT's business. Changes in customer preferences and in the offerings of competitors present risks related to the demand for the company's products and services. New competitors, business models and products on the housing market may present risks related to the demand for the company's products and services.

In Finland, the availability of the resources needed for growing the production volume might prevent increasing the production as planned. Competitors' need for resources also presents a risk of losing key personnel and expertise.

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Most of the company's business is project business, meaning that successful project management plays an integral role in ensuring the company's profit. The most significant project management risks are related to factors such as pricing, planning, scheduling, procurement, cost management and, in the company's self-developed business, also the management of sales risk. YIT's major business premises and infrastructure projects in Finland, such as the Tripla project and the E18 Hamina-Vaalimaa motorway, make up a significant share of the company's expected revenue in coming years, meaning that successful project management in the projects is integral.

Changes in legislation and authorities' permit processes may slow down the progress of projects or prevent them from being realised. There are uncertainty factors related to authorities' actions, permit processes and their efficiency particularly in Russia and the CEE countries.

The improvement of the capital turnover will continue as a part of normal business. The company's target is to decrease the invested capital in Russia by approximately RUB 6 billion (approximately EUR 80 million) by the end of 2018. Measures to release capital in a challenging market situation involve the risk of financial losses.

The most significant financial risks are the risks related to foreign exchange rate development and the availability of financing. The Group's most significant currency risk is related to ruble-denominated investments. Further information can be found in the Capital structure and liquidity position section. More information on financial risks and their management is provided in Note 28 to the financial statements.

SHARES AND SHAREHOLDERS

The company has one series of shares. Each share carries one vote and confers an equal right to a dividend.

SHARE CAPITAL AND NUMBER OF SHARES

YIT Corporation's share capital and the number of shares outstanding did not change during the year. YIT Corporation's share capital was 149,216,748.22 euros in the beginning of 2016 (2015: EUR 149,216,748.22) and the number of shares outstanding was 127,223,422 (2015: 127,223,422).

TREASURY SHARES AND AUTHORISATIONS OF THE BOARD OF DIRECTORS

The Annual General Meeting of YIT Corporation resolved on March 15, 2016, to authorise the Board of Directors to decide on the repurchase of company shares and share issues as proposed by the Board of Directors. The authorisation is valid until March 31, 2017. The share issue authorisation also includes an authorisation to decide on the conveyance of treasury shares.

YIT Corporation held 1,644,581 treasury shares at the beginning of the year 2016. During the year, 2,186 shares were returned to the company in accordance with the terms and conditions of the sharebased incentive scheme, after which the company held 1,646,767 treasury shares at the end of December.

TRADING ON SHARES

The opening price of YIT's share was EUR 5.12 on the first trading day of 2016. The closing price of the share on the last trading day of the year on December 30, 2016, was EUR 7.59. YIT's share price increased by approximately 48% during the year. The highest price of the share during the year was EUR 8.07, the lowest EUR 4.32 and the average price was EUR 6.14. Share turnover on Nasdaq Helsinki in 2016 was approximately 127.8 million (1–12/15: 157.9 million) shares. The value of the share turnover was approximately EUR 784.5 million (1–12/15: EUR 883.8 million), source: Nasdaq Helsinki.

During the year, approximately 134.9 million (1–12/15: 98.1 million) YIT Corporation shares changed hands in alternative market places, corresponding to approximately 51% (1–12/15: 38%) of the total share trade, source: Fidessa Fragmentation Index.

YIT Corporation's market capitalisation on the last trading day of the year on December 30, 2016 was EUR 953.1 million (December 31, 2015: EUR 658.0 million).The market capitalisation has been calculated excluding the shares held by the company.

NUMBER OF SHAREHOLDERS AND FLAGGING NOTIFICATIONS

At the end of 2016, the number of registered shareholders was 40,016 (12/15: 41,944) and a total of 29.5% of the shares were owned by nominee-registered and non-Finnish investors (12/15: 26.3%).

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Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 During the year YIT received the following announcements under Chapter 9, Section 5 of the Securities Markets Act: . On January 12, 2016, the holding of the mutual funds managed by BlackRock, Inc. in YIT had exceeded the threshold of 5 per cent. On January 13, 2016, the holding of the mutual funds managed by BlackRock, Inc. in YIT had gone below the threshold of 5 per cent. On January 22, 2016, the holding of the mutual funds managed by BlackRock, Inc. in YIT had exceeded the threshold of 5 per cent. On January 29, 2016, the holding of the mutual funds managed by BlackRock, Inc. in YIT had gone below the threshold of 5 per cent. On February 1, 2016, the holding of the mutual funds managed by BlackRock, Inc. in YIT had exceeded the threshold of 5 per cent. On February 11, 2016, the holding of the mutual funds managed by BlackRock, Inc. in YIT had gone below the threshold of 5 per cent. On February 12, 2016, the holding of the mutual funds managed by BlackRock, Inc. had exceeded the threshold of 5 per cent. On February 15, 2016, the holding of the mutual funds managed by BlackRock, Inc. in YIT had gone below the threshold of 5 per cent. On January 25, 2016, the holding of Polaris Capital Management, LLC. in YIT had gone below 5 per cent. On February 5, 2016, the holding of Structor S.A. in YIT had gone below the threshold of 5 per cent. On June 14, 2016, the holding of JPMorgan Chase & Co and its funds in YIT had exceeded the threshold of 5 per cent. On June 28, 2016, the holding of JPMorgan Chase & Co and its funds in YIT had gone below the threshold of 5 per cent. On October 10, 2016, the holding of JPMorgan Chase & Co and its funds in YIT had exceeded the threshold of 5 per cent. On October 18, 2016, the holding of JPMorgan Chase & Co and its funds in YIT had gone below the threshold of 5 per cent. . . . . . . . . . . . . . 91

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MAJOR SHAREHOLDERS, DECEMBER 31, 2016

	Shareholder	Shares	% of shares and voting rights
1	Varma Mutual Pension Insurance Company	12,000,000	9.43
2	Herlin Antti	4,710,180	3.70
3	OP funds	3,556,859	2.80
4	Elo Mutual Pension Insurance Company	3,335,468	2.62
5	The State Pension Fund	2,600,000	2.04
6	Danske Invest funds	2,583,762	2.03
7	Nordea funds	1,894,419	1.49
8	YIT Oyj	1,646,767	1.29
9	Etera Mutual Pension Insurance Company	1,410,000	1.11
10	Aktia funds	1,217,663	0.96
11	Mandatum Life Insurance Company Ltd.	1,000,000	0.79
12	Ilmarinen Mutual Pension Insurance Company	887,573	0.70
13	Brotherus Ilkka Johannes	844,740	0.66
14	Evli funds	795,738	0.63
15	OP-Eläkekassa	725,000	0.57
	200 largest shareholders total	71,319,817	56.06
	Nominee registered	36,810,954	28.93
	Other shares	19,092,651	15.01
	Total	**127,223,422**	**100.00**

OWNERSHIP BY NUMBER OF SHARES HELD, DECEMBER 31, 2016

Number of shares	Shareholders	%	Shares	%
1–100	10,076	25.18	622,861	0.49
101–500	15,587	38.95	4,441,811	3.49
501–1,000	6,484	16.20	5,179,992	4.07
1,001–5,000	6,554	16.38	14,574,792	11.46
5,001–10,000	758	1.89	5,442,568	4.28
10,001–50,000	426	1.07	8,559,040	6.73
50,001–100,000	56	0.14	3,971,745	3.12
100,001–500,000	51	0.13	11,152,654	8.77
500,001–	24	0.06	73,277,959	57.60
Total	**40,016**	**100.00**	**127,223,422**	**100.00**

OWNERSHIP BY SECTOR DECEMBER 31, 2016


10.60%
29.50%
4.10%
10.60%
17.70%
27.50%
Nominee registered and non-Finnish holders
Households
General government
Financial and insurence corporations
Non-profit institutions
Non-financial corporations and housing corporations

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ANNUAL REPORT 2016

BOARD OF DIRECTORS' AND MANAGEMENT'S SHAREHOLDING, DECEMBER 31, 2016

	Number of shares	% of share capital
The Board of Directors	55,100	0.04
President and CEO	17,624	0.01
Deputy to the President and CEO	10,692	0.01
The Group's Management Board excluding the President and CEO and his deputy	16,951	0.01
Total	**100,367**	**0.08**

The information is based on the shareholder register maintained by Euroclear Finland Ltd.

Each nominee-registered shareholder is recorded in the share register as a single shareholder. The ownership of many investors can be managed through one nominee-registered shareholder.

OTHER IMPORTANT EVENTS DURING THE REVIEW PERIOD

YIT specified its guidance in connection with the January–June Interim Report published on July 28, 2016. According to the specified guidance, the Group revenue growth was estimated to be in the range of 5–10% at comparable exchange rates. The earlier guidance estimated the Group revenue growth to be in the range of 0 and 10% at comparable exchange rates. The guidance related to the adjusted operating profit estimated the adjusted operating profit to grow from the level of 2015 (EUR 76.0 million) and the guidance was not specified during the year.

EVENTS AFTER THE REVIEW PERIOD

In January, residential sales to consumers were around 150 units in Finland (1/16: around 70), around 80 units in the CEE countries (1/16: around 50) and around 150 units in Russia (1/16: around 200).

OUTLOOK FOR 2017

GUIDANCE (SEGMENT REPORTING, POC)

The Group revenue is estimated to grow by 0–10%.

The adjusted operating profit is estimated to be in the range of EUR 90–105 million.

The adjusted operating profit does not include material reorganisation costs, impairment or other items impacting comparability.

In addition to the market outlook, the 2017 guidance is based on the following factors: at the end of the year the company's order backlog was solid and 60% of it was sold. Projects already sold or signed pre-agreements are estimated to contribute nearly 50% of 2017 revenue.

The increased share of consumer sales in Housing Finland and CEE is likely to have a moderate positive impact on the adjusted operating profit of the segment. The impacts of the shift to consumers will be visible in the result gradually.

In Housing Russia, the adjusted operating profit is estimated to be positive but to remain on a low level. Capital release actions in Russia are likely to have a negative impact on the profitability.

The first quarter of 2017 is expected to be the weakest quarter in terms of the adjusted operating profit, but to improve slightly year-on-year.

MARKET OUTLOOK

FINLAND

Consumer demand is estimated to remain on a good level and to focus on small, functional and affordable apartments in growth centres. The investor activity is estimated to decline slightly and even more focus will be paid on the location. Residential price polarisation is estimated to continue especially between growth centres and the rest of Finland. Access to mortgage financing is estimated to remain good.

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Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 BOARD OF DIRECTORS’ PROPOSAL FOR THE DISTRIBUTION OF DISTRIBUTABLE EQUITY The tenants’ interest for business premises is estimated to pick up slightly in growth centres. The real estate investors’ activity is expected to remain on a good level with focus on prime locations in the capital region. Business premises contracting is estimated to remain active. New infrastructure projects are estimated to revitalise the market. The parent company’s distributable equity on December 31, 2016 was EUR 300,765,965.99, of which the net profit for the financial year was EUR 24,683,263.27. The increased competition for skilled labour due to high construction activity is expected to continue. Construction costs are estimated to increase slightly. Construction volume growth is expected to slow down. Bank regulation and increased capital requirements of financial institutions might have an impact on the construction and real estate development. The Board of Directors proposes to the Annual General Meeting that a dividend of EUR 0.22 per share be paid, resulting in a total amount of proposed dividends of EUR 27,626,864.10. After the distribution of dividends, the remaining profits will be left in the company’s distributa-ble assets. RUSSIA The Russian economy is expected to remain stable on the current level. Stabilisation of the economy is estimated to have a moderate, positive impact on the residential market. Res-idential prices are expected to remain stable. The ending of the state mortgage subsidy programme might have an impact on the housing demand, however the significance of the programme has diminished due to decreased interest rate levels. Residential demand is expected to focus on small and affordable apartments especially also in Russia. Construction cost inflation is estimated to moderate. No significant changes have taken place in the company’s financial position after the end of the financial year. The company’s liquidity is good and, in the view of the Board of Directors, the proposed dividend payout does not jeopardise the company’s solvency. ANNUAL GENERAL MEETING 2017 YIT Corporation’s Annual General Meeting 2017 will be held on Tuesday, March 16, 2017 starting at 10:00 a.m. in the main auditorium at Finlandia Hall, Helsinki. THE CEE COUNTRIES Residential demand is expected to remain on a good level. Residential prices are estimated to remain stable or increase slightly. Good access to financing and low interest rates are estimated to support the residential demand. Construction costs are estimated to increase slightly. The notice of the General Meeting, which contains the Board of Directors’ proposals to the Annual General Meeting, was published in its entirety as a separate stock exchange release on February 3, 2017. Also business premises tender market is estimated to pick-up in most of the CEE countries. 94

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KEY FIGURES BASED ON GROUP REPORTING (IFRS)

Condensed consolidated income statement, EUR million	2016	2015	2014
Revenue	1,678.3	1,732.2	1,778.6
Operating profit	17.7	81.6	94.8
Operating profit margin, %	1.1	4.7	5.3
Profit before taxes	-2.5	61.3	74.3
Profit for the review period	-7.1	47.2	55.8
Attributable to equity holders of the parent company	-7.1	47.2	55.9
Attributable to non-controlling interest		0.0	-0.1

Other key figures	2016	2015	2014
Operating cash flow after investments, EUR million	-43.1	183.7	151.9
Return on equity, %	-1.3	9.0	9.1
Return on investment, %	1.6	6.4	6.4
Equity ratio, %	31.2	32.9	29.2
Net interest-bearing debt, EUR million	633.1	529.0	696.0
Gearing ratio, %	112.3	101.1	129.9
Net interest-bearing debt / EBITDA	13.0	4.6	5.7
Gross capital expenditure on non-current assets, EUR million	83.5	12.0	13.9
% of revenue	5.0	0.7	0.8
Research and development expenditure, EUR million	15.8	15.8	14.5
% of revenue	0.9	0.9	0.8
Order backlog at the end of period, EUR million	3,048.2	2,467.3	2,507.1
Number of personnel at December 31	5,261	5,340	5,881
Number of personnel on average during the year	5,361	5,613	6,116

Share-related key figures	2016	2015	2014
Earnings per share, EUR	-0.06	0.38	0.44
Earnings per share, diluted, EUR	-0.06	0.37	0.44
Equity per share, EUR	4.49	4.16	4.26
Dividend per share, EUR	0.22[1]	0.22	0.18
Dividend per earnings, %	-388.8[1]	58.6	40.9
Effective dividend yield, %	2.9[1]	4.2	4.2
Price/earnings ratio (P/E)	-134.1	13.9	9.7

[1] Board of Directors' proposal to Annual General Meeting

Share price trend	2016	2015	2014
Average share price, EUR	6.14	5.65	7.35
Low, EUR	4.32	4.26	4.17
High, EUR	8.07	7.21	10.7
Closing price at December 31, EUR	7.59	5.24	4.27
Market capitalisation at 31 December, EUR million	953.1	658.0	536.2

Share turnover trend	2016	2015	2014
Share turnover, thousands	127,791	157,857	144,276
Share turnover, % of shares outstanding	101.8	125.7	114.9
Weighted average number of shares outstanding, thousands	125,577	125,582	125,587
Weighted average number of shares outstanding, diluted, thousands	127,366	126,773	126,237
Number of shares outstanding at 31 December, thousands	125,577	125,579	125,584

95

Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 KEY FIGURES BASED ON SEGMENT REPORTING (POC) 1 Attributable to equity holders of the parent company 1 Board of Directors’ proposal to Annual General Meeting 96 Share-related key figures201620152014 Earnings per share, EUR 0.06 0.160.45 Dividend per share, EUR 0.221 0.220.18 Dividend per earnings, % 373.31 137.840.0 Other key figures201620152014 Operating cash flow after investments, EUR million -43.1 183.7151.9 Return on equity, % 1.3 3.68.3 Return on investment, % 4.7 5.37.7 Equity ratio, % 35.1 35.532.4 Net interest-bearing debt, EUR million 503.9 460.8616.6 Gearing ratio, % 83.3 84.0105.0 Net interest-bearing debt / EBITDA 7.3 5.94.9 Gross capital expenditure on non-current assets, EUR million 83.5 12.013.9 % of revenue 4.7 0.70.8 Research and development expenditure, EUR million 15.8 15.814.5 % of revenue 0.9 1.00.8 Order backlog at the end of period, EUR million 2,613.1 2,172.92,125.9 Condensed consolidated income statement, EUR million201620152014 Revenue 1,783.6 1,651.21,801.2 Operating profit 52.9 65.7114.0 Operating profit margin, % 3.0 4.06.3 Profit before taxes 13.8 27.075.0 Profit for the review period1 7.4 20.056.6

Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016

FORMULAS FOR THE KEY FIGURES

Return on investment (ROI, %) = (Group's profit before taxes + interest expenses + other financial expenses +/- exchange rate differences) / (Equity + interest bearing liabilities (average)) x 100

Segment's operative invested capital = Tangible and intangible assets + goodwill + shares in associated companies and joint ventures + investments + inventories + trade receivables + other non-interest bearing operational receivables[1] - provisions - trade payables - advances received – other non-interest bearing liabilities[1]

Return on operative invested capital (%) = (Segment's operating profit) / (Segment's operative invested capital (average))

Return on equity (%) = (Net profit for the period) / (Shareholders' equity + non-controlling interest (average)) x 100

Equity ratio (%) = (Equity + non-controlling interest) / (Equity + liabilities - advances received) x 100

Net interest-bearing debt = Interest-bearing debt – cash and cash equivalents

Gearing ratio(%) = (Net interest-bearing debt) / (Equity + non-controlling interest) x 100

Net interest-bearing debt / Operating profit before depreciation and impairments = (Net interest-bearing debt) / (Operating profit before depreciation and impairments + interest expenses included in operating profit)

Gross capital expenditures = Investments in tangible and intangible assets, shares in subsidiaries, associated companies and joint ventures

Earnings per share (EUR) = (Net profit for the period (attributable to equity holders)) / (Average number of outstanding shares during the period)

Equity per share (EUR) = (Equity) / (Number of outstanding shares at the end of the period)

Dividend per share (EUR) = (Dividends distributed for the financial period) / (Number of outstanding shares at 31 December)

Dividend per earnings (%) = (Dividend per share) / (Earnings per share) x 100

Effective dividend yield (%) = (Dividend per share) / (Closing price of the share 31 December) x 100

Price per earnings ratio (P/E-ratio) = (Closing price of the share 31 December) / (Earnings per share)

Market capitalisation = (Number of shares - treasury shares) x share price on the closing date by share series

Average share price = (EUR value of shares traded during period) / (Number of shares traded during period)

Share turnover (%) = (Number of shares traded) / (Average number of outstanding shares) x 100

Adjusted operating profit = Reported operating profit – restructuring costs – impairment of assets – other adjustment items[2]

[1] Excluding items associated with taxes, distribution of profit and financial items
[2] More detailed definition is described in the accounting principles for the Financial Statements.

97

Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 YIT Corporation Financial statement 2016 99 CONSOLIDATED FINANCIAL STATEMENTS, IFRS Consolidated statement of income Statement of comprehensive income Consolidated statement of financial position Consolidated cash flow statement Consolidated statement of changes in equity Notes to the consolidated financial statements 1 Accounting principles of the financial statement 2 Segment information 3 Long-term construction contracts 4 Other operating income 5 Other operating expenses 6 Depreciation, amortisation and impairment 7 Employee benefit expenses 8 Research and development expenses 9 Financial income and expenses 10 Income taxes 11 Earnings per share 12 Tangible assets 155 PARENT COMPANY FINANCIAL STATEMENTS, FAS Income statement, Parent company Balance sheet, Parent company Cash flow statement, Parent company Notes to the Parent company financial statements 13 Intangible assets 14 Investments in associated companies and joint ventures 15 Available for sale investments 16 Non-current receivables 17 Deferred tax assets and liabilities 18 Inventories 19 Trade and other receivables 20 Cash and cash equivalents 21 Equity 22 Employee benefit obligations 23 Provisions 24 Borrowings 25 Trade and other payables 26 Nominal values and fair values of derivative instruments 27 Financial assets and liabilities by category 28 Financial risk management 29 Other lease agreements 30 Commitments and contingent liabilities 31 Subsidiaries 32 Related party transactions 99 99 100 101 102 104 155 156 157 158 171 BOARD OF DIRECTORS’ PROPOSAL FOR THE DISTRIBUTION OF DISTRIBUTABLE EQUITY AUDITOR’S REPORT KEY FINANCIAL FIGURES 172 177 98

Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 Consolidated financial statements, IFRS Consolidated statement of income Statement of comprehensive income The notes are an integral part of these consolidated financial statements. The notes are an integral part of these consolidated financial statements. 99 EUR millionNote20162015 Profit for the financial year -7.1 47.2 Items that may be subsequently recognised through profit or loss: Cash flow hedging28 0.5 0.2 - Deferred tax15 -0.1 -0.0 Change in fair value of available-for-sale assets 0.0 - Deferred tax -0.0 Change in translation differences 75.2 -32.9 Items that may be reclassified subsequently to the statement of income, total 75.6 -32.7 Items that will not be reclassified to the statement of income: Change in fair value of defined benefit pension22 -1.1 -0.0 - Deferred tax 0.2 0.0 Items that will not be reclassified to the statement of income, total -0.9 -0.0 Other comprehensive income, total 74.7 -32.7 Total comprehensive income 67.6 14.5 Attributable to Equity holders of the parent company 67.6 14.5 Non-controlling interest 0.0 EUR millionNote20162015 Revenue2 1,678.3 1,732.2 Other operating income4 12.8 16.0 Change in inventories of finished goods and in work in progress 13.0 -116.7 Production for own use 0.3 0.6 Materials and supplies -245.2 -233.5 External services -892.4 -774.9 Personnel expenses7 -250.3 -244.0 Other operating expenses5,8 -281.7 -286.0 Share of results in associated companies14 -0.6 0.0 Depreciation, amortisation and impairment6 -16.5 -12.1 Operating profit 17.7 81.6 Financial income 1.7 1.5 Exchange rate differences (net) -9.2 -7.5 Financial expenses -12.6 -14.3 Financial income and expenses, total9 -20.1 -20.3 Profit before taxes -2.5 61.3 Income taxes10 -4.7 -14.0 Net profit for the financial year -7.1 47.2 Attributable to Equity holders of the parent company -7.1 47.2 Non-controlling interests 0.0 Earnings per share for profit attributable to the equity holders of the parent company during the financial year Undiluted, EUR11 -0.06 0.38 Diluted, EUR -0.06 0.37

Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 Consolidated statement of financial position 100 The notes are an integral part of these consolidated financial statements. EUR millionNote20162015 Equity and liabilities Equity attributable to the equity holders of the parent company 21 Share capital 149.2 149.2 Legal reserve 1.5 1.5 Other reserves -0.0 Treasury shares -8.3 -8.3 Translation differences -185.0 -260.2 Fair value reserve -0.3 -0.7 Retained earnings 606.7 641.4 Total equity attributable to the equity holders of the company 563.9 523.0 Non-controlling interest 0.1 Total equity 563.9 523.1 Non-current liabilities Deferred tax liabilities17 17.6 18.5 Pension obligations22 2.1 0.9 Provisions23 44.8 40.8 Borrowings24 249.1 266.1 Other liabilities25 51.0 10.4 Total non-current liabilities 364.6 336.7 Current liabilities Trade and other liabilities25 869.1 700.3 Income tax liabilities 4.4 1.3 Provisions23 31.7 20.2 Borrowings24 450.4 385.1 Total current liabilities 1,355.5 1,106.8 Total liabilities 1,720.1 1,443.5 Total equity and liabilities 2,284.0 1,966.6 EUR millionNote20162015 Assets Non-current assets Tangible assets12 53.2 47.3 Goodwill13 8.1 10.9 Other intangible assets13 11.9 14.1 Investments in associated companies and joint ventures14 63.5 0.7 Available-for-sale financial assets15 0.4 0.4 Interest-bearing receivables16 33.5 Other receivables16 4.2 3.7 Deferred tax receivables17 54.2 40.5 Total non-current assets 229.1 117.7 Current assets Inventories18 1,746.6 1,528.4 Trade and other receivables3,19 235.4 187.6 Tax receivables 6.5 10.7 Cash and cash equivalents20 66.4 122.2 Total current assets 2,054.9 1,848.9 Total assets 2,284.0 1,966.6

Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 Consolidated cash flow statement The notes are an integral part of these consolidated financial statements. 101 EUR millionNote20162015 Cash flow from investing activities Acquisition of subsidiaries, net of cash acquired -1.0 -6.2 Purchases of tangible assets12 -13.9 -6.6 Purchases of intangible assets13 -5.2 -4.9 Acquisition of associated companies and joint ventures14 -63.6 -0.1 Proceeds from sale of associated companies and joint ventures 1.1 Proceeds from sale of tangible and intangible assets 3.3 5.4 Proceeds from sale of available-for-sale financial assets 0.0 0.4 Continuing operations, total -79.2 -12.1 Net cash used in investing activities -79.2 -12.1 Operating cash flow after investments -43.3 182.3 Cash flow from financing activities Proceeds from borrowings24 50.0 125.0 Repayment of borrowings24 -131.4 -203.9 Change in loan receivables -0.6 2.6 Change in current borrowings, net24 91.3 -160.5 Payments of financial leasing debts -0.0 -0.1 Dividends paid and other distribution of assets -27.6 -22.6 Continuing operations, total -18.4 -259.5 Net cash used in financimg activities -18.4 -259.5 Net change in cash and cash equivalents -61.7 -77.1 Cash and cash equivalents at the beginning of the financial year 122.2 199.4 Foreign exchange rate effect on cash and cash equivalents 6.0 -0.1 Cash and cash equivalents at end of period20 66.4 122.2 EUR millionNote20162015 Cash flow from operating activities Net profit for the financial year -7.1 47.2 Adjustments for: Depreciation, amortisation and impairment 16.5 12.1 Other non-cash transactions 30.3 23.4 Financial income and expenses 20.1 20.3 Gains on the sale of tangible and intangible assets -1.8 -0.8 Taxes 4.7 14.0 Total adjustments 69.8 69.1 Change in working capital: Change in trade and other receivables -76.3 23.7 Change in inventories -83.5 91.4 Change in trade and other payables 181.9 11.0 Total change in working capital 22.0 126.2 Interest paid -33.0 -35.9 Other financial items, net -8.2 -1.7 Interest received 1.6 1.5 Dividends received 0.0 0.2 Taxes paid -9.1 -10.9 Continuing operations, total -48.6 195.7 Discontinued operations -0.2 -1.3 Net cash used in operating activities 35.9 194.4

YIT Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016

Consolidated statement of changes in equity

		Equity attributable to equity holders of the parent company									
EUR million	Note	Share capital	Legal reserve	Other reserve	Translation difference	Fair value reserve	Treasury share	Retained earnings	Total	Non-controlling interest	Equity, total
Equity on January 1, 2015[1]		**149.2**	**1.5**	**-0.1**	**-227.3**	**-0.8**	**-8.3**	**616.1**	**530.3**	**0.3**	**530.6**
Comprehensive income											
Profit for the financial year								47.2	47.2	0.0	47.2
Other comprehensive income:											
Cash flow hedges	28					0.2			0.2		0.2
- Deferred tax						-0.0			-0.0		-0.0
Change in fair value of available for sale investments	15					0.0			0.0		0.0
- Deferred tax						-0.0			-0.0		-0.0
Change in fair value of defined benefit pension obligations	22							-0.0	-0.0		-0.0
- Deferred tax								0.0	0.0		0.0
Translation differences					-32.9				-32.9		-32.9
Comprehensive income, total					**-32.9**	**0.2**		**47.2**	**14.5**	**0.0**	**14.5**
Transactions with owners											
Dividend distribution								-22.6	-22.6		-22.6
Share-based incentive schemes	21			0.1			-0.0	1.2	1.2		1.2
Transactions with owners, total				**0.1**			**-0.0**	**-21.5**	**-21.4**		**-21.4**
Change in non-controlling interest								-0.4	-0.4	-0.3	-0.7
Changes in ownership in shares in subsidiaries, total								**-0.4**	**-0.4**	**-0.3**	**-0.7**
Equity on December 31, 2015		**149.2**	**1.5**		**-260.2**	**-0.7**	**-8.3**	**641.4**	**523.0**	**0.1**	**523.1**

[1] Comparative figures restated as a result of correction of an error relating to previous financial periods. Correction was made in 2015 financial statements. Additional information regarding the nature of the error is presented in the accouting principles.

The notes are an integral part of these consolidated financial statements.

102

Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 The notes are an integral part of these consolidated financial statements. 103 Equity attributable to equity holders of the parent company Fair Share LegalOtherTranslation valueTreasury Retained capitalreservereservedifferencereserveshare earningsTotal Non-controlling Equity, interesttotal EUR million Note Equity on January 1, 2016149.21.5-260.2 -0.7 -8.3 641.4 523.0 0.1 523.1 Comprehensive income Profit for the financial year-7.1 -7.1 -7.1 Other comprehensive income: Cash flow hedges280.5 0.5 0.5 - Deferred tax-0.1 -0.1 -0.1 Change in fair value of defined benefit pension obligations22-1.1 -1.1 -1.1 - Deferred tax0.2 0.2 0.2 Translation differences75.2 75.2 75.2 Comprehensive income, total 75.20.4-8.0 67.6 67.6 Transactions with owners Dividend distribution-27.6 -27.6 -27.6 Share-based incentive schemes210.01.1 1.1 1.1 Transactions with owners, total 0.0-26.5 -26.5 -26.5 Change in non-controlling interest-0.2 -0.2 -0.1 -0.3 Changes in ownership in shares in subsidiaries, total -0.2 -0.2 -0.1 -0.3 Equity on December 31, 2016149.21.5-185.0 -0.3 -8.3 606.7 563.9 563.9

YIT Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016

Notes to the consolidated financial statements

1. ACCOUNTING PRINCIPLES OF THE FINANCIAL STATEMENT

GENERAL INFORMATION

YIT Group provides services for the construction sector. The services provided by the Group companies include construction services for the industrial and public sectors, residential construction services for consumers and road maintenance services in Finland. Furthermore, in Russia the Group provides after-sales service and maintenance for consumer customers' new homes. The market areas are Finland, Russia, the Baltic countries, the Czech Republic, Slovakia and Poland. The Group has three segments: Housing Finland and CEE, Housing Russia and Business Premises and Infrastructure.

The parent company is domiciled in Helsinki, and its registered address is Panuntie 11, 00620 Helsinki, Finland. The parent company's shares have been listed on Nasdaq OMX Helsinki Oy Helsinki stock exchange since 1995.

Copies of the consolidated financial statements are available at www.yitgroup.com or the parent company's head office, address Panuntie 11, 00620 Helsinki, Finland. YIT Corporation's Board of Directors approved these consolidated financial statements for publication in its meeting held on February 2, 2017. In accordance with the Finnish Companies Act, shareholders may approve or reject the financial statements in an Annual General Meeting held after their release. The General Meeting also has the right to pass a resolution on changing the financial statements.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PREPARATION

The consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards (IFRS). All of the IAS/IFRS standards and SIC/IFRIC interpretations approved by the EU Commission by December 31, 2015 have been complied with. International Financial Reporting Standards refer to the Finnish Accounting Act and related legal code based on EU regulation 1606/2002 concerning the adoption of IFRS standards and interpretations in the EU. The notes to the consolidated financial statements also comply with the Finnish GAAP and the Companies Act that complement the IFRS standards. In the financial statements the figures are presented in million euros doing the roundings on each line, which may cause some rounding inaccuracies in column and total sums.

The consolidated financial statements have been prepared under the historic cost convention, as modified by revaluation of available-for-sale investments, financial assets and liabilities at fair value through profit and loss and derivative instruments at fair value. Share-based payments are measured at fair value at the time of granting.

In the 2015 financial statements, an error pertaining to previous financial periods was corrected. The error was due to the incorrect processing of area costs in the project reporting on YIT's Russian subsidiaries. In accordance with retrospective accounting for errors pursuant to IAS 8, the overvaluation of work-in-progress inventory resulting from the error has been corrected in the opening equity on the balance sheet for 2014 and was as follows: work-in-progress inventory EUR -10.0 million, deferred tax assets EUR +2.0 million, and equity EUR -8.0 million. The error did not have any effect on the result for 2014 and 2015, nor did it have any cash flow effect. Correcting the error has only a minor effect on the key figures for previous periods presented in the financial statements dated December 31, 2015, and they have therefore not been adjusted.

APPLICATION OF REVISED STANDARDS AND INTERPRETATIONS AS FROM JANUARY 1, 2016

The consolidated financial statements have been prepared according to the same accounting principles as in 2015, with the exception of the following new standards, interpretations and revisions to existing standards that the Group has applied from January 1, 2016.

- Annual Improvements to IFRSs 2012–2014 cycle: The latest annual improvements clarify:
  - IFRS 5 – when an asset (or disposal group) is reclassified from 'held for sale' to 'held for distribution' or vice versa, this does not constitute a change to a plan of sale or distribution and does not have to be accounted for as such
  - IFRS 7 – specific guidance for transferred financial assets to help management determine whether the terms of a servicing arrangement constitute 'continuing involvement' and, therefore, whether the asset qualifies for derecognition
  - IFRS 7 – that the additional disclosures relating to the offsetting of financial assets and financial liabilities only need to be included in interim reports if required by IAS 34

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Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 . IAS 19 – that when determining the discount rate for post-employment benefit obligations, it is the currency that the liabilities are denominated in that is important and not the country where they arise IAS 34 – what is meant by the reference in the standard to ‘information disclosed elsewhere in the interim financial report’ and adds a requirement to cross-reference from the interim financial statements to the location of that information. combination are measured initially at their fair values at the acqui-sition date. The Group recognises any non-controlling interest in the acquiree on an acquisition-by-acquisition basis, either at fair value or at the non-controlling interest’s proportionate share of the recognised amounts of acquiree’s identifiable net assets. ASSOCIATED COMPANIES The consolidated financial statements include associated companies in which the YIT Group has a significant influence but not a controlling interest. Generally, this accompanies a shareholding of between 20% and 50% of the voting rights. Associated companies have been con-solidated using the equity method. If the Group’s share of associates’ losses exceeds the carrying amount, losses in excess of the carrying amount are not consolidated unless the Group has committed itself to fulfilling the obligations of the associates. Unrealised profits between the Group and associates have been eliminated in accordance with the Group’s holding. If an investment in an associate includes the goodwill arising from acquisition, it will be tested for impairment. . Acquisition-related costs are expensed as incurred. If the business combination is achieved in stages, the acquisition date carrying value of the acquirer’s previously held equity interest in the acquiree is re-measured to fair value at the acquisition date; any gains or losses arising from such re-measurement are recog-nised in profit or loss. The changes do not have any material impact on the information presented in the consolidated financial statements. CONSOLIDATION SUBSIDIARIES Subsidiaries are all companies (including structured entities) in which the Group exercises control. The criteria for control are ful-filled when the Group is exposed, or has rights, to variable returns from its involvement with the company and has the ability to affect those returns through its power over the company. Subsidiaries are consolidated in the consolidated financial statements from the date when the Group obtains control, while subsidiaries divested are consolidated up to the date when control ceases. JOINT VENTURES The Group applies IFRS 11 to all joint arrangements. Under IFRS 11 investments in joint arrangements are classified as either joint operations or joint ventures depending on the contractual rights and obligations of each investor. The Group’s management has assessed the nature of its joint arrangements and determined them to be joint ventures. Joint ventures are accounted for using the equity method. Any contingent consideration to be transferred by the Group is recognised at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration that is deemed to be an asset or liability is recognised in accordance with IAS 39 either in profit or loss or as a change to other com-prehensive income. Contingent consideration that is classified as equity is not re-measured, and its subsequent settlement is accounted for within equity. Under the equity method of accounting, interests in joint ventures are initially recognised as cost and adjusted thereafter to recog-nise the Group’s share of the post-acquisition profits or losses and movements in other comprehensive income. When the Group’s share of losses in a joint venture equals or exceeds its interests in the joint ventures (which includes any long-term inter-ests that, in substance, form part of the Group’s net investment in the joint ventures), the Group does not recognise further losses, The Group applies the acquisition method to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair values of the assets transferred, the liabili-ties incurred to the former owners of the acquiree and the equity interests issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a con-tingent consideration arrangement. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business Inter-company transactions, balances and unrealised gains on transactions between Group companies are eliminated. Unre-alised losses are also eliminated. When necessary, amounts reported by subsidiaries have been adjusted to conform with the Group’s accounting policies. 105

Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016

unless it has incurred obligations or made payments on behalf of the joint ventures.

Unrealised gains on transactions between the Group and its joint ventures are eliminated to the extent of the Group's interest in the joint ventures. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of the joint ventures have been changed where necessary to ensure consistency with the policies adopted by the Group.

TRANSACTIONS WITH NON-CONTROLLING INTEREST

The Group treats transactions with non-controlling interest as transactions with equity owners. When the Group purchases from non-controlling interest, the difference between any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary is recorded in equity. Gains or losses on disposals to non-controlling interest are also recorded in equity.

When the Group ceases to have control, any remaining interest in the entity is re-measured at fair value on the date control ceases, with the change in the carrying amount recognised through profit or loss. In addition, any amounts previously recognised in other comprehensive income in respect of that entity are accounted for as realised and booked to income statement. If the interest is reduced but control is retained, only a proportionate share of the amounts previously recognised in other comprehensive income are booked to non-controlling interest in equity.

FOREIGN CURRENCY TRANSLATION

The financial statement items of each Group company are measured using the currency of its business environment (functional currency). The consolidated financial statements are presented in euro, which is the Group's functional and reporting currency.

FOREIGN CURRENCY TRANSACTIONS

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing on the date of transaction or valuation, where items are re-measured. Foreign exchange rate gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income statement. Foreign exchange gains and losses that relate to borrowings and cash and cash equivalents are presented in the income statement within "Finance income and costs". All other foreign exchange gains and losses are presented in the income statement above operating profit. Non-monetary items are mainly valued at the transaction date's foreign exchange rates. The foreign exchange rate gains or losses related to non-monetary items valued at fair value are included in the change of the fair value.

TRANSLATION OF FINANCIAL STATEMENTS OF FOREIGN GROUP COMPANIES

The income statements of foreign Group companies have been translated to euro using the average exchange rate quoted for the calendar months of the reporting period. The balance sheets have been translated using the rates on the closing date. The translation of the result for the period using different exchange rates in the income statement and balance sheet results in a translation difference, which is entered in equity in the retained earnings.

Translation differences arising from the elimination of the acquisition cost of foreign subsidiaries and items classified to be a part of net investments and the hedging result of these net investment are entered in shareholders' equity. When a foreign subsidiary is disposed of or sold, exchange differences that were recorded in equity are recognised in the income statement as part of the gain or loss on sale. Translation differences arising before January 1, 2004, are recorded in the retained earnings at the transition to IFRS and they will not be entered in the income statement in the event of the sale of a subsidiary.

Both the goodwill arising from the acquisition of a foreign unit and the adjustments of acquired assets and liabilities to their fair values have been treated as the assets and liabilities of the foreign unit in question and translated at the rate on the closing date. The goodwill and fair value adjustments related to acquisitions before January 1, 2004, have been denominated in euro.

CURRENCY EXCHANGE RATES USED IN YIT CONSOLIDATED FINANCIAL STATEMENTS:

		Income statement Jan-Dec/2016	Income statement Jan-Dec/2015	Balance Sheet 31.12.2016	Balance Sheet 31.12.2015
1 EUR =	CZK	27.0342	27.2831	27.0210	27.0230
	PLN	4.3635	4.1828	4.4103	4.2639
	RUB	74.1466	67.9899	64.3000	80.6763

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YIT Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016

TANGIBLE ASSETS

Tangible assets are stated at historical cost less depreciation and impairment. Depreciation on tangible assets is calculated using the straight-line method to allocate the cost to over their estimated useful lives. Land is not depreciated.

The estimated useful lives of tangible assets are the following:

Buildings	40 years
Constructions	5–10 years
Productive machinery and equipment	10 years
Office furniture	5 years
Computers and computer supplies	3–5 years
Cars and trasferable vehicles	3–8 years
Other property, plant and equipment	10–40 years

The residual values and economic lifetimes of assets are assessed in each closing. If necessary, they are adjusted to reflect the changes in expected financial benefits. Capital gains or losses on the sale of property, plant and equipment are included in other operating income or losses.

GOVERNMENT GRANTS

Government grants are recognised as decreases in the carrying amount of property, plant and equipment. Grants are recognised as revenue through smaller depreciations over the economic life of an asset. Government grants relating to costs are recognised in the income statement in the same period when the costs are expensed.

INVESTMENT PROPERTY

YIT Group has no assets that are classified as investment properties.

GOODWILL

Goodwill represents the excess of the cost of an acquisition over the fair value of the Group's share of the net identifiable assets of the acquired subsidiary on the date of acquisition. The net identifiable assets include the assets and liabilities acquired and the liabilities assumed as well as the contingent liabilities. The acquisition cost is valued at fair value. Acquisitions completed prior to December 31, 2009, have been recorded in accordance with the previous IFRS norms, while acquisitions completed prior to January 1, 2004, have been recorded in accordance with the previous accounting norms applied to the financial statements. Goodwill is subjected to an annual impairment test. To this end, goodwill is allocated to cash-generating units. Goodwill is measured at the original acquisition cost less impairment. Impairment is expensed directly in the income statement. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

OTHER INTANGIBLE ASSETS

An intangible asset is initially entered in the balance sheet at acquisition cost when the acquisition cost can be reliably determined and the intangible asset is expected to yield economic benefit to the Group. Intangible assets with a known or estimated limited economic lifetime are expensed in the income statement on a straight-line basis over their economic lifetime. Intangible assets with an unlimited economic lifetime are not depreciated, but are instead subjected to an impairment test annually.

Other intangible assets acquired in connection with business acquisitions are recognised separately from goodwill if they fulfil the definition of an asset: they can be specified or are based on agreements or legal rights. Intangible assets recognised in connection with business acquisitions include the value of customer agreements and associated customer relationships, prohibition of competition agreements, and the value of acquired technology and industry-related process competence. The value of customer agreements and associated customer relationships and industry-related process competence is defined on the basis of cash flows estimated according to the durability and duration of the assumed customer relations.

Acquired computer software and licences are capitalised on the basis of the costs incurred to acquire and bring to use the specific software. The acquisition cost is amortised on a straight-line basis over the estimated useful life. Computer maintenance costs are expensed as they are incurred. In IT projects that are classified as strategic, own work is capitalised in the balance sheet insofar as the capitalisation criteria are met in respect of cost monitoring, etc. Amortisation begins when the IT project is ready for use.

Research expenditure is expensed in the income statement. Expenditure on the design of new or more advanced products is capitalised as intangible assets in the balance sheet as from the date when the product is technically feasible, can be utilised commercially and is expected to yield future financial benefits. Capitalised development expenditure is amortised over the economic life. Amortisation begins when the asset is ready for use. Incomplete assets are tested annually for impairment.

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Development expenses that are not expected to yield financial benefits are expensed in the income statement. To date, the Group's research and development expenditure has not met capitalisation criteria.

The amortisation periods of other intangible assets are as follows:

Customer relations and contract bases	3–5 years
Unpatented technology	3–5 years
Computer software and other items	2–5 years
Prohibition of competition	2–3 years

IMPAIRMENT OF TANGIBLE AND INTANGIBLE ASSETS

At each closing date, YIT Group evaluates whether there are indications of impairment in any asset item. If impairment is indicated, the recoverable amount of said asset is estimated. In addition, the recoverable amount is assessed annually for each of the following asset items regardless of whether impairment is indicated: goodwill, intangible assets with an unlimited economic lifetime and incomplete intangible assets. The need for impairment is assessed at the level of cash-generating units.

The recoverable amount is the fair value of the asset item less the higher of selling costs or the value in use. The value in use is determined based on the discounted future net cash flows estimated to be recoverable from the assets in question or cash-generating units. The discount rate used is a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the asset items. An impairment loss is recognised if the carrying amount of the asset item is higher than its recoverable amount. The impairment loss is entered directly in the income statement and is initially allocated to the goodwill allocated to the cash-generating unit and thereafter equally to other asset items. An impairment loss is reversed when the situation changes and the amount recoverable from the asset item has changed since the date when the impairment loss was recorded. However, impairment losses are not reversed beyond the carrying amount of the asset exclusive of impairment losses. Impairment losses on goodwill are never reversed. The calculation of recoverable amounts requires the use of estimates. For more information on impairment testing, see note 13.

INVENTORIES

Inventories are measured either at the lower of acquisition cost or net realisable value. The acquisition cost of materials and supplies is determined using the weighted average price method. The acquisition cost of work in progress and shares in completed housing and real estate companies comprises the value of the plot and other raw materials, planning costs, direct costs of labour, other direct costs and the appropriate portion of the variable general costs of manufacture and fixed overhead. The net realisable value is the estimated selling price in ordinary business operations less the estimated expenditure on product completion and sales. In estimating the net realisable value of shares in completed housing and real estate companies, the available market information and the level of the yield on the properties are taken into account. In assessing the net realisable value of plots of land, their intended use is taken into account. In the valuation of plots of land used for construction, the completed products in which they will be included are taken into consideration. The carrying amount of plots of land is decreased only when the completed products are expected to be sold at a price lower than the acquisition cost. The net realisable value of other plots of land is based on the market price of the land.

LEASE AGREEMENTS

GROUP AS LESSEE

Lease agreements concerning assets in which the Group holds a material share of the risks and benefits of ownership are classified as financial lease agreements. A financial lease agreement is entered in the balance sheet at the lower of the fair value of the leased asset on the starting date of the lease agreement or the current value of the minimum rents. Assets acquired under financial lease agreements are depreciated over their economic lifetime or the period of lease, whichever is shorter. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate on the finance balance outstanding per financial period. The lease commitments of financial lease agreements are included in the financial liabilities.

Lease agreements in which the risks and benefits of ownership are retained by the lessor are treated as other lease agreements. Rents paid on other lease agreements are expensed in even instalments in the income statement over the duration of the rental period. Incentives received are deducted from the rents paid on the basis of the time pattern of the benefit.

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Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 . THE GROUP AS LESSOR The Group has subleased business premises it leases from oth-ers, and these are treated as other lease agreements. The leased assets are included in the original lessor’s balance sheet. Rental income is recorded as income on the income statement during the lease period. It represents a separate major line of business or geographical area of operations It is part of a single coordinated plan to dispose of a separate major line of business or geographical area of operations It is a subsidiary acquired exclusively with a view to resale. at the end of the reporting period less the fair value of plan assets. Defined benefit pension plan expenses comprise expenses based on employee service, which is recognised in personnel expenses, and net interest cost, which is also recognised in personnel expenses. Actuarial gains and losses are charged or credited to equity in other comprehensive income in the period in which they arise. . . Revenue from discontinued operations is presented as a separate item in the Group’s OCI. Assets held for sale, disposal groups, items related to the assets held for sale and recognised directly in the shareholders’ equity, and liabilities related to the disposal group are presented separately from other assets in the balance sheet. NON-CURRENT ASSETS AND DISCONTINUED OPERATIONS HELD FOR SALE Non-current assets or assets related to discontinued operations are classified as assets held for sale when their carrying amount is to be recovered principally through a sale or disposal transfer transaction. An asset is to be classified as held for sale when the sale or disposal is highly probable, the asset is available for sale in its present condition and on customary terms, the management is committed to sell the asset and the sale is expected to be completed within one year from the date of classification. Assets held for sale are valued at the lower of their carrying amount or fair value less costs to sell. The depreciation of these assets will be discontinued at the time of reclassification. SHARE-BASED PAYMENTS Possible rewards under the share-based incentive scheme are paid as a combination of YIT Corporation shares and cash settle-ment, or fully in cash, based on achieved financial target levels. The cost effect of equity-settled share is recognised as personnel expenses and equity reserve. The cost is based on the market price of the YIT Corporation share at the grant date and it will be expensed over the vesting period. The fair value on the grant date is estimated by taking the market price for the company’s shares on the date in question and deducting from it the present value of their expected dividends. The cash-settled reward is based on the market value of YIT’s share at the balance sheet date and it is expensed to personnel expenses and current liabilities until the settlement date. EMPLOYEE BENEFITS PENSION LIABILITIES The Group has different defined contribution and defined benefit pension plans in its various operating areas. The local regulations and practices of the countries in question are applied in these plans. Contributions to defined contribution pension plans are entered in the statement of income in the financial period during which the charge applies. The disposal group includes assets, which do not fall within the scope of IFRS 5, while liabilities are measured in accordance with the applicable IFRS standards also after the classification. The Group has defined benefit pension plans in Finland. Obli-gations connected with the Group’s defined benefit plans are calculated by independent actuaries. The discount rate used in calculating the present value of the pension liability is the market rate of high-quality corporate bonds or the interest rate of treasury notes. The maturity of the reference rate substantially corresponds to the maturity of the calculated pension liability. The liability recognised on the balance sheet in respect of defined benefit pension plans is the present value of the defined benefit obligation TERMINATION BENEFITS Termination benefits are payable when employment is terminated by the Group before normal retirement. The Group recognises termination benefits when it is committed to terminating the employment of current employees according to a detailed formal plan without possibility of withdrawal. In addition, benefits that the Group has offered in connection with terminations to encourage voluntary redundancy are expensed. Benefits falling due more A discontinued operation is a component of the Group that either has been disposed of or is classified as held of sale and meets the following conditions: 109

Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 INCOME TAXES Tax expenses in the income statement comprise taxes on the taxable income for the financial period and deferred tax liabilities. Taxes are entered in the income statement except when they are associated with items recognised under shareholders’ equity. Taxes on the taxable income for the financial period are calculated on the taxable income on the basis of the tax rate stipulated for each country by the balance sheet date. Taxes are adjusted for the taxes of previous financial periods, if applicable. The management evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. The tax provisions entered in such situations are based on evaluations by the management. than 12 months after the balance sheet date are discounted to present value. Other possible liabilities arising from the termination of employees in different legislations are assessed at the closing date and recognised as an expense and liability. Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis. PROVISIONS Provisions are recorded when the Group has a legal or construc-tive obligation on the basis of a prior event, the materialisation of the payment obligation is probable and the size of the obligation can be reliably estimated. Provisions are valued at the current value of the costs required to cover the obligation. If compen-sation for a share of the obligation can be received from a third party, the compensation is recorded as a separate asset item, but only when it is practically certain that said compensation will be received. Provisions are booked for loss-making agreements when the obligatory expenditure required to meet obligations exceeds the benefits yielded by the agreement. The amount of the guarantee and Finnish 10-year provisions for commitments in the construction industry provision is set on the basis of experi-ence of the materialisation of these commitments. Provisions for restructuring are recognised when the Group has made a detailed restructuring plan and initiated the implementation of the plan or has communicated about it. Provisions are not recognised for the continuing operations of the Group. A contingent liability is an obligation that has possibly arisen as a result of past events and whose existence is confirmed only when the uncertain event that is beyond the Group’s control is realised. In addition, an existing obligation that probably does not require the fulfilment of debt or whose amount cannot be reliably assessed is considered a con-tingent liability. Contingent liabilities are presented in the notes. FINANCIAL ASSETS AND LIABILITIES CLASSIFICATION AND ENTRY OF FINANCIAL ASSETS The Group records financial assets at the settlement day. Finan-cial assets are derecognised from the balance sheet when the right to cash flows from an item included in financial assets ends or when control over said cash flows has been assigned outside the Group with the related risks and revenue. Deferred taxes are calculated on all temporary differences between the carrying amount and taxable value. No deferred taxes are calculated on goodwill impairment that is not deductible in taxation and no deferred taxes are recognised on the undistributed profits of subsidiaries to the extent that the difference is unlikely to be discharged in the foreseeable future. Deferred taxes have been calculated using the statutory tax rates or the tax rates whose con-firmed content has been announced by the closing date. Deferred tax assets have been recognised to the extent that it is probable that taxable income against which the temporary difference can be applied will materialise in the future. The most significant temporary differences arise from differences of the partial debiting and taxable income of long-term projects, depreciation differences of property, plant and equipment, defined benefit pension plans, provisions deductible at a later date, measurement at fair value in connection with acquisitions, unused tax losses and voluntary provisions. The fair values of the financial assets are market rates if one has been reliably available, or otherwise discounted values or accounting values if this is reasonably close to the fair value. The discount rate used is the rate at which the Group could possibly sell a corresponding batch on the closing date. The Group has, at the initial recognition, classified its financial assets into the following categories on the basis of the purpose for which they have been acquired: FINANCIAL ASSETS ORIGINALLY MEASURED AT FAIR VALUE THROUGH PROFIT AND LOSS Financial assets measured at fair value through profit and loss are financial assets or derivatives held for trading that do not meet the criteria for hedge accounting according to IAS 39. Currency forward contracts and interest rate swaps associated with busi-110

Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 ness operations and financing to which IAS 39-compliant hedging is not applied have been classified into this category. Derivatives are originally measured at fair value when the Group becomes a contractual party to an agreement and are subsequently measured at fair value. Currency forward contracts are used for hedging against the currency exposure of exchange rates and resulting changes in fair value are entered in other operating income and expenses or financial income and expenses based on their nature in the financial period in which they were incurred. Interest rate swaps are used to hedge against changes in market interest rates, and changes in the fair value of interest rate swaps are entered in financing income or expenses in the financial period in which they were incurred. Derivatives are non-current assets when their maturity is more than 12 months (Receivables) and current assets (Trade and other receivables) when the remaining maturity is less than 12 months. Derivatives may also be liabilities; their accounting principles are specified below under “Financial liabilities.” non-current. They are initially measured at fair value and sub-sequently valued at the periodised acquisition costs using the effective yield method less any impairment. The changes are recognised under other operating income or expenses. under financing income. The available overdraft facilities are included in current liabilities in the balance sheet and netted as the Group has a contractual offsetting right to execute the net amount to the creditor. IMPAIRMENT OF FINANCIAL ASSETS Assessment as to whether there is objective evidence of an impairment of an item included in the financial assets occurs on the closing date. An impairment loss is recognised if the carrying amount of the asset item is higher than its recoverable amount. An impairment loss is reversed if the recoverable amount has changed from the date it was recognised due to a change in circumstances. AVAILABLE-FOR-SALE FINANCIAL ASSETS Available-for-sale financial assets not falling into the categories presented above. They are non-current financial assets that the Group will not actively dispose of in the short-term. Availa-ble-for-sale financial assets primarily comprise shares and par-ticipations acquired to support business operations, e.g. in local telecom, water and environment service companies. They are not primarily quoted in well-functioning markets and they are meas-ured at acquisition cost less any impairment. Quoted shares are measured at fair value and others, when the fair value cannot be evaluated reliably, at the original acquisition cost. When fair value can be evaluated reliably, the changes in fair value are entered in the comprehensive income statement and are presented in the fair value reserves in shareholders’ equity, taking the tax impact into consideration. Changes in fair value are transferred from the fair value reserve to financing income or expenses when the Group disposes of an available-for-sale financial asset or its value has declined such that an impairment loss must be recognised on it. Impairment of an equity investment classified as an available-for-sale financial asset is not derecognised through profit or loss. The fair value of available-for-sale financial assets is considered decreased when their value has decreased significantly over a longer term. In this case, changes to the fair value are entered from shareholders’ equity to the income statement. Impairment losses to equity investments classified as available-for-sale finan-cial assets are not derecognised through profit or loss. LOANS AND OTHER RECEIVABLES Loans and receivables consist of loan receivables, trade receiv-ables and certain other receivables. Loan receivables are current if the maturity date is within 12 months after the closing date, otherwise they are non-current. They are initially measured at fair value and subsequently valued at the periodised acquisition costs using the effective yield method less any impairment. The changes are recognised in the income statement under financial income or expenses. The value of loan and trade receivables in other receivables is considered to have decreased when it is apparent that the Group will not be able to collect the receivable in accordance with the original terms and conditions. The Group recognises the impair-ment loss concerning sales receivables immediately when there is objective evidence that the receivable cannot be collected in full. In addition, delay or default on a payment by the debtor or known financial difficulties of the debtor are considered additional factors indicative of an impairment of trade receivables. According to the CASH AND CASH EQUIVALENTS Cash and cash equivalents include cash, bank deposits with-drawable on demand and liquid short-term investments whose original maturity is no more than three months. They are recorded in the balance sheet at the original acquisition cost and the yield Trade and other receivables are current if the maturity date is within 12 months after the closing date, otherwise they are 111

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Group's principle concerning the valuation of trade receivables, 50% of unsecured and uncertain receivables overdue more than 180 days and 100% of those overdue more than 360 days is recognised as an expense. Due to the application of the percentage of completion method, part of the items considered write-downs is included in the project cost estimate and taken into consideration as weakened margin forecast. Write-downs on loss-making projects are included in the provisions for losses.

FINANCIAL LIABILITIES

Financial liabilities are recorded in the balance sheet at the settlement day and derecognised from the balance sheet when the related obligations expire or transfer outside the Group in accordance with the agreements.

The Group has classified its financial liabilities into the following categories:

FINANCIAL LIABILITIES AT PERIODISED ACQUISITION COST USING THE EFFECTIVE INTEREST RATE METHOD

These are originally measured at fair value. Transaction costs arising in connection with taking out the loan have been included in the original carrying amount. Financial liabilities may be current or non-current. Financial liabilities are later valued at the periodised acquisition cost using the effective interest rate method. Borrowing costs arising as a result of the acquisition, construction or manufacturing of a qualifying asset are capitalised as part of the acquisition cost of the asset in question when it is probable that they will produce future financial benefit and can be reliably determined. Other borrowing costs are expensed in the period during which they emerged. Fees paid on the establishment of loan facilities are recognised as expenses over the period of the facility to which it relates.

Developer contracting-related debts from contract receivables sold to financing companies are also presented in financial liabilities. The receivables sold to financing companies are included in the current borrowings during the loan period to the extent they are related to housing production or commercial real estates recognised as revenue upon completion. Loans from external financial institutions drawn down by housing corporations have been accounted for as liabilities to the extent that they apply to unsold shares.

The Group has applied from January 1, 2010 the IFRIC 15 interpretation, according to which sold residential units in own residential development projects are recognised when projects are complete. As a result, all construction-stage contract receivables related to residential housing production or business premises recognised as revenue upon completion must be reported as part of the interest-bearing liabilities on the balance sheet. Previously, this part of the construction-stage contract receivables was reported as an off-balance sheet item.

The fair values of the financial liabilities are market rates if one has been reliably available, or otherwise discounted values or accounting values if this is reasonably close to the fair value. The discount rate used is the rate at which the Group could possibly buy a corresponding item on the closing date.

FINANCIAL LIABILITIES MEASURED AT FAIR VALUE

Currency forward contracts and interest rate swaps associated with business operations and financing to which IAS 39 compliant hedging is not applied have been classified into this category. Derivatives are originally measured at fair value when the Group becomes party to an agreement and is subsequently measured at fair value. Currency forward contracts are used for hedging against the currency exposure of exchange rates and resulting changes in fair value are entered in other operating income and expenses or financial income and expenses in the financial period in which they were incurred. Interest rate swaps are used to hedge against changes in market interest rates, and changes in the fair value of interest rate swaps are entered in financing income or expenses in the financial period in which they were incurred. Derivatives are non-current liabilities when their maturity is more than 12 months (Other liabilities) and current liabilities when the remaining maturity is less than 12 months (Trade and other payables).

FAIR VALUE OF DERIVATIVE INSTRUMENTS AND HEDGE ACCOUNTING

The fair value of derivative instruments equals the value the Group would receive or pay if the derivative contract were transferred. The fair value of exchange rate forward agreements has been assessed by using the market prices at the closing day. These quoted prices for interest rate swap agreements are derived from the discounted future cash flows, and the quoted prices for other agreements are based on general market conditions and common pricing models.

Derivative instruments used in hedge accounting that meet the hedge accounting criteria under IAS 39 are entered in the balance sheet at fair value on the day that the Group becomes counter-

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part to the agreement. The Group has applied hedge accounting for hedging against the reference rate of floating rate loans (cash flow hedging). The Group documents the relationship between the target and the hedging instruments and assesses the effectiveness of the hedging ratio. The effectiveness of hedging is evaluated in connection with the preparation of each financial statement, at minimum. Changes in the fair value of the effective part of derivative instruments meeting the criteria for cash flow hedging are entered in the fair value reserves in shareholders' equity, taking the tax impact into consideration. Gains and losses recognised in shareholders' equity are transferred to financial income or expenses within the same financial periods as the items of the hedging target.

TREASURY SHARES

If a Group company acquires YIT Corporation shares, the consideration paid for the shares and acquisition-related costs are decreased from shareholders' equity until the shares are nullified or re-circulated. When the company sells its own shares, the direct transaction costs can be decreased from the consideration received, which is then entered in shareholders' equity.

REVENUE RECOGNITION

Income from product and service sales is recorded as revenue at fair value with the indirect taxes, discounts.

GOODS AND SERVICES SOLD

YIT Group designs, constructs and sells residential units and business premises and develops and maintains living infrastructure. Furthermore, in Russia, the Group provides after-sales service and maintenance for consumer customers' new homes. Income from sales of products is recorded when the significant risks, benefits and control associated with the ownership of the goods have transferred to the buyer. Income from short-term services is recorded when the service has been performed.

LONG-TERM SERVICE AGREEMENTS AND CONSTRUCTION CONTRACTS

Long-term service agreements and construction contracts are recorded as revenue on the basis of the degree of completion when the end result of the project can be estimated reliably. The degree of completion of long-term service agreements is calculated on the basis of the share of the estimated total cost of a contract represented by the costs realised at the time of assessment or based on the share of the estimated completion of the contract. The revenue from developer contracting is recognised on the basis of the percentage of degree of completion and the degree of sale. Costs in excess of the degree of completion are capitalised in work in progress included in inventories. Revenue from construction projects including leasing liabilities is recognised as revenue on the basis of the percentage of degree of completion, degree of sale and occupancy rate. Leasing liabilities are treated as contract expenses. A provision for leasing liabilities is made if the remaining unrecognised margin of the construction project is lower than the amount of the remaining leasing liability.

The Group may also carry out a certain construction contract or long-term service agreement through a construction consortium. A construction consortium is not an independent legal unit; instead the contracting parties are directly responsible for its operations and liabilities. Construction contracts and long-term service agreements carried out through a consortium are included in the relevant Group company's reporting and are recorded as revenue on the basis of the degree of completion and the Group's share in the consortium.

OWN RESIDENTIAL AND COMMERCIAL REAL ESTATE DEVELOPMENT PROJECTS

From January 1, 2010, the revenue generated by YIT's own residential development projects is recognised when the project is complete i.e. when the residential units are ready to be handed over to the client. Revenue recognition of completed projects is based on the degree of sale.

Under the old practice, the revenue was recognised during the construction phase based on the percentage of degree of completion and the degree of sale. In the case of YIT's commercial real estate development projects, the recognition practice will be evaluated on a case-by-case basis and in accordance with the terms and conditions of each contract. These projects will be recognised when the construction work has started or when the project is complete. The share of income and expenses to be recognised is calculated by using the formula percentage of completion multiplied by the percentage of sale multiplied by the occupancy rate. YIT normally secures the key tenants prior to starting a business premises project and the investor at the early stage of construction of the project.

If it is probable that the total expenditure required to complete a contract will exceed the total income from the project, the expected loss is expensed immediately in all circumstances. Revenue recognition on the basis of the degree of completion related

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to long-term service agreements and construction contracts is based on estimates. If the estimates of the end result of a contract change, the sales and profits recognised are adjusted in the reporting period when the change first becomes known and can be evaluated.

INTEREST AND DIVIDENDS

Interest income is recognised using the effective yield method and dividend income when the right to dividend has materialised.

ADJUSTMENT ITEMS

Adjustment items are presented in the Notes to the Consolidated Financial Statements. The Group treats as adjustment items that have a material impact on the quarterly result that help understand the formation of the Group's financial result. The Group treats as adjustment items such as the following, when their impact on the quarterly result is material:

- Gains or losses arising from the divestment of a business or part of a business
- Write-down of goodwill
- Provisions made on the basis of statutory personnel negotiations and adaptation measures
- Costs associated with acquisitions
- Impairment of fixed asset items
- Impairment of plots of land
- Material effect on profit/loss from disputes based on a decision by a court or arbitration proceedings
- Any other extraordinary items that have a material impact on the quarterly result

CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS

When financial statements are prepared in accordance with IFRS, the Group management must make estimates and exercise judgement in the application of the accounting policies. Estimates and assumptions have an effect on the amounts of assets, liabilities and contingent liabilities in the balance sheet of the financial statements and the final actual results may differ from the estimates. The following presents the critical accounting estimates and judgements included in the financial statements:

ESTIMATED IMPAIRMENT OF GOODWILL

Goodwill is tested for any impairment annually in accordance with the accounting policy stated in note 13. The recoverable amounts of cash-generating units have been determined based on value-in-use calculations. The cash flows in the value-in-use calculations are based on the management's best estimate of market development for the subsequent years.

The cash flows in the value-in-use calculations reflect the best estimate for different time period, and the sensitivity analysis for discount rate, profitability as well as terminal value have been made. On December 31, 2016, goodwill amounted to EUR 8.1 million.

PERCENTAGE OF COMPLETION REVENUE RECOGNITION OF LONG-TERM PROJECTS

Due to estimates included in the revenue recognition of long-term service agreement and construction projects, revenue and profit presented by financial period only rarely correspond to the equal distribution of the total profit over the duration of the project. When revenue recognition from long-term projects is based on the percentage of completion method, the final result of the projects is regularly and reliably estimated. Calculation of the total income of projects includes estimates on the total expenditure required to complete the project as well as the development of sales prices. If the estimates of the end result of a contract change, the sales and profits recognised are adjusted in the reporting period when the change first becomes known and can be evaluated. If it is probable that the total expenditure required to complete a contract will exceed the total income from the project, the expected loss is expensed immediately. In 2016, revenue recognition through percentage of completion method amounted to EUR 1,523.9 million, representing 91 percent of the Group's revenue (Note 3).

INCOME TAXES

The Group is subject to income taxes in several countries. Evaluating the total amount of income taxes at the Group level requires significant consideration, so the amount of total tax includes uncertainty. On December 31, 2016, deferred tax receivables amounted to EUR 55.8 million and deferred tax liabilities amounted to EUR 19.2 million (Note 17).

PROVISIONS

The recognition of provisions is associated with estimates concerning probability and quantity. Provisions are booked for loss-making agreements when the obligatory expenditure required to meet obligations exceeds the benefits yielded by the agreement. A guarantee provision and Finnish 10-year provisions for commitments are recorded when a project is recognised in

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Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 the income statement. The amount of the guarantee and Finnish 10-year provisions for commitments in the construction industry provision is set on the basis of experience of the materialization of these commitments. On December 31, 2016, provisions amounted to EUR 76.4 million (Note 23). TRADE RECEIVABLES The Group books write-offs or provision on receivables when it is evident that no payment can be expected. Group adopts its policy of valuing trade receivables and the bookings include estimates and critical judgements. The estimates are based on experience on realised write-offs in previous years, empirical knowledge of debt collecting, analysis made by clients and gen-eral market situation at the time. On December 31, 2016, trade receivables amounted to EUR 113.0 million (Note 19). A major part of YIT's construction services revenues are rec-ognised at the percentage of completion according to current standards. The criteria for revenue recognition over time of the new standard are met in the majority of YIT's contracts and under the present best knowledge available the company does not expect significant changes in the timing of revenue recogni-tion as project progresses. PENSION BENEFITS The current value of pension obligations depends on various actuarial factors and the discount rate used. Changes in the assumptions and discount rate have an effect on the carrying amount of pension liabilities. The discount rate used is the market rate of high-quality corporate bonds or the interest rate of treasury notes for the currency in which the benefits will be realised. The maturity of the reference rate used corresponds substantially to the maturity of the calculated pension liability. Other assumptions are based on actuarial statistics and prevailing market conditions. On December 31, 2016, pension liabilities amounted to EUR 2.1 million (Note 22). . The number of performance obligations could increase to situations in which the contract can cover several separate building constructions or contains other than construction services. The number of performance obligations can be influenced, for example by the nature of the guarantee obligations. If the warranty obligation is actually an additional service to the customer, it is treated according to the standard model, as a separate performance obligations and part of the sales contract sales separated from construction service of sales and amortised later than at the moment. The same shall apply if the agreement is included in other IFRS later carried out in accordance with Article 15 services as construction services. Variable transaction price may have to be taken into account earlier than what is currently done. Currently the company takes consider the variable sales price when the amount can be reliably measured and the conditions for receiving it are met. IFRS 15 requires the recognition of revenue as early as possible in this regard, by contracts, depending on the uncertainties. EVALUATION OF THE FUTURE IMPACT OF NEW STAND-ARDS AND INTERPRETATIONS IASB has published the following new or amended standards and interpretations, which group has not applied for or EU com-mission has not approved yet. YIT Group will adopt them in the financial statements for the year 2016 or later. . . . IFRS 15 Revenue from contracts with customers standard was published in May 2014. In April 2016, the IASB published clarifications and expediens for the transition to the standard. IFRS 15 determines how and when the revenue from contracts with clients are to be recorded. The standard starting point is the customer agreement, in which a five-step model will be applied. The standard effective date is 1 January 2018 or fiscal years beginning after that. Central to recognition of revenue is the transfer of control. Revenue is recognized either over time or at a single point in time. When effective, the new standard replaces the existing IAS 18 and IAS 11 standards. Due to the nature of the business operations of YIT the final effects are dependent on the structure of application of the agreement and the contract terms and business models. INVENTORIES On each closing date, the Group assesses the valuing of inven-tory and possible decrease in value based on its best estimate. The estimates are based on systematic and continuous moni-toring. Plot reserves are measured at acquisition cost and the value is impaired only when it is estimated that the building being constructed on the plot will be sold at a price lower than the sum of the price of the plot and the construction costs. The valuing of plot reserves has been made by using time period of 3–4 years. On December 31, 2016, work in progress amounted to EUR 899.9 million, completed housing units amounted to EUR 171.9 million and plot reserves amounted to EUR 620.7 million (Note 18). . . 115

YIT Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016

The company has not yet made a decision on the implementation procedures and expedients applicable of the standard and will inform how the 15 IFRS implementation project progresses, regarding the implementation procedure, as well as any relevant quantitative effects.

- IFRS 16 Leases: IFRS 16 will affect primarily the accounting by lessees and will result in the recognition of almost all leases on balance sheet. The standard removes the current distinction between operating and financing leases and requires recognition of an asset (the right to use the leased item) and a financial liability to pay rentals for virtually all lease contracts. An optional exemption exists for short-term and low-value leases.
  The income statement will also be affected because the total expense is typically higher in the earlier years of a lease and lower in later years. Additionally, operating expense will be replaced with interest and depreciation, so key metrics like EBITDA will change.
  The group management is assessing the impact of the standard on the financial statements of the Group.

- IFRS 9 Financial Instruments and associated amendments to various other standards. IFRS 9 replaces the multiple classification and measurement models in IAS 39 Financial instruments: Recognition and measurement with a single model that has initially only two classification categories: amortised cost and fair value.
  Classification of debt assets will be driven by the entity's business model for managing the financial assets and the contractual cash flow characteristics of the financial assets. A debt instrument is measured at amortised cost if: a) the objective of the business model is to hold the financial asset for the collection of the contractual cash flows, and b) the contractual cash flows under the instrument solely represent payments of principal and interest. All other debt and equity instruments, including investments in complex debt instruments and equity investments, must be recognised at fair value.
- All fair value movements on financial assets are taken through the statement of profit or loss, except for equity investments that are not held for trading, which may be recorded in the statement of profit or loss or in reserves (without subsequent recycling to profit or loss). For financial liabilities that are measured under the fair value option entities will need to recognise the part of the fair value change that is due to changes in the their own credit risk in other comprehensive income rather than profit or loss.
  The new standard also introduces expanded disclosure requirements and changes in presentation. In December 2014, the IASB made further changes to the classification and measurement rules and also introduced a new impairment model. With these amendments, IFRS 9 is now complete. The changes introduce:

  - a third measurement category (FVOCI) for certain financial assets that are debt instruments
  - a new expected credit loss (ECL) model which involves a three-stage approach whereby financial assets move through the three stages as their credit quality changes. The stage dictates how an entity measures impairment losses and applies the effective interest rate method. A simplified approach is permitted for financial assets that do not have a significant financing component (e.g. trade receivables). On initial recognition, entities will record a day-1 loss equal to the 12 month ECL (or lifetime ECL for trade receivables), unless the assets are considered credit impaired.

  The group management is assessing the impact of the standard on the financial statements of the Group.

- Amendments to IFRS 10 and IAS 28: The amendments clarify the accounting treatment for sales or contribution of assets between an investor and its associates or joint ventures.
  The IASB has made limited scope amendments to IFRS 10 Consolidated financial statements and IAS 28 Investments in associates and joint ventures. They confirm that the accounting treatment depends on whether the non-monetary assets sold or contributed to an associate or joint venture constitute a 'business' (as defined in IFRS 3 Business Combinations). Where the non-monetary assets constitute a business, the investor will recognise the full gain or loss on the sale or contribution of assets. If the assets do not meet the definition of a business, the gain or loss is recognised by the investor only to the extent of the other investor's investors in the associate or joint venture. The amendments apply prospectively.
  The group management is assessing the impact of the standard on the financial statements of the Group.

- Share-based Payment Transactions'- Amendments to IFRS 2: The amendments clarify how to account for certain types of share-based payment transactions and provide requirements on the accounting for:

116

Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 . . 2. SEGMENT INFORMATION the effects of vesting and non-vesting conditions on the measurement of cash-settled share-based payments; share-based payment transactions with a net settlement feature for withholding tax obligations; and a modification to the terms and conditions of a share-based payment that changes the classification of the transaction from cash-settled to equity-settled A temporary difference exists whenever the carrying amount of an asset is less than its tax base at the end of the report-ing period. An entity can assume that it will recover an amount higher than the carrying amount of an asset to estimate its future taxable profit. Where the tax law restricts the source of taxable profits against which particular types of deferred tax assets can be recovered, the recoverability of the deferred tax assets can only be assessed in combination with other deferred tax assets of the same type. Tax deductions resulting from the reversal of deferred tax assets are excluded from the estimated future taxable profit that is used to evaluate the recoverability of those assets. . YIT Corporation’s segment structure changed from the beginning of 2015. As of January 1, 2015, the Group’s three reportable seg-ments are 1) Housing Finland and CEE , 2) Housing Russia and 3) Business Premises and Infrastructure. . . . The Business Premises and Infrastructure segment comprises business premises construction in Finland, the Baltic countries and Central Eastern Europe, as well as infrastructure services in Finland. The group management is assessing the impact of the stand-ard on the financial statements of the Group. . . IFRIC 22: Foreign Currency Transactions and Advance Considerations: IFRIC 22 provides requirements about which exchange rate to use in reporting foreign currency transac-tions (such as revenue transactions) when payment is made or received in advance. The group management is assessing the impact of the standard on the financial statements of the Group. The reason for the change from the previous business segment structure was YIT’s aim to revise its business segment structure to better correspond to the company’s new management struc-ture and business areas. The group management is assessing the impact of the stand-ard on the financial statements of the Group. HOUSING FINLAND AND CEE . . Annual improvements to IFRSs 2014–2016 cycle: IFRS 12 – that the disclosure requirements in IFRS 12, other than those relating to summarised financial information for subsidiaries, joint ventures and associates, apply to an entity’s interests in other entities that are classified as held for sale or discontinued operations in accordance with IFRS 5. The group management is assessing the impact of the stand-ard on the financial statements of the Group. Development and construction of housing, holiday homes and entire residential areas Emphasis on own developments . Transfers of Investment Property – Amendments to IAS 40: The amendment was made to reinforce the principle for transfers into, or out of, investment property in respect of properties under construction or development. The group management is assessing the impact of the stand-ard on the financial statements of the Group. . HOUSING RUSSIA . Development and construction of housing and entire residential areas, emphasis on own developments Property maintenance . . Recognition of Deferred Tax Assets for Unrealised Losses – Amendments to IAS 12: Amendments made to IAS 12 in Janu-ary 2016 clarify the accounting for deferred tax where an asset is measured at fair value and that fair value is below the asset’s tax base. Specifically, the amendments confirm that: 117

Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 BUSINESS PREMISES AND INFRASTRUCTURE IFRS adjustment. As a result of the accounting policy, Group figures can fluctuate greatly between quarters. - Provisions - Trade payables - Advances received - Other non-interest-bearing liabilities (excl. items related to taxes, interests and distribution of assets) . Development and construction of offices, shopping malls, pub-lic facilities, assisted living facilities and other business premises Renovation projects Construction of roads, bridges, tunnels, rail and metro stations, ports and power plants Road and street maintenance Equipment business . . In addition to group reporting, the interest expenses are capi-talised according to IAS 23 standard, which causes differences in operating profit and financial expenses between segment reporting and group reporting. The chief operating decision-maker is the YIT Group’s Management Board, which reviews the Group’s internal reporting in order to assess performance and allocate resources to the segments. . . = Segments' liabilities Segment's assets - Segment's liabilities = Operative invested capital OTHER ITEMS Other items include Group internal services, rental revenue from external customers and Group level unallocated costs. The operative invested capital and return on operative invested capital (%) are included in the reports regularly reviewed by the YIT Group's Management Board. These key indicators are reported regularly to Group's Management. Operative invested capital is determined as follows: Return on operative invested capital Segment's operating profit (12 months) ACCOUNTING PRINCIPLES IN SEGMENT REPORTING In the Group’s segments’ reporting to the management, the revenue from own residential and commercial development projects is recognised by multiplying the degree of comple-tion and the degree of sale, i.e. according to the percentage of completion method, which does not fully comply with the Group’s IFRS accounting principles. According to the Group’s IFRS accounting principles, revenue from our own residential construction projects is recognised on completion and in commercial development projects the recognition practice will be evaluated on a case-by-case basis and in accordance with the terms and conditions of each contract. The share of income and expenses to be recognised is calculated by multiplying the percentage of completion by the percentage of sale multiplied by the occupancy rate. YIT usually sells own commercial development projects to investors either prior to construction or during an early phase. The impact of the difference in reporting principles is shown in the line % = Operative invested capital (average) *100 From the beginning of 2016 YIT's reporting was changed so that Equipment business is reported as part of Business Premises and Infrastructure instead of Other items. The rea-son for the change is due to the central role of the construc-tion equipment as part of the segment's business, especially for special equipment in infrastructure construction. The comparative figures for 2015 have been restated to reflect the change. + Tangible and intangible assets + Goodwill + Investments in associates and joint ventures + Inventories + Trade receivables and other non-interest-bearing receivables (excl. items related to taxes, interests and distribution of assets) = Segments' assets 118

YIT

Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors

ANNUAL REPORT 2016

OPERATING SEGMENTS 2016

EUR million	Housing Finland and CEE	Housing Russia	Business Premises and Infrastructure	Other items and eliminations	Items allocated to segments
Segments' revenue	**727.9**	**267.9**	**797.4**	**-9.7**	**1,783.6**
Group internal	-0.0		-9.7	9.7	
Revenue from external customers	727.9	267.9	787.7	0.1	1,783.6
Share of profit from associates and joint ventures	0.0		-0.6	-0.0	-0.6
Operating profit segment/ Group	**59.9**	**-29.3**	**38.1**	**-15.7**	**52.9**
Operating profit includes:					
Depreciation, amortisation and impairments	-2.5	-3.1	-7.0	-3.9	-16.5
Change in provisions	-0.2	13.5	2.1	0.6	16.1
Segments' assets	**741.7**	**524.3**	**531.2**	**19.9**	**1,817.0**
Total assets include:					
Investments	1.6	0.6	76.5	4.7	83.5
Investments in associates and joint ventures	0.0		63.5		63.5
Segments' liabilities	**288.2**	**119.1**	**347.3**	**5.5**	**760.1**
Segment's operative invested capital	453.5	405.1	183.9	14.3	1,056.9
Return on operative invested capital (last 12 months) %	13.4	-7.6	21.6		

OPERATING SEGMENTS 2015

EUR million	Housing Finland and CEE	Housing Russia	Business Premises and Infrastructure	Other items and eliminations	Items allocated to segments
Segments' revenue	**777.8**	**266.4**	**615.6**	**-8.6**	**1,651.2**
Group internal	0.0	-0.1	-8.7	8.8	0.0
Revenue from external customers	777.8	266.3	606.8	0.2	1,651.2
Share of profit from associates and joint ventures			0.0		0.0
Operating profit segment/ Group	**56.0**	**0.6**	**22.7**	**-13.6**	**65.7**
Operating profit includes:					
Depreciation, amortisation and impairments	-1.3	-0.7	-7.5	-2.6	-12.1
Change in provisions	2.3	-1.1	-1.5	-0.7	-1.0
Segments' assets	**698.1**	**463.2**	**387.1**	**17.7**	**1,566.2**
Total assets include:					
Investments	2.7	1.9	3.6	3.8	12.0
Investments in associates and joint ventures			0.7		0.7
Segments' liabilities	**261.0**	**100.2**	**218.5**	**-3.2**	**576.6**
Segment's operative invested capital	437.1	363.0	168.6	21.0	989.6
Return on operative invested capital (last 12 months) %	11.0	0.2	11.7		

119

Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 SEGMENT INFORMATION RECONCILIATION 120 EUR million20162015 Revenue reconciliation Revenue, segment reporting 1,783.6 1,651.2 IFRS adjustment -105.3 81.0 Revenue, Group 1,678.3 1,732.2 Reconciliation of net profit for the financial year Operating profit, segment reporting 52.9 65.7 Unallocated items: Financial income and expenses -39.1 -38.7 Profit before taxes, segment reporting 13.8 27.0 Taxes -6.4 -6.9 Non-controlling interest 0.0 Net profit for the financial year, segment reporting 7.4 20.0 IFRS adjustment: Operating profit -35.2 15.9 Financial income and expenses 19.0 18.4 Deferred taxes 1.7 -7.2 Non-controlling interest 0.0 Net profit for the financial year, Group -7.1 47.2 EUR million20162015 Reconciliation of assets Assets allocated to segments 1,817.0 1,566.2 Unallocated items: Cash and cash equivalents 66.4 122.2 Non-current receivables 35.7 1.6 Tax related items 51.5 45.2 Accrued financial items 1.3 6.1 Assets total, segment reporting 1,971.9 1,741.4 IFRS adjustment: Inventories 381.1 263.2 Other current receivables -78.1 -44.0 Deferred tax assets 9.1 5.9 Assets total, Group 2,284.0 1,966.6 Reconciliation of liabilities Liabilities allocated to segments 760.1 576.6 Unallocated items: Interest-bearing liabilities 570.3 583.1 Tax related items 20.1 19.3 Accrued financial items 16.4 14.0 Liabilities total, segment reporting 1,366.9 1,193.0 IFRS adjustment: Interest-bearing current liabilities 129.2 68.1 Other current liabilities 222.0 182.0 Deferred tax liabilities 2.0 0.5 Liabilities total, Group 1,720.1 1,443.5

Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 GEOGRAPHICAL INFORMATION In geographical segments revenues are presented by location of customers and assets are presented by location of assets. 3. LONG-TERM CONSTRUCTION CONTRACTS REVENUE FROM EXTERNAL CUSTOMERS The expenditure incurred and the profits recognised for the long-term projects, that exceed the amount invoiced for the project, is presented in “Trade and other receivables” in the balance sheet. Advances received and difference that arises if the expenditure and recognised income are lower than the amount of invoiced for the project, is presented in “Trade and other payables”. NON-CURRENT ASSETS 4. OTHER OPERATING INCOME 121 EUR million20162015 Gains on the sale of tangible and intangible assets 2.2 0.8 Rental income 8.7 9.1 Other income 2.0 6.0 Total 12.8 16.0 EUR million20162015 Finland 121.5 55.2 Russia 5.3 7.7 Baltic countries 9.0 9.1 Central Eastern Europe 1.4 1.4 Group total 137.2 73.4 EUR million20162015 Finland 1,233.3 1,240.1 Russia 271.6 335.1 Baltic countries 104.8 108.2 Central Eastern Europe 68.6 48.8 Group total 1,678.3 1,732.2 EUR million20162015 Contract revenue recognised as revenue in the period 1,523.9 1,403.2 Contract costs incurred and recognised profits less recognised losses to date for work in progress 1,550.6 1,241.5 Accrued income from long-term projects 55.1 22.5 Advances received 434.5 295.1

Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016

5. OTHER OPERATING EXPENSES

EUR million	2016	2015
Losses on the sale of tangible and intangible assets	-0.4	-0.0
Rental expenses	-43.7	-44.5
Voluntary indirect personnel expenses	-7.9	-7.1
Other variable expenses for work in progress	-196.4	-200.6
Travel expenses	-9.6	-8.8
IT expenses	-1.1	-0.8
Premises expenses	-7.4	-0.9
Other fixed expenses	-15.2	-3.2
Total	**-281.7**	**-286.0**

AUDITORS' FEES

EUR million	2016	2015
PricewaterhouseCoopers		
Audit fee	-0.8	-0.8
Statements	-0.0	-0.0
Tax services	-0.0	-0.0
Other services	-0.1	-0.1
Total	**-0.9**	**-0.9**

6. DEPRECIATION, AMORTISATION AND IMPAIRMENT

DEPRECIATION, AMORTISATION AND IMPAIRMENT BY CATEGORY

EUR million	2016	2015
Intangible assets		
Allocations		0.0
Other intangible assets	-3.5	-1.9
Goodwill	-2.4	
Tangible assets		
Buildings and structures	-0.5	-0.5
Machinery and equipment	-8.0	-8.6
Machinery and equipment, finance lease	-0.1	-0.1
Other tangible assets	-2.0	-1.0
Depreciation, amortisation and impairment, total	**-16.5**	**-12.1**

7. EMPLOYEE BENEFIT EXPENSES

EUR million	2016	2015
Wages and salaries	-203.8	-197.8
Pension costs, defined contribution plan	-7.4	-9.5
Pension costs, defined benefit plan	-0.1	0.0
Share-based compensations	-3.2	-2.1
Other indirect employee costs	-35.9	-34.6
Total	**-250.3**	**-244.0**

PERSONNEL BY BUSINESS SEGMENT

Average number of personnel	2016	2015
Housing Finland and CEE	1,748	1,780
Housing Russia	1,471	1,766
Business Premises and Infrastructure	1,947	1,871
Group Services	194	195
Total	**5,361**	**5,613**

The key management compensation in total is disclosed in Note 32 Related party transactions.

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Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 8. RESEARCH AND DEVELOPMENT EXPENSES YIT Group's research and development expenses amounted in 2016 to EUR 15.8 million (2015: EUR 15.8 million). The research and development expenses have been mainly recog-nised as a part of the costs of long-term projects and have been recorded as a project costs. 9. FINANCIAL INCOME AND EXPENSES 1 Measurement of interest rate derivatives at fair value. 2 Interest expenses on liabilities at amortised cost include EUR 0.5 million (in 2015: EUR 0.5 million) of inter-est expenses on derivatives with hedge accounting applied. 3 Capitalisation of interest expenses is based on the effective weighted average interest of the Group loan portfolio. Currency-specific factors include the impact of hedging. 4 Exchange rate differences, net, were mainly caused by realised losses from hedging the rouble against the euro. 123 EUR million20162015 Exchange rate differences 0.7 -9.9 -9.2 -20.1 Exchange rate gains 23.4 Exchange rate losses -30.9 Exchange rate differences, net4 -7.5 Financial expenses, net -20.3 EUR million20162015 Financial income Dividend income on available for sale investments 0.0 0.0 Interest income on loans and other receivables 1.5 1.4 Changes in fair values on financial instruments at fair value through profit and loss account1 0.0 Other financial income from loans and other receivables 0.2 0.2 Financial income, total 1.7 1.5 Financial expenses Interest expenses on liabilities at amortised cost2 -19.2 -20.9 Interest expenses on receivables sold to financing companies -3.9 -3.4 Other financial expenses on liabilities at amortised cost -5.0 -4.8 Interest expenses on hedging derivatives -0.5 -0.5 Interest expenses on non-hedging derivatives -2.6 -1.8 Changes in fair values on financial instruments at fair value through profit and loss account1 -0.4 -1.3 Interest expenses on finance leases 0.0 0.0 Financial expenses -31.6 -32.7 Interest expenses capitalised on qualifying assets3 19.0 18.4 Financial expenses, total -12.6 -14.3

Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 10. INCOME TAXES 11. EARNINGS PER SHARE INCOME TAXES IN THE INCOME STATEMENT Diluted earnings per share is calculated by adjusting number of shares to assume conversion of all diluting potential shares. The reconciliation between income taxes in the consolidated income statement and income taxes at the statutory tax rate in Finland 20.0% is as follows: 1 Deferred taxes includes taxes from prior years EUR 4.0 million that was presented as change in deferred taxes in 2015. 124 EUR million20162015 Profit before taxes -2.5 61.3 Income taxes at the tax rate in Finland 20.0% -0.5 12.3 Effect of different tax rates outside Finland -0.1 -0.4 Tax exempt income and non-deductible expenses 2.1 3.9 Net results of associated companies and joint ventures 0.1 0.0 Impact of losses for which deferred tax asset is recognised -0.1 -0.9 Impact of losses for which deferred taxes is not recognised 0.0 0.4 Reassessment of deferred taxes 3.1 -0.8 Taxes for prior years 0.1 -0.5 Income taxes in the income statement 4.7 14.0 EUR million20162015 Current taxes 13.2 10.4 Taxes for prior years 4.1 -0.5 Deferred taxes1 -12.6 4.1 Total income taxes 4.7 14.0 Undiluted Diluted 2016 2015 2016 2015 Profit attributable to the equity holders of the Company, EUR mill. -7.1 47.2 -7.1 47.2 Weighted average number of shares, million 125.6 125.6 127.4 126.8 Earnings per share, EUR -0.06 0.38 -0.06 0.37

YIT Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016

12. TANGIBLE ASSETS

2016 EUR million	Land and water areas	Buildings and structures	Machinery and equipment	Other tangible assets	Advance payments	Total
Historical cost at January 1	2.8	19.1	162.3	16.1	0.1	200.3
Translation differences		1.1	0.9	0.3	0.0	2.3
Increases		0.3	13.5	0.2	0.1	13.9
Decreases	-0.4	-2.0	-1.8	-0.0	-0.1	-4.2
Reclassifications		0.2	0.0	4.7	-0.1	4.8
Historical cost at December 31	**2.4**	**18.6**	**174.9**	**21.1**	**0.0**	**217.1**
Accumulated depreciation at January 1		-11.3	-128.8	-12.8		-152.9
Translation differences		-0.3	-0.8	-0.1		-1.2
Depreciation		-0.5	-8.1	-2.0		-10.6
Accumulated depreciation of reclassifications		1.0	0.9	-1.0		0.8
Accumulated depreciation at December 31		**-11.1**	**-136.8**	**-15.9**		**-163.9**
Carrying value January 1	2.8	7.8	33.5	3.3	0.1	47.4
Carrying value December 31	**2.4**	**7.5**	**38.1**	**5.2**	**0.0**	**53.2**

2015 EUR million	Land and water areas	Buildings and structures	Machinery and equipment	Other tangible assets	Advance payments	Total
Historical cost at January 1	2.9	21.4	160.5	15.6	0.1	200.4
Translation differences		-0.5	-0.3	-0.1	-0.0	-1.0
Increases		0.8	4.9	1.0	0.0	6.7
Decreases	-0.1	-2.8	-1.8	-0.4	-0.0	-5.2
Reclassifications		0.3	-0.9	0.0		-0.6
Historical cost at December 31	**2.8**	**19.1**	**162.3**	**16.1**	**0.1**	**200.3**
Accumulated depreciation at January 1		-11.7	-121.3	-12.0		-145.0
Translation differences		0.1	0.3	0.1		0.5
Depreciation		-0.5	-8.7	-1.0		-10.3
Accumulated depreciation of reclassifications		0.8	0.9	0.2		1.9
Accumulated depreciation at December 31		**-11.3**	**-128.8**	**-12.8**		**-152.9**
Carrying value January 1	2.9	9.7	39.2	3.5	0.1	55.4
Carrying value December 31	**2.8**	**7.8**	**33.5**	**3.3**	**0.1**	**47.4**

The government grants received are not material and have been deducted from the carrying value.

125

Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 FINANCE LEASE ASSETS Tangible assets include assets leased by finance lease agreements as follows: 126 Buildings andMachinery andBuildings andMachinery and structuresequipmentTotal structuresequipmentTotal EUR million201620162016201520152015 Historical cost at January 10.36.1 6.4 0.46.2 6.6 Translation differences0.10.2 0.3 -0.0 -0.1 -0.1 Increases Decreases Reclassifications Historical cost at December 310.46.3 6.7 0.36.1 6.4 Accumulated depreciation at January 1-0.0 -5.9 -6.0 -0.0 -5.9 -5.9 Translation differences-0.0 -0.2 -0.2 0.00.1 0.1 Depreciation-0.0 -0.1 -0.1 -0.0 -0.1 -0.1 Accumulated depreciation of reclassifications Accumulated depreciation at December 31-0.1 -6.2 -6.2 0.0-5.9 -6.0 Carrying value January 10.30.2 0.5 0.30.3 0.6 Carrying value December 310.40.1 0.5 0.30.2 0.5

YIT Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016

13. INTANGIBLE ASSETS

2016 EUR million	Goodwill	Allocations from business combinations	Other intangible assets	Advance payments	Total other intangible assets
Historical cost at January 1	10.9		21.4	8.2	29.7
Increases			1.0	4.2	5.2
Decreases			-0.5	-0.1	-0.6
Reclassifications			1.0	-5.8	-4.8
Translation differences			0.0		0.0
Historical cost at December 31	**10.9**		**22.9**	**6.6**	**29.5**
Accumulated depreciation at January 1			-15.3		-15.3
Amortisation			-3.5		-3.5
Impairment	-2.8				
Translation differences			-0.2		-0.2
Accumulated depreciation of reclassifications			1.5		1.5
Accumulated depreciation at December 31	**-2.8**		**-17.6**		**-17.6**
Carrying value January 1	10.9		6.1	8.2	14.3
Carrying value December 31	**8.1**		**5.4**	**6.6**	**11.9**

2015 EUR million	Goodwill	Allocations from business combinations	Other intangible assets	Advance payments	Total other intangible assets
Historical cost at January 1	10.9	3.3	16.6	8.5	28.2
Increases			2.1	2.8	4.9
Decreases		-3.3	-0.3	0.0	-3.6
Reclassifications			3.0	-3.0	0.0
Translation differences			0.0		0.0
Historical cost at December 31	**10.9**		**21.4**	**8.2**	**29.5**
Accumulated depreciation at January 1		-3.3	-13.7		-16.9
Amortisation			-1.9		-1.9
Translation differences			0.0		0.0
Accumulated depreciation of reclassifications		3.3	0.3		3.6
Accumulated depreciation at December 31			**-15.3**		**-15.3**
Carrying value January 1	10.9		2.9	8.5	11.3
Carrying value December 31	**10.9**		**6.1**	**8.2**	**14.3**

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YIT Group's goodwill is allocated to the business segments and to the cash generating units (CGU) as follows:

EUR million	2016	2015
Baltic countries and Central Eastern Europe	8.1	8.1
YIT Moskovia		2.8
Total goodwill	**8.1**	**10.9**

The recoverable amount of all cash generating units (CGU) is based on value in use calculations. The calculations are made on a discounted cash flow method basis, derived from the set out budget for 2017 and the set out strategy of 2018–2019. The most significant assumptions concerning these are related to the development of housing demand and project margins, as well as changes in working capital. Cash flows beyond the strategy period are calculated using the terminal value method. The growth rates for terminal values used were 2% in the Baltic countries and Central Eastern Europe, and 6% for YIT Moskovia, which operates in Russia. The estimates rest on the former experience and trends in these markets. Forecast of several research institutes related to growth, demand and price trends have also been utilised when preparing the estimates.

The applied discount rate the latest confirmed pre-tax WACC (Weighted Average Cost of Capital) defined by YIT. A WACC of 7.6% (7.6%) was used in the Baltic countries and Central Eastern Europe, and 17.6% (18.9%) in Russia.

The goodwill test results are evaluated by comparing the recoverable amount (E) with the carrying amount of the CGU (T), as follows:

Ratio				Estimate
E		<	T	Impairment
E	0–20%	>	T	Slightly above
E	20–50%	>	T	Clearly above
E	50%–	>	T	Substantially above

The recoverable amount exceeded the carrying amount substantially in the Baltic countries and Central Eastern Europe. Based on the impairment testing the goodwill relating to YIT Moskovia was impaired in connection with the re-evaluation of Russian business balance sheet amounts.

SENSITIVITY ANALYSIS

Sensitivity analysis has been carried out for the valuation of the recovarable amounts for the Baltic countries and Central Eastern Europe CGU by changing the assumptions used in the calculations. A change in an assumption that would cause the recoverable amount to equal the carrying amount is:

- Pre-tax discount rate: increase more than 4 percentage points
- Terminal growth rate: decrease more than 5 percentage points
- Profitability: decrease more than 50%

In management's opinion, the changes in the basic assumptions shall not be seen as an indication that these factors are likely to materialise. The sensitivity analysis is hypothetical and should therefore be treated with caution.

14. INVESTMENTS IN ASSOCIATED COMPANIES AND JOINT VENTURES

	2016			2015		
EUR million	Associated companies	Joint ventures	Total	Associated companies	Joint ventures	Total
Historical costs on January 1	0.6	0.1	0.6	0.7	0.1	0.8
Share of results	0.1	-0.7	-0.6	0.1	0.0	0.1
Increases	0.0	63.6	63.6		0.1	0.1
Decreases		0.0	0.0			
Dividend received during the financial year				-0.2	-0.1	-0.3
Historical costs on December 31	**0.6**	**62.9**	**63.6**	**0.6**	**0.1**	**0.7**

Associated companies and joint ventures are consolidated in accordance with the equity method.

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YIT GROUP'S ASSOCIATED COMPANIES AND JOINT VENTURES AND THEIR COMBINED ASSETS, LIABILITIES, REVENUE AND PROFIT/LOSS

2016 EUR million	Domicile	Assets	Liabilities	Revenue	Profit/Loss	Ownership	Carrying amount
Associated companies							
YIT Kuntatekniikka Oy	Mikkeli	2.1	0.7	7.1	0.2	40.00%	0.6
Joint ventures							
Kasarmikatu Holding Oy	Helsinki	71.1	61.4	0.4	-0.3	40.00%	3.9
Tripla Mall GP Oy	Helsinki	0.0	0.0		0.0	38.75%	0.0
Tripla Mall Ky	Helsinki	152.4	0.1		-0.9	38.75%	58.9
Regenero Oy	Helsinki	0.2	0.0		-0.2	50.00%	0.1
Konopna Residence s.r.o	Bratislava	2.4	2.4	0.4	0.0	40.00%	0.0
Tieyhtiö Vaalimaa Oy	Helsinki	148.5	151.8	0.2	-3.0	20.00%	0.1
Total		**376.7**	**216.4**	**8.1**	**-4.3**		**63.6**

2015 EUR million	Domicile	Assets	Liabilities	Revenue	Profit/Loss	Ownership	Carrying amount
Associated companies							
YIT Kuntatekniikka Oy	Mikkeli	2.9	1.6	13.6	0.1	40.00%	0.6
Joint ventures							
Ruoholahti 23 Oy	Helsinki	0.0	0.0		0.0	50.00%	
Valtatie 7 Group	Helsinki	371.5	391.6	46.5	0.0	10.05%	0.0
Tieyhtiö Vaalimaa Oy	Helsinki	40.8	41.1		0.0	20.00%	0.1
Total		**415.2**	**434.3**	**60.1**	**0.1**		**0.7**

DESCRIPTIONS OF LINES OF BUSINESS

YIT Kuntatekniikka Oy's line of business is to build, maintain and develop good living environments and provide services related to technical infrastructure and properties primarily in the Mikkeli area, and with regard to infrastructure services, also elsewhere in Eastern Finland.

Kasarmikatu Holding Oy invests in the office building in Kasarmikatu in Helsinki.

Tripla Mall GP Oy and Tripla Mall Ky's line of business is investment property operations, owning shopping malls and real-estate companies. The associated companies invest in building project Tripla in Pasila.

Regenero Oy's line of business emphasises on developing large residential, commercial- and office projects in the capital area.

Konopna Residence S.r.o invests in property development projects.

Ruoholahti 23 Oy's line of business is to acquire, sell, own, manage and lease properties comprising residential, medical, office and industrial premises, as well as shares in real estate

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companies related to such premises. The company's line of business also includes construction and property development activities as well as related use and maintenance operations. The company's line of business further includes the provision of management services for properties and premises. The company was liquidated during 2016.

Valtatie 7 Group's line of business is to plan, build, develop, finance and maintain the E18 motorway between Koskenkylä and Kotka. The company was sold to a third party in 2016.

Tieyhtiö Vaalimaa Oy's line of business is to plan, build, develop, finance and maintain the E18 motorway between Hamina and Vaalimaa.

15. AVAILABLE FOR SALE INVESTMENTS

EUR million	2016	2015
Carrying value January 1	0.4	0.8
Decreases	-0.0	-0.4
Changes in fair values		0.0
Carrying value December 31	**0.4**	**0.4**
Available for sale investments consist of as follows:		
Quoted	0.1	0.1
Unquoted	0.3	0.3
Total	**0.4**	**0.4**

16. NON-CURRENT RECEIVABLES

EUR million	2016 Carrying value	2016 Fair value	2015 Carrying value	2015 Fair value
Trade receivables	1.2	1.2	0.3	0.3
Interest-bearing receivables	33.5	33.5		
Other receivables	3.0	3.0	3.4	3.4
Total	**37.7**	**37.7**	**3.7**	**3.7**

RECONCILIATION TO THE NOTE 27 FINANCIAL ASSETS AND LIABILITIES BY CATEGORY

EUR million	2016	2015
Trade receivables	1.2	0.3
Interest-bearing receivables	33.5	
Other receivables	3.0	3.4
Total	**37.7**	**3.7**

Non-current receivables do not include receivables from related parties.

17. DEFERRED TAX ASSETS AND LIABILITIES

EUR million	2016	2015
Deferred tax assets	54.2	40.5
Deferred tax liabilities	-17.6	-18.5
Deferred tax assets, net	**36.6**	**22.1**

CHANGES IN DEFERRED TAX ASSETS AND LIABILITIES

EUR million	2016	2015
Deferred tax assets, net January 1	22.1	26.0
Translation difference	1.9	0.2
Changes recognised in income statement	12.5	-4.1
Changes recognised in comprehensive income	0.1	0.0
Deferred tax assets, net December 31	**36.6**	**22.1**

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CHANGES IN DEFERRED TAX ASSETS AND LIABILITIES BEFORE THE OFFSET

2016 EUR million	January 1	Translation difference	Recognised in the income statement	Recognised in comprehensive income/equity	December 31
Deferred tax assets					
Provisions	13.1	0.7	2.7		16.5
Tax losses carried forward	8.0	1.7	4.7		14.4
Pension obligations	0.2		0.0	0.2	0.4
Percentage of completion method	6.7	0.3	1.2		8.2
Inventories	12.1	1.6	-1.0	-2.3	10.4
Other items	5.2	0.3	0.6	-0.1	6.0
Total deferred tax assets	**45.3**	**4.5**	**8.2**	**-2.2**	**55.8**
Deferred tax liabilities					
Allocation of intangible assets	2.7		-0.3		2.4
Accumulated depreciation differences	3.2		0.2		3.4
Pension obligations	0.0				0.0
Percentage of completion method	6.8	1.2	-5.0		3.0
Inventories	6.5	1.5	1.2	-2.3	6.9
Available-for-sale investments	0.1				0.1
Other items	3.9	-0.0	-0.4		3.4
Total deferred tax liabilities	**23.2**	**2.6**	**-4.3**	**-2.3**	**19.2**

2015 EUR million	January 1	Translation difference	Recognised in the income statement	Recognised in comprehensive income/equity	December 31
Deferred tax assets					
Provisions	11.3	-0.2	2.0		13.1
Tax losses carried forward	4.3	-0.7	4.3		8.0
Pension obligations	0.1		0.1	0.0	0.2
Percentage of completion method	10.1	-0.1	-3.3		6.7
Inventories	13.4	-0.5	-0.8		12.1
Other items	9.4	-0.1	-4.0		5.2
Total deferred tax assets	**48.6**	**-1.7**	**-1.7**	**0.0**	**45.3**
Deferred tax liabilities					
Allocation of intangible assets	0.8		1.9		2.7
Accumulated depreciation differences	4.5		-1.3		3.2
Pension obligations	0.0				0.0
Percentage of completion method	5.6	-1.2	2.5		6.8
Inventories	7.8	-0.7	-0.6		6.5
Available-for-sale investments	0.1				0.1
Other items	3.9	0.1	-0.1		3.9
Total deferred tax liabilities	**22.7**	**-1.8**	**2.4**		**23.2**

The deferred tax receivables on the taxable losses will be booked to the extent it is expected that the benefit can be deducted from taxable profit in the future. No deferred tax asset of EUR 2.6 million (2015: EUR 1.4 million) has been recognised on accumulated losses, of which some part is not approved by the tax authorities. Deferred tax liability on undistributed earnings of subsidiaries, where the tax will be paid on the distribution of earnings, has not been recognised on the consolidated balance sheet, because distribution of the earnings is in the control of the Group and it is not probable in the near future. In 2016 the amount of unrecognised deferred tax liability was EUR 2.6 million (2015: EUR 2.4 million).

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18. INVENTORIES

EUR million	2016	2015
Raw materials and consumables	6.3	8.5
Work in progress	899.9	749.9
Land areas and plot-owing companies	620.7	499.6
Shares in completed housing and real estate companies	171.9	203.8
Advance payments	45.4	66.0
Other inventories	2.4	0.6
Total inventories	**1,746.6**	**1,528.4**

The write-downs of inventories were EUR 20.2 million (2015: EUR 8.7 million). Work in progress include capitalised interests EUR 32.5 million (2015: EUR 24.2 million).

YIT Group has acquired land areas in Finland and abroad for the construction activities. The acquisition of a land area may be done by buying the ownership of property or of shares of a plot-owing company. The goodwill arisen from the acquisitions of plot-owing companies have been included in the total amount of Land areas or Work in progress in inventories.

19. TRADE AND OTHER RECEIVABLES

CARRYING VALUES

EUR million	2016	2015
Trade receivables	113.0	104.6
Loan receivables	1.8	1.1
Accrued income from long-term projects	55.1	22.5
Accrued income	8.6	15.4
Receivables from derivative agreements	1.2	6.1
Other receivables	55.6	37.9
Total	**235.4**	**187.6**

The trade receivables were on average EUR 108.8 million during 2016 (2015: EUR 111.4 million).

RECONCILIATION TO THE NOTE 27 FINANCIAL ASSETS AND LIABILITIES BY CATEGORY

EUR million	2016	2015
Loan receivables	1.8	1.1
Trade receivables	113.0	104.6
Accrued income from long-term projects	55.1	22.5
Other receivables	55.6	37.9
Total	**223.8**	**165.0**

20. CASH AND CASH EQUIVALENTS

EUR million	2016 Carrying value	2016 Fair value	2015 Carrying value	2015 Fair value
Cash and cash equivalents	66.4	66.4	117.2	117.2
Money market investments	0.0	0.0	5.0	5.0
Total	**66.4**	**66.4**	**122.2**	**122.2**

CASH AND CASH EQUIVALENTS PRESENTED IN GROUP CASH FLOW STATEMENT

EUR million	2016	2015
Cash and cash equivalents	66.4	117.2
Money market investments	0.0	5.0
Accounts with overdraft facility	0.0	0.0
Total	**66.4**	**122.2**

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21. EQUITY

Share capital and treasury shares	Number of outstanding shares	Share capital EUR mill.	Treasury shares EUR mill.
January 1, 2015	125,583,992	149.2	-8.3
Return of treasury shares	-5,151		-0.0
December 31, 2015	**125,578,841**	**149.2**	**-8.3**
January 1, 2016	125,578,841	149.2	-8.3
Return of treasury shares	-2,186		-0.0
December 31, 2016	**125,576,655**	**149.2**	**-8.3**

At December 31, 2016 the total number of YIT Corporation's shares was 127,223,422 and the share capital amounted to EUR 149.217 thousand euros. All the issued and subscribed shares have been fully paid to the company. Shares do not have a nominal value.

TREASURY SHARES

Changes in own shares of YIT corporation during the financial period:

Time	Amount, pcs.
January 1, 2016	1 ,644,581
Return of treasury shares	2,186
December 31, 2016	**1,646,767**

The consideration paid for the treasury shares amounted to EUR 8.3 million and is disclosed as a separate fund in equity. The consideration paid on treasury shares decreases the distributable equity of YIT Corporation. YIT Corporation holds the own shares as treasury shares and has the right to return them to the market in the future.

LEGAL AND OTHER RESERVES

Legal reserves include the distributable earnings that have been booked to legal reserve based on the rule of Articles of Associations or by decision of Annual General Meeting. Other reserves include reserve of unrestricted equity in parent company and other reserves based on the regulation of local companies.

TRANSLATION DIFFERENCES

Translation differences include the exchange rate differences recognised in Group consolidation. In addition, on the net investment in foreign subsidiaries, which are hedged with currency forwards, the portion of the gains and losses of effective hedges is recognised in translation differences. There were no hedges of a net investment in a foreign operation in 2016 and 2015.

FAIR VALUE RESERVES

Fair value reserves include movements in the fair value of the available-for-sale financial assets and the derivative instruments used for cash flow hedging.

DIVIDENDS

After the balance sheet date the Board has proposed to Annual General meeting a dividend of 0.22 euros per share.

SHARE-BASED INCENTIVE PLAN

From 2010, the Group has had a long-term share-based incentive plan for it's key personnel.

INCENTIVE PLAN 2010–2012

The scheme consisted of three earnings periods, i.e. the calendar years 2010, 2011 and 2012. Shares were handed over in 2011, 2012 and 2013 based on the performance in the previous year. A total of approximately 700,000 shares could be rewarded annually, of which a maximum of 20,000 to the President and CEO.

The taxes and tax-like payments arising from the share rewards are covered by a monetary bonus under the terms of the scheme. Employees included in the incentive scheme are obligated not to transfer their shares within two years of having obtained them for the shares based on performance in 2010 and three years for the shares based on perfor-

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mance in 2011 and 2012, i.e. throughout the duration of the commitment period. If the employment of an employee is terminated during the commitment period, the employee must return any shares obtained as rewards to the company free of charge. In the case of shares granted for 2010 and 2011, the commitment period has ended.

During 2015, a total of 2,186 shares were returned to the company in accordance with the terms and conditions.

INCENTIVE PLAN 2014–2016

The earnings periods of the incentive scheme are the years 2014, 2015 and 2016. Any bonus will be determined on the basis of the indicators decided annually by YIT's Board of Directors for each earnings period and their target levels. Return on investment is the key indicator in the scheme. An additional target related to the Group's cash flow was set for 2014. In 2015, the return on investment target was complemented by a target related to net debt and in 2016 a target related to Earnings per share (EPS). YIT's Board of Directors also decides on the approximately 200 key persons from different YIT countries to be included in the incentive scheme for each earnings period. The same employees are not automatically covered by the scheme during all earnings periods.

A total of approximately 650,000 (2014 and 2015) or approximately 700,000 (2016) shares can be rewarded annually, of which a maximum of 25,000 to the President and CEO. The shares to be granted are already held by YIT as a rule. There is a two-year commitment period associated with each earnings period, after which the shares are transferred to key persons still employed by YIT Group. Shares will be handed over in 2017, 2018 and 2019. The employer will cover the taxes and tax-like fees charged to the key employees covered by the scheme in connection with the handing over of the shares. Under all circumstances, the Board has the right to amend the bonuses in a reasonable manner.

GRANTED SHARES IN THE INCENTIVE PLANS

Year	Grant date	Maximum amount of shares	Market value at grant date
2010	April 6, 2010	700,000	17.52
2011	March 18, 2011	700,000	20.67
2012	February 29, 2012	700,000	15.80
2014	April 1, 2014	650,000	7.81
2015	March 6, 2015	650,000	5.59
2016	March 9, 2016	700,000	5.13

COSTS RECOGNISED FOR THE SHARE-BASED INCENTIVE PLAN

		Cost of the financial year, EUR million	
Earning period	Persons	2016	2015
2012	250		0.5
2014	154	1.1	0.9
2015	174	1.2	0.7
2016	250	0.5	
Total		2.8	2.1

The accrued liabilities related to the cash-settled part of the compensation amount to EUR 2.0 million (in 2015: EUR 0.8 million). EUR 0.6 million (in 2015: EUR 0.4 million), is related to YIT Group's Management Board.

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ANNUAL REPORT 2016

22. EMPLOYEE BENEFIT OBLIGATIONS

EUR million	2016	2015
Pension benefits		
Obligations in the statement of financial position	2.1	0.9
Income statement charge	0.1	0.0

In 2016 and 2015, the Group had defined benefit pension plans resulting from supplementary pension insurance in Finland. In all plans the pension liability has been calculated based on the number of years employed and the salary level. The pension plans are managed in insurance companies, which follow the local pension legislation in their management.

THE AMOUNTS ARE DETERMINED AS FOLLOWS

EUR million	2016	2015
Present value of funded obligations	16.0	4.2
Fair value of plan assets	-13.9	-3.3
Deficit/surplus	**2.1**	**0.9**
Pension liability, net	**2.1**	**0.9**

DISCLOSED IN THE STATEMENT OF FINANCIAL POSITION AS FOLLOWS

EUR million	2016	2015
Defined benefit pension obligations	2.1	0.9

THE MOVEMENT IN THE DEFINED BENEFIT OBLIGATION OF THE YEAR

EUR million	2016	2015
January 1	4.2	4.3
Adjustment to obligation[1]	12.8	
Current service cost	0.0	0.0
Interest cost	0.1	0.1
Remeasurments	-0.0	
Benefits paid	-1.1	-0.3
December 31	**16.0**	**4.2**

THE MOVEMENT OF PLAN ASSETS OF THE YEAR

EUR million	2016	2015
January 1	3.3	3.4
Adjustment to plan assets[1]	11.5	
Expected return of plan assets	0.1	0.1
Remeasurments	0.1	
Employer contribution	0.0	0.1
Benefits paid	-1.1	-0.3
December 31	**13.9**	**3.3**

ACTUARIAL ASSUMPTIONS ARE AS FOLLOWS

	2016	2015
Discount rate	1.2%	2.0%
Rate of salary increase	1.3%	2.0%
Rate of pension increases	1.5%	0% / 2.1%

FUTURE PAYMENTS

The following table presents the future payments used as the basis of the pension obligation calculations.

EUR million	2016
Due within one year	2.1
Due in 1–5 years	7.9
Due in 5–10 years	8.3
Due in 10–15 years	6.2
Due in 15–20 years	4.4
Due in 20–25 years	2.7
Due in 25–30 years	1.4
Due after more than 30 years	1.0
Total	**34.0**

[1] Adjustments to plan assets and obligation relates to reclassification of certain pension schemes to defined benefit obligation.

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23. PROVISIONS

EUR million	Guarantee reserve	10-year commitments in construction	Provisions for loss making projects	Restructuring provisions	Legal provisions	Rental guarantee provisions	Other provisions	Total
January 1, 2016	5.7	46.3	1.5	3.9	0.4	1.3	2.0	61.0
Translation difference	0.9	0.0	0.2	1.9	0.1	0.0	0.2	3.2
Additions	1.9	1.9	1.6	10.8	0.5	3.4	0.9	21.0
Released during the period	-2.5	-1.2	-0.8	-1.2	-0.3	-0.7	-2.2	-8.9
Reversals of unused provisions	0.0	0.0	0.0	0.1	0.0	0.0	0.0	0.1
December 31, 2016	**5.9**	**47.0**	**2.5**	**15.5**	**0.6**	**3.9**	**0.9**	**76.4**
Current	0.4	39.1	1.1	0.0	0.0	2.7	1.4	44.8
Non-current	5.5	8.0	1.3	15.5	0.6	1.2	-0.5	31.7
Total	**5.9**	**47.0**	**2.5**	**15.5**	**0.6**	**3.9**	**0.9**	**76.4**

Provisions for contractual guarantees and for Finnish 10-year commitments in construction is determined on the basis of experience in the realisation of commitments.

Provisions for guarantees cover repair costs under the guarantee obligation that follows the completion of a construction project. Provisions for guarantees are determined on the basis of experience in the realisation of commitments.

The 10-year commitment that applies to the construction of housing and business premises in Finland is determined as a whole for all projects subject to the commitment. The amount of the provision is based on index-adjusted historical experience on the basis of experience in the realisation of commitments.

Provisions are booked for loss-making orders when the direct expenditure required to meet obligations exceeds the benefit yielded by the agreement.

Restructuring provisions are related to four plots located in Moscow region so that their value relates to the current dialog with the authorities.

A leasing liability is generally created when the company is under a contractual obligation to be liable for unleased premises in a project. A provision for leasing liabilities is booked when the remaining unrecognised margin of the construction project is lower than the leasing liability related to the project.

For non-current provisions, anticipated cash flows are discounted to the present time. In 2016 the effect of discounting on the total amount of the provisions was EUR -1.7 million (in 2015: EUR -1.9 million).

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ANNUAL REPORT 2016

24. BORROWINGS

NON-CURRENT LIABILITIES

EUR million	2016 Carrying value	2016 Fair value	2015 Carrying value	2015 Fair value
Bonds	149.5	152.4	99.5	100.5
Loans from financial institutions	5.4	4.7	84.9	85.4
Pension loans	60.7	56.4	81.6	76.6
Other loans	33.5	33.5		
Finance lease liabilities			0.1	
Non-current liabilities, total	**249.1**	**247.0**	**266.1**	**262.5**

CURRENT LIABILITIES

EUR million	2016 Carrying value	2016 Fair value	2015 Carrying value	2015 Fair value
Bonds			105.4	107.5
Loans from financial institutions	84.4	84.4	4.8	4.8
Overdraft facility used	0.0	0.0	1.2	1.2
Pension loans	21.0	21.0	21.0	21.0
Commercial papers	68.9	68.9	38.8	38.8
Developer contracting liabilities				
Receivables sold to financing companies[1]	226.0	226.0	140.0	140.0
Liability in housing corporation loans[2]	50.0	50.0	73.7	73.7
Other loans			0.0	
Finance lease liabilities	0.1		0.1	
Current liabilities, total	**450.4**	**450.3**	**385.1**	**387.0**

In the table are included all other liabilities than presented in Note 25. The fair values of bonds are based on the market price at the closing date.

The fair values of other non-current loans are based on discounted cash flows. The discount rate is defined to be the rate YIT Group was to pay for equivalent external loans at the year-end. It consists of risk free market rate and company and maturity related risk premium of 3.07–3.97% (in 2015: 2.45–3.97%) p.a., and they are classified as Level 2 in the fair value hierarchy.

[1] The construction-stage contract receivables sold to banks and other financing companies totalled EUR 258.5 million (in 2015: EUR 259.7 million) at year-end. Of this amount, EUR 226.0 million (in 2015: 140.0 million) is included in interest-bearing liabilities on the balance sheet and the remainder comprises receivables which qualify for derecognition according to IAS 39.15–37 and AG 36–52.Possible re-purchase liabilities in off- balance sheet items are related to violations in contract agreements. The interest paid on receivables sold to financing companies, EUR 3.9 million (in 2015: EUR 3.4 million), is included in net financial expenses.

[2] The interest on shares in the housing corporation loans of unsold completed residences is recognised in project expenses, because it is included in housing corporation maintenance charges.

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Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 BONDS FINANCE LEASE LIABILITIES Fixed-rate bonds 3/2015–2020¹ 6.250 EUR 100.0 3/2016–2021² 5.500 EUR 50.0 Total EUR 150.0 Terms of the bonds in brief: 1 Loan period March 25, 2015–March 25, 2020, interest payments bi annually at March 25 and September 25 in arrears. The loan is not secured. 2 Loan period March 24, 2016–March 24, 2021, interest payments annually at March 24 in arrears. The loan is not secured. YIT Group's main finance lease agreements are the agreements of buildings, cars, machinery and equipment both in production and offices. 138 Nominal value, Interest rate, %Currency EUR mill. EUR million20162015 Finance lease liabilities fall due in as follows: Minimum lease payments No later than 1 year 0.1 0.1 1–5 years 0.1 Total minimum lease payments 0.1 0.1 Present value of minimum lease payments No later than 1 year 0.1 0.1 1–5 years 0.1 Total present value of minimum lease payments 0.1 0.2 Future finance charges 0.0 Finance expenses charged to income statement 0.0 0.0

Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 RECONCILIATION TO THE NOTE 27 FINANCIAL ASSETS AND LIABILITIES BY CATEGORY 25. TRADE AND OTHER PAYABLES NON-CURRENT LIABILITIES Carrying value Carrying value CURRENT LIABILITIES ACCRUED EXPENSES The carrying value of the non-interest bearing liabilities reflects nearly the fair value of them. 139 EUR million20162015 Accrued employee-related liabilities 37.4 33.2 Interest expenses 5.4 6.9 Other accrued expenses 19.0 23.7 EUR million 20162015 Carrying valueCarrying value Trade payables 164.4 123.1 Accrued expenses 61.8 63.7 Liabilities of derivative instruments 3.9 Accrued expenses in work in progress 104.3 90.3 Advances received 473.9 376.9 Other payables 60.8 46.2 Total current payables 869.1 700.3 EUR million 20162015 Trade payables 43.5 2.9 Liabilities of derivative instruments 7.1 7.1 Other liabilities 0.5 0.4 Total non-current payables 51.0 10.4 EUR million20162015 Non-current liabilities 51.0 10.4 Derivatives -7.1 -7.1 Total 43.9 3.3 Current trade and other payables 869.1 700.3 Accrued expenses -61.8 -63.7 Derivatives -3.9 Accrued expenses in work in progress -104.3 -90.3 Total 699.0 546.2

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26. NOMINAL VALUES AND FAIR VALUES OF DERIVATIVE INSTRUMENTS

NOMINAL VALUES

EUR million	2016	2015
Foreign exchange forward contracts	52.1	86.4
Hedge accounting applied		
Interest rate swaps	40.0	70.0
Hedge accounting not applied		
Interest rate swaps	295.0	270.0
Interest rate forward contracts, total	**335.0**	**340.0**

FAIR VALUES

EUR million	2016 Positive fair value (carrying value)	2016 Negative fair value (carrying value)	2016 Net value	2015 Positive fair value (carrying value)	2015 Negative fair value (carrying value)	2015 Net value
Foreign exchange forward contracts						
Hedge accounting applied						
Hedge accounting not applied	1.2	-3.9	-2.7	6.2	-0.1	6.1
Total	**1.2**	**-3.9**	**-2.7**	**6.2**	**-0.1**	**6.1**
Interest rate derivatives						
Hedge accounting applied		-0.4	-0.4		-0.9	-0.9
Hedge accounting not applied		-6.7	-6.7		-6.2	-6.2
Total		**-7.1**	**-7.1**		**-7.1**	**-7.1**

All derivatives are hedges according to the Group's financial risk management policy, but hedge accounting, as defined in IAS 39, is only applied to certain derivative contracts. Foreign exchange forward contracts are mainly designated as hedges of financial items and have been charged to P/L in financial income/expenses. The duration of the Group's interest bearing loans has been increased by interest rate derivatives. Changes in the fair value of derivatives with hedge accounting applied are recognised in the fair value reserve in equity and changes in the fair value of derivatives with hedge accounting not applied are recognised through profit or loss (Notes 25 and 27). All the interest rate derivatives to which hedge accounting is applied are long-term agreements corresponding to the maturity of the hedged liability.

The interest rate risk of sold receivables linked to the floating Euribor and commercial paper portfolio has been hedged with interest rate derivatives. Changes in the fair value of these interest rate derivatives are recognised in profit and loss.

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27. FINANCIAL ASSETS AND LIABILITIES BY CATEGORY

2016

EUR million	Available for sale investments	Loans and other receivables	Held for trading	Derivatives/ hedge accounting	Finance liabilities	Carrying value	Fair value	Note
Valuation	Fair value	Measured at amortised cost	Fair value	Fair value	Measured at amortised cost			
Non-current financial assets								
Available for sale investments, listed shares	0.1					0.1	0.1	15
Available for sale investments, unlisted shares	0.3					0.3		15
Receivables								
Trade receivables, interest-bearing and other receivables		37.7				37.7		16
Current financial assets								
Receivables								
Loan receivables		1.8				1.8	1.8	19
Trade receivables and other receivables		223.8				223.8		19
Derivatives (hedge accounting not applied)			1.2			1.2	1.2	19
Cash and cash equivalents		66.4				66.4	66.4	20
Total by valuation group	**0.4**	**329.7**	**1.2**			**331.3**	**69.5**	
Non-current financial liabilities								
Borrowings					249.1	249.1	247.0	24
Other liabilities								
Trade payables and other liabilities					43.9	43.9		25
Derivatives (hedge accounting applied)				0.3		0.3	0.3	25,26
Derivatives (hedge accounting not applied)			6.7			6.7	6.7	25,26
Current financial liabilities								
Borrowings					84.4	84.4	84.4	24
Trade payables and other liabilities					699.0	699.0		25
Derivatives (hedge accounting applied)				0.1		0.1	0.1	25,26
Derivatives (non hedge accouting)			3.9			3.9	3.9	25,26
Total by valuation group			**10.6**	**0.4**	**1,076.5**	**1,087.5**	**342.4**	

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2015

EUR million	Available for sale investments	Loans and other receivables	Held for trading	Derivatives/ hedge accounting	Finance liabilities	Carrying value	Fair value	Note
Valuation	Fair value	Measured at amortised cost	Fair value	Fair value	Measured at amortised cost			
Non-current financial assets								
Available for sale investments, listed shares	0.1					0.1	0.1	15
Available for sale investments, unlisted shares	0.3					0.3		15
Receivables								
Trade receivables, interest-bearing and other receivables		3.7				3.7		16
Current financial assets								
Receivables								
Loan receivables		1.1				1.1	1.1	19
Trade receivables and other receivables		165.0				165.0		19
Derivatives (hedge accounting not applied)			6.1			6.1	6.1	19
Cash and cash equivalents		122.2				122.2	122.2	20
Total by valuation group	**0.4**	**292.0**	**6.1**			**298.5**	**129.5**	
Non-current financial liabilities								
Borrowings					266.1	266.1	262.5	24
Other liabilities								
Trade payables and other liabilities					3.3	3.3		25
Derivatives (hedge accounting applied)				0.9		0.9	0.9	25,26
Derivatives (hedge accounting not applied)			6.2			6.2	6.2	25,26
Current financial liabilities								
Borrowings					385.1	385.1	387.0	24
Trade payables and other liabilities					546.2	546.2		25
Derivatives (hedge accounting applied)								25,26
Total by valuation group			**6.2**	**0.9**	**1,200.7**	**1,207.8**	**656.6**	

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Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 28. FINANCIAL RISK MANAGEMENT issued at floating interest rates expose the Group to cash flow interest rate risk, which is hedged by interest rate derivatives. To manage the interest rate risk, the Board of Directors has defined a duration target of two years for loans and for the related interest rate derivative hedges. The duration may be deviated from by +/-1.5 years upon the decision of Vice President, Group Treasurer. In order to meet the duration target, part of the loans at floating rates are converted to fixed rate using interest rate caps and swaps. At the end of 2016, the duration of loans including the hedging derivatives was 2.46 years (2015: 2.36 years). the Group used interest rate derivatives to hedge the cash flow risk related to sold receivables. The nominal value of the hedged items was EUR 220 million and their reference interest rates were 1-month Euribor and 3-month Euribor. In addition, the cash flow risk related to the pricing of the commercial paper portfolio, with a nominal value of EUR 50 million, linked to the 3-month Euribor on average, was hedged at the end of 2016. Hedge accounting as set out in IAS 39 is not applied and the fair value changes are recognised as financial income and expenses in the income state-ment in accordance with accounting policies. (Note 9) YIT Group is exposed to a variety of financial risks in its business operations. The main risks are liquidity risk, credit risk and market risks including foreign exchange and interest rate risk. The objec-tive of the Group’s financial risk management is to minimise the uncertainty which the changes in financial markets cause to the Group’s financial performance. The Board of Directors has approved a treasury policy for the Group. The Group Treasury is responsible for the practical imple-mentation of the policy in association with the business units. In the operating units and subsidiaries the financing is carried out by financial personnel and management. Responsibilities between the Group Treasury and operating units are defined in the Group’s treasury policy. Operating units are responsible for providing the Group Treasury with timely and accurate information on financial position, cash flows and foreign exchange position in order to ensure the Group’s efficient risk management. In addition to the above, the Group’s treasury policy defines the principles and methods for financial risk management, cash management and specific financing-related areas e.g. commercial guarantees, relationships with financiers and customer financing. The cash flow risk related to two floating-rate loans is hedged by using interest rate swaps. At the end of 2016, the nominal amounts of the loans hedged were EUR 10 million (2015: EUR 15 million) and EUR 30 million. The loans’ reference interest rates were 1-month Stibor and 1-month Euribor, respectively. The hedged cash flows will be realised within two years. The hedges are effective and, according to accounting policies, changes in the fair value of interest rate swaps are recognised in the fair value reserve in equity. In addition, the interest rate risk concerning one floating rate loan has been hedged with an interest rate swap to which hedge accounting under IAS 39 principles is not applied. The nominal amount of the loan hedged is EUR 25 million and the reference interest rate is 3 month Euribor. The change in the fair value of this interest rate swap has been booked to financial items according to the accounting policy of the financial statement. (Note 9) Loans issued at fixed interest rates comprised approximately 89% (2015: approximately 86%) of the loan portfolio at the balance sheet date. The weighted average effective interest rate of the loans at fixed rate was 3.08% (2015: 3.7%). The weighted average effective interest rate of the loans at floating rates was 6.83% (2015: 4.8%). The weighted average effective interest rate of the portfolio as a whole was 3.48% (2015: 3.9%). These figures include the effect of derivative instruments. Interest rate deriva-tives increase the weighted average effective interest rate of the loan portfolio as a whole by 0.41 (2015: 0.40) percentage points. In addition to the duration target, the management monitors the effect of the possible change in interest rate level on the Group’s financial result on a quarterly basis (effect of one percentage point change in interest rate level on yearly net interest expenses). The effect on yearly net interest expenses would have been at the year-end EUR 0.5 million net of tax (2015: EUR 0.9 million). One percentage point change in interest rates has been used in the calculation for the loan portfolio, and the effect of the change has varied from EUR 0.0 million to EUR 0.5 million (2015: EUR 0.4–1.2 million). In addition, the effect of fair valuation of interest rate derivatives for which hedge accounting is not applied would INTEREST RATE RISK The Group has interest-bearing receivables related to cash and cash equivalents. Otherwise its revenues and operating cash flows are mostly independent of changes in market interest rates. In addition to non-current loans, the duration target guides the management of the cash flow interest rate risk related to receiv-ables sold to banks and financial institutions, and the pricing of the commercial paper portfolio. Hedging decisions for this exposure are made by the Group Treasurer. At the end of 2016, Interest rate risk arises mainly from the Group’s current and non-current loans, receivables sold to banks and financial insti-tutions and the related interest rate derivatives. In addition, the Group has interest-bearing cash and cash equivalents. Loans 143

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have been EUR 7.7 million (2015: EUR 6.5 million) net of tax on the profit for the period when interest rates rise by one percentage point. If interest rates would have decreased by one percentage point, the effect would have been EUR -8.1 million net of tax on the profit for the period.

The calculation is based on the maturities of the Group's interest-bearing net debt depending on the reference interest rate:

REPRISING SCHEDULE OF THE INTEREST BEARING NET DEBT

EUR million	2016	2015
< 1 month	-24.4	172.5
1–3 months	61.1	24.5
3–12 months	-149.8	-183.7
1–5 years	-490.0	-492.3
> 5 years	-30.0	-50.0
Total	-633.1	-529.0

The figures in the table are nominal values. Off-balance sheet receivables sold to financial institutions amounting to EUR 32.6 million (2015: EUR 119.7 million) are not included in these IFRS figures.

A change of one percentage point in interest rates at the balance sheet date would have affected the consolidated balance sheet by EUR 0.2 million (2015: EUR 0.7 million) net of tax. The effect would have changed the fair values of the interest rate derivatives in hedge accounting, in the fair value reserve in equity.

In addition to interest-bearing net debt, the foreign exchange forward contracts associated with the intra group loans and the hedging of the foreign exchange risk of certain commercial contracts expose the Group's result to interest rate risk. The Group's external loans are mainly denominated in euros, but the subsidiaries are financed in their functional currency. The most significant currencies of the intra group loans in 2016 were the Russian rouble and the Czech koruna. As the parent company hedges the receivables denominated in foreign currency, the parent company has to pay the interest rate difference between the foreign currency and the euro. During the financial year a relatively large difference in interest rates between the euro and the Russian rouble has had a significant effect on hedging costs.

At the balance sheet date, a change of three percentage points in the interest rate differential between the euro and foreign currencies would have had an impact of EUR 0.8 million (2015: EUR 1.6 million) on the profit for the period net of tax. The sensitivity analysis is based on the foreign exchange forward contracts outstanding at the balance sheet date.

CREDIT AND COUNTERPARTY RISK

The Group's credit risk is related to clients with open balances or with long term agreements and to the counterparties to cash and cash equivalents and derivative agreements. The Group Treasury is responsible for the counterparty risk of the derivative instruments and cash and cash equivalents. Operating units are responsible for the credit risk related to operating items, such as trade receivables. Customers and the nature of the agreements differ between the Group's segments. Customer-specific credit risk management is carried out in the segments' finance departments in cooperation with the operating units.

The counterparties of financial instruments are chosen based on the management's estimate of their reliability. The Board of Directors accepts the main banks used by the Group and counterparties to the current investments and derivative instruments and their limits. According to the treasury policy, it is possible to make short-term investments related to liquidity management. No impairment has been recognised on the derivative instruments or the cash and cash equivalents in the period. The management does not expect any credit losses from counterparties to financing assets or derivative instruments.

The Group manages credit risk related to operating items by holding the ownership of construction projects until payment is received; taking advance payments; accelerated payment programmes of projects; payment guarantees; site-specific mortgages; credit risk insurance policies; and careful examination of clients' background information. In addition, selling of receivables to financial institutions is used in the management of the credit risk of operations. The background of the new customers is examined thoroughly by, for example, acquiring credit information. The Group does not have any significant concentrations of credit risk as the clientele is widespread and geographically divided into the countries in which the Group operates. Trade receivables related to sales of office buildings which are paid only when the ownership is transferred, and the related risk of insolvency of the counterparty, are typically transferred to banks and financial institutions. These transfers meet the conditions set out in IAS 39 for derecognition of financial assets.

During the financial period no material credit losses were recognised. The operating units are not expecting any unusual credit risk arising from trade receivables or construction contracts.

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As a result of the partial demerger registered on 30 June 2013, YIT Corporation bears secondary liability amounted EUR 37.4 million for certain Group and bank guarantees transferred to Caverion Corporation if Caverion cannot cope with these obligations.

ANALYSIS OF TRADE RECEIVABLES

	2016			2015		
EUR million	Carrying value	Impaired	Gross	Carrying value	Impaired	Gross
Not past due[1]	98.1		98.1	92.7		92.7
1–90 days	11.2	-0.1	11.3	6.4	-0.1	6.5
91–180 days	0.8	-0.0	0.8	2.4	-0.1	2.5
181–360 days	0.7	-0.1	0.8	1.2	-0.2	1.4
Over 360 days	3.4	-0.3	3.7	2.2	-0.4	2.6
Total	**114.3**	**-0.5**	**114.7**	**104.9**	**-0.8**	**105.7**

[1] There are no material trade receivables that would be otherwise past due but whose terms have been renegotiated. For additional information on trade receivables, please see notes 16 and 19.

SET-OFF ARRANGEMENTS FOR FINANCIAL INSTRUMENTS

A) ASSETS

				Amounts related to assets that have not been set off on the balance sheet		
EUR million	Gross amount of the asset item	Amount set-off on the balance sheet	Amount shown on the balance sheet	Financial instruments	Cash collateral	Netto
December 31, 2016						
Exchange rate derivatives	1.2	0.0	1.2	-1.2		0.0
Interest rate derivatives	0.0	0.0	0.0			0.0
Trade receivables	114.3		114.3			114.3
December 31, 2015						
Exchange rate derivatives	6.2	-0.1	6.1			6.1
Interest rate derivatives	0.0	0.0	0.0			0.0
Trade receivables	104.9		104.9			104.9

B) LIABILITIES

				Amounts related to assets that havenot been set off on the balance sheet		
EUR million	Gross amount of the asset item	Amount set-off on the balance shee	Amount shown on the balance sheet	Financial instruments	Cash collateral	Netto
December 31, 2016						
Exchange rate derivatives	3.9	0.0	3.9	-1.2		2.7
Interest rate derivatives	7.1	0.0	7.1			7.1
Trade receivables	207.9		207.9			207.9
December 31, 2015						
Exchange rate derivatives	0.1	-0.1	0.0			0.0
Interest rate derivatives	7.1	0.0	7.1			7.1
Trade receivables	125.9		125.9			125.9

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Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 A set-off arrangement that can be implemented is related to deriv-ative assets and liabilities. If such a choice is not made, financial assets and liabilities are settled in gross amounts, but both parties of a general set-off arrangement are entitled to the net settlement of all such monetary amounts if the other party neglects to fulfil its obligations. bined with financing arrangements currently being prepared, is estimated to cover refinancing needs in 2017. The management and acquisition of the Group’s funding is centralised to the Group Treasury. As the cash management is centralised to the Group Treasury, the use of liquid funds can be optimised between the different units of the Group. LIQUIDITY RISK The management continuously evaluates and monitors the amount of funding required by the Group’s business activities to ensure adequate liquid funds to finance its operations, repay its loans at maturity and to finance dividend. The funding require-ments are evaluated based on a financial budget prepared every six months, a monthly financial forecast and short-term, timely cash planning. The Group Treasury is responsible for the adequacy of funding, the availability of different sources of funding and the controlled maturity profile of external loans. When making decision about a new loan it should be made sure, according to treasury policy, that only 1/4 of the loan portfolio can mature over one calendar year, in order to minimise refinancing risk. When the amount of maturing loans is calculated, commercial papers, receivables sold to banks or housing company loans are not taken into account. The following table describes the contractual maturities of the financial liabilities. The amounts are undiscounted. The interest flows of floating-rate loans and derivative instruments are based on interest rates prevailing on December 31st, 2016 (December 31st, 2015) Cash flows of foreign currency denominated loans are translated into euros at the foreign currency rates prevailing at the balance sheet date. Cash flows of foreign currency forward contracts are translated into euros at forward rates. The Group uses cash and cash equivalents, committed credit facilities and bank accounts with overdraft facilities to manage the liquidity risk. On the balance sheet date, YIT had the entire undrawn EUR 200 million credit facility and EUR 74.6 million of overdraft facilities available. The credit facility is valid until January 2020. YIT’s cash reserves amounted to EUR 66.4 million (2015: EUR 122.2 million) at the end of 2016. The liquidity buffer, com-146

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CONTRACTUAL MATURITY ANALYSIS OF FINANCIAL LIABILITIES AND INTEREST PAYMENTS AT DECEMBER 31, 2016

EUR million	2017	2018	2019	2020	2021	2022–	Total	Note
Bonds	8.9	8.9	8.9	105.8	52.7		185.2	24, 27
Loans from financial institutions	86.8	4.6					91.4	24, 27
Pension loans	22.2	9.8	52.3				84.3	24, 27
Receivables sold to banks/financial institutions[1]	212.6	14.8					227.4	24, 27
Finance lease liabilities	0.1						0.1	24, 27
Other financial liabilities[2]	50.0						50.0	24, 27
Commercial papers	69.0						69.0	24, 27
Trade and other payables	699.0						699.0	25, 27
Interest rate derivatives								
Hedge accounting applied	0.8	0.5					1.3	25, 26, 27
Hedge accounting not applied	2.3	2.1	1.7	1.2	0.5	0.2	8.0	25, 26, 27
Foreign currency derivatives								
Cash outflow	-52.1						-52.1	25, 26, 27
Cash inflow	49.4						49.4	25, 26, 27

CONTRACTUAL MATURITY ANALYSIS OF FINANCIAL LIABILITIES AND INTEREST PAYMENTS AT DECEMBER 31, 2015

EUR million	2016	2017	2018	2019	2020	2021–	Total	Note
Bonds	115.8	6.2	6.2	6.2	103.0		237.4	24, 27
Loans from financial institutions	8.7	80.6	4.7				94.0	24, 27
Pension loans	22.7	22.2	9.8	52.3			107.0	24, 27
Receivables sold to banks/financial institutions[1]	109.0	32.4					141.4	24, 27
Finance lease liabilities	0.1	0.1					0.1	24, 27
Other financial liabilities[2]	73.7						73.7	24, 27
Commercial papers	39.0						39.0	24, 27
Trade and other payables	546.2						546.2	25, 27
Interest rate derivatives								
Hedge accounting applied	0.6	0.4	0.1				1.0	25, 26, 27
Hedge accounting not applied	2.3	2.2	1.7	1.1	0.6	0.1	8.0	25, 26, 27
Foreign currency derivatives								
Cash outflow	-81.5	-5.0					-86.5	25, 26, 27
Cash inflow	87.4	5.2					92.6	25, 26, 27

[1] Receivables sold to banks and financial institutions are related to residential development projects and they are set off by housing corporation loans withdrawn upon the completion of construction and by payments made by the buyers of the residential units.
[2] Includes the shares in the housing corporation loans of unsold completed residential projects which are transferred to the buyers of residential units in conjunction with the sale.

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FOREIGN EXCHANGE RISK

The Group operates internationally and is exposed to foreign exchange risks arising from the currencies of the countries in which it operates. The risk arises mainly from the assets and liabilities on the balance sheet and net investments in foreign operations. In addition, commercial contracts of the subsidiaries cause foreign exchange risk. However, the contracts are mainly made in the units' own functional currencies.

The objective of managing foreign exchange risk at YIT is to reduce the uncertainty caused by foreign exchange rate movements on profit through cash flows and the valuation of commercial receivables and liabilities.

By decision of the Board of Directors, the net investments in foreign operations are not hedged from the changes in foreign exchange rates.

The change in foreign exchange rates increased the value of the Group's net investments in equity by EUR 75.2 million compared to the end of the previous year. An increase or decrease of 20 percentage points in the euro exchange rate against other currencies would have had an impact of EUR 37.0 million on translation differences under consolidated shareholders' equity at the balance sheet date.

INVESTMENTS DENOMINATED IN FOREIGN CURRENCY

EUR million	2016	2015
RUB	441.7	339.0
CZK	25.2	23.1
PLN	9.3	4.7

According to the Group's treasury policy, the business units and the subsidiaries are responsible for identifying the foreign exchange risk related to their foreign currency denominated cash flows and reporting it to the Group Treasury. All firm commitments must be hedged unless the Group CFO decides otherwise. Hedging by business units is performed by intra-group transactions with the parent company as the counterparty. The Group Treasury hedges the Group net position and takes care of all external hedging transactions. The Group does not apply hedge accounting as set out in IAS 39 to hedge its foreign exchange risk. Accordingly, the fair value changes in derivative instruments are recognised in the consolidated income statement according to the accounting policies. In 2016, the most significant currency related to commercial agreements and their hedges was the Russian rouble. If the euro had strengthened by 20 percentage points against the rouble at the balance sheet date, the fair valuation of the foreign exchange forward contracts related to commercial agreements would have caused a foreign exchange loss of EUR 1.4 million net of tax.

Loans taken by the parent company are mainly denominated in euro, but the intra-group loans are given in the functional currency of each subsidiary. The parent company hedges this foreign exchange risk by using foreign exchange forward contracts and currency options, if necessary.

In addition to the foreign exchange differences from intra-group loans and related hedges, the strengthening or weakening of the euro would not have had a material impact on the result of the Group if the translation difference in consolidation is not considered. The sensitivity analysis takes into consideration the foreign exchange derivative contracts made for hedging both the internal and external loans and receivables which offset the effect of changes in foreign exchange rates.

THE GROUP'S EXTERNAL LOANS BY CURRENCY

	External loans		Adjusted by derivative contracts	
EUR million	2016	2015	2016	2015
EUR	665.6	615.7	682.9	554.8
RUB	24.9	21.1	-0.4	81.5
SEK	9.0	14.4	0.0	
CZK			12.6	14.8
PLN		0.1	4.4	0.1
Total	**699.5**	**651.2**	**699.5**	**651.2**

The division of trade receivables and payables by currencies corresponds to the functional currencies of the charging and the charged companies. Accordingly, no open foreign exchange risk is included.

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CAPITAL RISK MANAGEMENT

The Group's objectives when managing capital are to maintain the optimal strategic capital structure. The Group's capital risk management aims to safeguard its long-term ability to continue as a going concern, to increase shareholder value and secure the company's ability to pay dividends.

In YIT's business operations capital is particularly tied up in plot reserves, their development and ongoing construction production. In business where investments are small, such as infrastructure construction, the objective is effective turnover of net working capital. In the more capital-intensive business operations, such as residential development projects and real estate development projects, capital investments must be adjusted according to the market conditions by decreasing or increasing the number of plot investments and project start-ups. The amount and structure of capital is also controlled by adjusting the amount of dividend, acquiring the company's own shares, issuing new shares or selling assets in order to reduce debt.

YIT monitors its capital structure on the basis of the equity ratio. The strategic goal for YIT's equity ratio set by the Board of Directors is 40% (POC).

The Group's equity ratio has been the following:

EUR million (POC)	2016	2015
Equity	605.0	548.5
Balance sheet total	1,971.9	1,741.4
./. Advances received	-249.4	-195.6
Capital	**1,722.6**	**1,545.8**
Equity ratio %	35.1%	35.5%

YIT Corporation's credit facility agreement, issued bonds and some of the bank loan agreements include a financial covenant linked to YIT's equity ratio. In addition, the credit facility agreement and one bank loan agreement include a covenant linked to YIT's gearing. The financial covenants require an IFRS equity ratio of at least 25 per cent and a gearing ratio under 150 per cent. The covenants were not breached during the financial period. The Group's IFRS equity ratio was 31.2 per cent and gearing 112.3 per cent on the balance sheet date.

FAIR VALUE ESTIMATION

The Group measures the fair value measurement hierarchy as follows:

Level 1: The fair values of financial instruments are based on quoted prices in active markets. A market can be considered active if quoted prices are regularly available and the prices represent the actual value of the instrument in liquid trading.

Level 2: Financial instruments are not traded in active and liquid markets. The value of a financial instrument can be determined based on market value and potentially partially derived value measurement. If, however, the factors affecting the fair value of the instrument are available and observable, the instrument belongs to level 2.

Level 3: The valuation of a financial instrument is not based on observable market data, and other factors affecting the fair value of the instrument are not available and observable.

The following table presents the Group's assets and liabilities that are measured at fair value and their levels.

ASSETS

	2016		2015	
EUR million	Level 1	Level 2	Level 1	Level 2
Available-for-sale investments			0.1	
Derivatives (hedge accounting not applied)		1.2		6.2
Total assets		**1.2**	**0.1**	**6.2**

LIABILITIES

	2016		2015	
EUR million	Level 1	Level 2	Level 1	Level 2
Derivatives (hedge accounting not applied)		10.6		6.3
Derivatives (hedge accounting applied)		0.4		0.9
Total liabilities		**11.0**		**7.2**

In the past financial year, there were no transfers between level 1 and level 2. At the balance sheet date, the Group had no assets categorised at level 3.

Specific valuation techniques used to value financial instruments include: the use of quoted market prices or dealer quotes for similar instruments; the fair value of interest rate swaps is calculated as the present value of the estimated future cash flows based on observable yield curves; the fair value of forward foreign exchange contracts is determined using forward exchange rates at the balance sheet date; the fair value of the remaining financial instruments is determined using discounted cash flow analysis. All the resulting fair value estimates are included in level 2 except for unlisted equity securities and holdings.

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29. OTHER LEASE AGREEMENTS

YIT GROUP AS LESSEE

The future minimum lease payments under non-cancellable operating leases:

EUR million	2016	2015
No later than 1 year	27.6	20.9
1–5 years	73.2	76.4
Later than 5 years	17.5	29.6
Total	**118.3**	**126.9**

The lease payments of non-cancellable operating leases charged to the income statement in 2015 amounted to EUR 22.5 million (in 2015: EUR 23.5 million).

The YIT group has leased the office facilities in use. The operating lease agreements of office facilities have a period of validity of up to 7 years. Most of the agreements include the possibility of continuing after the initial expiry date. The index, renewal and other terms of the lease agreements of office facilities are dissimilar to each other. Operating leases also include the liabilities of operating lease agreements of employee cars, which have the average duration of four years. The Group has also sold plots and transferred preliminary agreements for the sale of plots to funds. YIT will continue its project development and construction on the plots and pay rent to the funds for the plots. The minimum lease payments for these plot leases have been calculated until the probable start time. They are included in the figures in the above table, and they total EUR 13.7 million (2015: EUR 14.8 million).

YIT GROUP AS LESSOR

The future minimum lease receivables under non-cancellable operating leases:

EUR million	2016	2015
No later than 1 year	6.7	6.4
1–5 years	17.5	18.4
Later than 5 years	8.4	12.5
Total	**32.5**	**37.3**

The Group has primarily subleased business premises it leases from others. The operating lease agreements of office facilities have a period of validity of up to eight years.The index, renewal and other terms of the lease agreements of office facilities vary. Most of the agreements include the possibility of continuing after the initial expiry date. The minimum lease amount is calculated until the earliest possible date of termination.

30. COMMITMENTS AND CONTINGENT LIABILITIES

EUR million	2016	2015
Guarantees on behalf of associated companies and joint ventures	5.0	5.0
Other commitments		
Rental guarantees for clients	3.9	7.1
Investment commitments		
Investment commitments	57.4	
Purchase commitments	285.2	396.5

As a result of the partial demerger registered at 30 June 2013, YIT Corporation has secondary liability for guarantees transferred to Caverion Corporation, with a maximum total amount of EUR 37.4 million at December 31, 2016 (2015: EUR 42.0 million).

YIT Corporation has guaranteed obligations of its subsidiaries. At December 31, 2016, the total amount of these guarantees was EUR 1,429.2 million (2015: EUR 1,058.5 million).

The Group is involved in legal proceedings in preparation and pending that are connected to ordinary operations and whose outcomes are difficult to predict. Prudence has been applied in the evaluations. It is the understanding of the Group that the legal proceedings do not have a significant effect on the Group's result.

Repurchase commitments are primarily preliminary agreements for plot acquisition, which are realised when conditions specified in the preliminary agreement are met, such as the confirmation of the area plan.

Investment commitments are primarily related to investment in Tripla Mall according the terms in the shareholders agreement.

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31. SUBSIDIARIES

Excluding the real estate companies presented in inventories

Name	Domicile	Nature of business	Ownership of the parent company (%)	Ownership of the Group (%)	Ownership of non-controlling interest (%)
Shares in subsidiaries, owned by the parent company					
YIT Construction Ltd	Helsinki	Construction	100.00%	100.00%	
YIT Equipment Ltd	Urjala	Construction machinery and equipment rental	100.00%	100.00%	
YIT Information Services Oy	Helsinki	IT services	100.00%	100.00%	
YIT IT East Oy	Helsinki	Holding company		100.00%	
OOO YIT Information Systems	St. Petersburg	IT services		100.00%	
Shares in subsidiaries, owned by YIT Construction Ltd					
AS YIT Ehitus	Tallinn	Construction		100.00%	
AS Koidu Kinnisvara	Tallinn	Construction		100.00%	
SIA YIT Celtnieciba	Riga	Construction		100.00%	
YIT Invest Export Oy	Helsinki	Holding company		100.00%	
JSC YIT Moskovia	Moscow	Construction		100.00%	
LLC YIT-Service	Moscow	Property maintenance		100.00%	
JSC YIT Stroi	Moscow	Construction		100.00%	
LLC YIT Service	St. Petersburg	Property maintenance		100.00%	
Urepol Oy	Helsinki	Holding company		100.00%	
JSC YIT Don	Rostov	Construction		100.00%	
LLC SP YIT Don	Rostov	Construction		100.00%	
LLC YIT Don Service	Rostov	Property maintenance		100.00%	
AB YIT Kausta	Kaunas	Construction		100.00%	
UAB YIT Kausta Bustas	Vilnius	Construction		100.00%	
YIT Salym Development Oy	Helsinki	Holding company		100.00%	
JSC YIT Saint-Petersburg	St. Petersburg	Construction		100.00%	

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ANNUAL REPORT 2016

Name	Domicile	Nature of business	Ownership of the parent company (%)	Ownership of the Group (%)	Ownership of non-controlling interest (%)
Tortum Ltd	Helsinki	Holding company		100.00%	
JSC YIT Uralstroi	Yekaterinburg	Construction		99.96%	0.04%
LLC YIT Comfort	Yekaterinburg	Construction		99.96%	0.04%
LLC Ural YIT Service	Yekaterinburg	Property maintenance		100.00%	
LLC YIT Tumen	Tumen	Construction		99.96%	0.04%
LLC YIT Service Tumen	Tumen	Property maintenance		100.00%	
Finn-Stroi Oy	Helsinki	Holding company		100.00%	
JSC YIT CityStroi	Moscow	Construction		99.83%	0.17%
LLC Hatber	Moscow	Construction		99.83%	0.17%
LLC Emerkom-Spetstroi	Moscow	Construction		99.83%	0.17%
LLC YIT CityService	Moscow	Property maintenance		100.00%	
CJSC TPK Strojmaterialy	Moscow	Construction		100.00%	
YIT Jupiter Oy	Helsinki	Holding company		100.00%	
YIT Mars Oy	Helsinki	Holding company		100.00%	
YIT Saturnus Oy	Helsinki	Holding company		100.00%	
YIT Sirius Oy	Helsinki	Holding company		100.00%	
JSC YIT VDSK	Voskresensk	Construction		99.98%	0.02%
YIT Uranus Oy	Helsinki	Holding company		100.00%	
YIT Neptunus Oy	Helsinki	Holding company		100.00%	
LLC YIT Kazan	Kazan	Construction		100.00%	
LLC YIT Service Kazan	Kazan	Property maintenance		100.00%	
YIT Stavo s.r.o [1]	Prague	Construction		92.00%	8.00%
YIT Slovakia a.s.	Bratislava	Construction		100.00%	
YIT Development SP.Z.O.O	Warsaw	Construction		100.00%	

[1] YIT Group's share in YIT Stavo s.r.o is 100% in IFRS accounting, because the minority share of 8% YIT is assessed to be a share based payment to the management.

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32. RELATED PARTY TRANSACTIONS

The Group's related parties include key executives, associated companies, joint ventures, and companies outside of the Group that a person in an executive position in the YIT Group can be expected to exercise influence over. Key executives include the members of the Board of Directors and the Management Board.

EUR million	2016	2015
Sales of goods and services		
Associates and joint ventures	211.1	32.3
Purchases of goods and services		
Other related parties	11.8	8.7
Trade and other receivables		
Associates and joint ventures	13.2	0.1
Other related parties	0.3	0.8
Trade and other payables		
Associates and joint ventures		2.3
Other related parties	1.7	1.4

Goods and services to related parties are sold on the basis of price lists in force with non-related parties.

KEY MANAGEMENT COMPENSATION

EUR million	2016	2015
Salaries and other short-term employee benefits	2.7	2.6
Termination benefits	1.9	1.9

Includes the salaries and benefits of the President and CEO, the Deputy to the President and CEO and the members of the Group Management Board.

SALARIES AND FEES

EUR	2016	2015
President and CEO	600,862	655,566
Other Management Board members	2,071,060	1,900,150
Board of Directors		
Reino Hanhinen[1]	20,100	87,450
Kim Gran[1]	12,050	68,250
Satu Huber	57,800	53,950
Erkki Järvinen	55,050	55,050
Inka Mero[2]	42,800	
Juhani Pitkäkoski	63,850	55,050
Teuvo Salminen[1]	12,800	55,050
Matti Vuoria[2]	67,100	
Board of Directors, total	**331,550**	**374,800**

[1] Member of the Board of Directors until March 15, 2016.
[2] Member of the Board of Directors since March 15, 2016.

PENSION, RETIREMENT AGE AND RIGHT TO DISMISS

The contractual retirement age of the President and CEO and the Executive Vice President and deputy to the CEO has been set at 62. In other respects, the statutory retirement ages apply to the members of the Management Board. The contractual pension of the CEO and his deputy amounts to 60% of salary accounted according to Finnish employment pension law. The pension scheme is benefit-based.

The contractual period of notice is from six to nine months. If the company terminates the contract, the CEO and his deputy shall also be paid separate compensation amounting to 12 months' salary.

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Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 ACCRUAL-BASED PENSION EXPENDITURE IN 2015 The members of the Board of Directors are not insured in terms of TyEL (Employees’ Pensions Act) or supplementary pension for their meeting fees. LOANS TO RELATED PARTIES There are no loans to related parties in the end of financial year. 154 EUR million 2016 2015 Statutory pensions Supplementary pension security Statutory pensions Supplementary pension security President and CEO 0.10.0 0.10.0 Other Management Board members 0.30.0 0.30.0 Total 0.40.0 0.40.0

Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 Parent company, financial statements, FAS Income statement, Parent company 155 EUR millionNote20162015 Other operating income2 28.4 27.3 Personnel expenses3 -13.1 -11.9 Depreciation and value adjustments4 -1.1 -1.1 Other operating expenses5 -30.7 -40.0 Operating loss -16.5 -25.7 Financial income and expenses6 21.5 20.4 Profit before appropriations 5.1 -5.3 Appropriations7 26.4 9.8 Income taxes8 -6.8 0.0 Net profit for the financial period 24.7 4.5

YIT Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016

Balance sheet, Parent company

EUR million	Note	31.12.2016	31.12.2015
Assets			
Non-current assets			
Intangible assets	9		
Intangible rights		0.5	0.3
Other capitalize expenditure		1.5	2.1
Advance payments		0.8	0.3
Total intangible assets		2.7	2.8
Tangible assets	9		
Land and water areas		0.9	1.2
Buildings and structures		1.5	2.3
Machinery and equipment		0.4	0.5
Other tangible assets		0.1	0.1
Total tangible assets		2.9	4.0
Investments	10		
Shares in Group companies		718.3	328.3
Other shares and holdings		0.1	0.1
Total investments		718.4	328.4
Total non-current assets		**724.0**	**335.2**
Current assets			
Long-term receivables	11		
Receivables from group companies		211.4	380.6
Receivables	11		
Trade receivables		0.9	0.1
Receivables from group companies		123.7	341.2
Other receivables		0.5	0.5
Accrued income		3.0	12.8
Total receivables		339.5	735.2
Current investments	12	0.0	0.0
Cash and cash equivalents		39.7	104.3
Total current assets		**379.2**	**839.5**
Total assets		**1,103.2**	**1,174.7**

EUR million	Note	31.12.2016	31.12.2015
Equity and liabilities			
Equity	13		
Share capital		149.2	149.2
Other reserves			
Non restricted equity reserve		8.2	8.3
Fair value reserve		-0.4	
Retained earnings		267.8	291.0
Net profit for the financial year		24.7	4.5
Total equity		**449.6**	**453.0**
Appropriations	13		
Accumulated depreciation difference		0.5	0.4
Provisions	14	**2.2**	**1.4**
Liabilities			
Non-current liabilities	16		
Bonds		150.0	100.0
Loans from credit institutions		5.4	85.0
Pension loans		60.8	81.8
Non-current liabilities to group companies		7.1	
Total non-current liabilities		223.2	266.8
Current liabilities	17		
Bonds			105.4
Loans from credit institutions		84.5	4.8
Pension loans		21.0	21.0
Advances received		0.0	0.0
Trade payables		1.4	1.1
Current liabilities to group companies		234.1	271.8
Other current liabilities		74.1	40.0
Accrued expenses		12.6	9.0
Total current liabilities		427.7	453.2
Total liabilities		**651.0**	**720.0**
Total equity and liabilities		**1,103.2**	**1,174.7**

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Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 Cash flow statement, Parent company 157 EUR million20162015 Cash flow from financing activities Change in loan receivables 479.3 18.0 Change in current loans -13.0 39.1 Proceeds from borrowings 50.0 125.0 Repayment of borrowings -131.4 -203.9 Dividends paid and other distribution of assets -27.6 -22.6 Group contributions received 9.9 42.0 Net cash used in financing activities 367.1 -2.4 Net change in cash and cash equivalents -64.6 -63.4 Cash and cash equivalents at the beginning of the financial year 104.3 167.4 Cash and cash equivalents transferred in merger 0.0 -0.3 Cash and cash equivalents at the end of the financial year 39.7 104.3 EUR million20162015 Cash flow from operating activities Profit / loss before appropriations 5.1 -5.3 Adjustments for: Depreciations 1.1 1.1 Reversal of accrual-based items 0.8 10.5 Gains on the sale of tangible and intangible assets 0.4 -0.3 Financial income and expenses -21.5 -20.4 Cash flow before change in working capital -14.2 -14.4 Change in working capital Change in trade and other receivables 6.0 -4.6 Change in trade and other payables 2.4 0.0 Net cash flow from operating activities before financial items and taxes -5.8 -19.0 Purchase of treasury shares 0.0 -0.1 Interest paid -116.0 -66.7 Dividends received 0.0 0.0 Interest received and financial income 79.3 93.1 Taxes paid 1.0 2.5 Net cash generated from operating activities -41.5 9.8 Cash flow from investing activities Purchases of tangible and intangible assets -0.9 -1.2 Proceeds from sale of tangible and intangible assets 0.6 0.4 Increase in investments -390.0 -70.0 Proceeds from sale of other investments 0.0 0.0 Net cash used in investing activities -390.3 -70.8

Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 Notes to the Parent company financial statements 1. PARENT COMPANY ACCOUNTING PRINCIPLES CASH AND CASH EQUIVALENTS The cash and cash equivalents in the cash flow statement consist of cash, bank deposits that can be withdrawn on demand and other short-term liquid investments. ciation according to plan is calculated as straight-line depreciation on the basis of the estimated economic service life of tangible and intangible assets. YIT Corporation’s financial statements are prepared in accordance with the principles of Finnish accounting legislation. The financial statements are prepared for 12 months in the financial period January 1– December 31, 2016. Depreciation periods are as follows: Changes in the fair value of hedging instruments used to hedge foreign currency denominated loans, deposits or other balance sheet items are recognised under financial items in the income statement. Intangible assets Goodwill IT programs Other capitalised expenditure ITEMS DENOMINATED IN FOREIGN CURRENCIES Foreign currency business transactions are recognised at the exchange rate of the transaction date. Receivables and liabilities denominated in foreign currencies open on the closing date are valued at the exchange rate of the closing date. Changes in the value of foreign currency denominated loans, deposits and other balance sheet items are recognised under financial income and expenses in the income statement. 5 years 5 years 5–10 years RESEARCH AND DEVELOPMENT EXPENSES Research and development expenses are entered as an annual expense in the year they arise Tangible assets Buildings Structures Machinery and equipment 40 years 5–10 years 3–10 years PENSIONS The statutory pension security in the parent company is provided by an external pension insurance company. Pension expenditure is expensed in the year it accrues. DERIVATIVE INSTRUMENTS Foreign currency forward contracts are valued at the exchange rate of the closing date on the balance sheet, and changes in their value are booked under financial income and expenses in the income statement. The changes in the fair value of the interest rate swaps in hedge accounting have been recognised in the fair value reserve in equity whereas the changes in the fair value of the interest swaps to which hedge accounting is not applied have been booked as financial income and expenses. Interest related to interest rate swaps are recognised under interest income and expenses in the income statement, and interest accrued is entered under accrued income and accrued expenses on the balance sheet. Subsidiary shares and other shares and holdings included in investments under non-current assets are measured at historical cost or fair value, whichever is lower. LEASING Lease payments are entered under other operating expenses. The remaining lease payments under lease agreements are recognised under liabilities in the notes. The terms and conditions of lease agreements are not different from the ordinary terms and conditions. PROVISIONS Provisions represent future expenses to the payment of which the parent company is committed and which are not likely to generate corresponding income, or future losses the realisation of which must be considered evident. MANAGEMENT OF FINANCIAL RISKS AND INSTRUMENTS The management of YIT’s financial risks is focused on the Group Treasury in the parent company. The financial risk management principles are presented in the notes to the consolidated financial statements in the section Financial risk management. TAXES The income tax row in the income statement includes the taxes for previous periods. Deferred taxes have not been booked. NON-CURRENT ASSETS AND DEPRECIATION Tangible and intangible assets are recognised on the balance sheet at historical cost less depreciation according to plan. Depre-158

Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 2. OTHER OPERATING INCOME AUDITORS' FEES 3. INFORMATION CONCERNING PERSONNEL AND KEY MANAGEMENT 4. DEPRECIATION AND VALUE ADJUSTMENTS 5. OTHER OPERATING EXPENSES 159 20162015 Average personnel 129 127 EUR million20162015 Rents 15.2 14.7 Cost of premises 6.7 6.6 Administration costs 4.7 5.0 Merger loss 0.0 10.8 Other 4.1 2.9 Total 30.7 40.0 EUR million20162015 Depreciation on other capitalised expenditures 0.7 0.7 Depreciation on buildings and structures 0.2 0.2 Depreciation on machinery and equipment 0.2 0.2 Total 1.1 1.1 EUR million20162015 Personnel expenses Wages, salaries and fees 10.1 9.4 Pension expenses 1.4 1.6 Other indirect personnel costs 1.6 0.9 Total 13.1 11.9 Salaries and fees to the management President and executive Vice President 1.1 1.1 Members of the Board of Directors 0.3 0.4 Total 1.4 1.5 EUR million20162015 PricewaterhouseCoopers Oy Audit fee 0.2 0.2 Statements 0.0 0.0 Tax services 0.0 0.0 Other services 0.1 0.1 Total 0.3 0.3 EUR million20162015 Capital gains on disposals of fixed assets 0.0 0.3 Rent income 15.9 16.2 Service income 12.2 10.3 Other 0.3 0.5 Total 28.4 27.3

Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 6. FINANCIAL INCOME AND EXPENSES 7. APPROPRIATIONS 8. INCOME TAXES 160 EUR million20162015 Income taxes on extraordinary items 0.0 -2.0 Income taxes on operating activities 6.6 2.0 Income taxes on previous years 0.2 0.0 Total 6.8 0.0 EUR million20162015 Appropriations Change in depreciation difference -0.1 26.6 26.4 0.0 Group contributions 9.8 Total 9.8 EUR million20162015 Dividend income From others 0.0 0.0 Total 0.0 0.0 Interest income from non-current investments From Group companies 18.4 13.5 Other interest and financial income From Group companies Interest and other financial income 44.9 36.9 Exchange rate gain 83.6 5.4 From other companies 0.1 0.2 Total 128.5 42.5 Other interest and financial expenses Interest expenses to Group companies Interest expenses -2.8 -1.9 Exchange rate loss -68.7 -46.0 Interest expenses on derivatives -3.1 -2.4 Interest expenses to others -17.2 -20.4 Other expenses to others -5.1 -5.7 Total -96.9 -76.4 Exchange rate gains 8.0 45.9 Fair value change in derivatives -8.8 3.7 Exchange rate losses -27.7 -8.8 Total -28.5 40.8 Total financial income and expenses 21.5 20.4

YIT Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016

9. CHANGES IN FIXED ASSETS

INTANGIBLE ASSETS

EUR million	2016	2015
Intangible rights		
Historical cost at January 1	0.3	0.3
Increases	0.2	
Historical cost at December 31	0.5	0.3
Book value at December 31	**0.5**	**0.3**
Other capitalised expenditures		
Historical cost at January 1	16.6	15.9
Increases	0.0	0.7
Decreases	0.0	0.0
Historical cost at December 31	16.6	16.6
Accumulated depreciation and value adjustments January 1	14.5	13.8
Depreciation for the period	0.7	0.7
Accumulated depreciation and value adjustments December 31	15.2	14.5
Book value at December 31	**1.5**	**2.1**
Advance payments		
Historical cost at January 1	0.3	0.2
Increases	0.7	
Decreases	-0.2	0.1
Book valuet at December 31	**0.8**	**0.3**
Total intangible assets	**2.8**	**2.7**

TANGIBLE ASSETS

Book value at December 31	2016	2015
Land and water areas		
Historical cost at January 1	1.2	1.3
Decrease	-0.4	-0.1
Book value at December 31	**0.9**	**1.2**
Buildings and structures		
Historical cost at January 1	6.9	7.0
Increase		
Decreases	-1.5	-0.1
Historical cost at December 31	5.4	6.9
Accumulated depreciation and value adjustments January 1	4.6	4.5
Accumulated depreciation of decreases	-0.9	-0.1
Depreciation for the period	0.2	0.2
Accumulated depreciation and value adjustments December 31	3.9	4.6
Book value at December 31	**1.5**	**2.3**
Machinery and equipment		
Historical cost at January 1	11.0	10.7
Increases	0.2	0.3
Historical cost at December 31	11.2	11.0
Accumulated depreciation and value adjustments January 1	10.5	10.4
Depreciation for the period	0.2	0.1
Accumulated depreciation and value adjustments December 31	10.7	10.5
Book value at December 31	**0.5**	**0.5**

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EUR million	2016	2015
Other tangible assets		
Historical cost at January 1	0.9	0.9
Historical cost at December 31	0.9	0.9
Accumulated depreciation and value adjustments January 1	0.8	0.8
Accumulated depreciation and value adjustments December 31	0.8	0.8
Book value at December 31	**0.1**	**0.1**
Total tangible assets	**2.9**	**4.1**

10. INVESTMENTS

EUR million	2016	2015
Shares in Group companies		
Historical cost at January 1	328.3	288.3
Increases	390.0	70.0
Decreases	0.0	-30.0
Historical cost at December 31	**718.3**	**328.3**
Other shares and holdings		
Historical cost at January 1	0.1	0.1
Historical cost at December 31	**0.1**	**0.1**
Total investments	**718.4**	**328.4**

11. RECEIVABLES

NON-CURRENT RECEIVABLES

EUR million	2016	2015
Receivables from Group companies		
Loan receivables	211.4	380.6

CURRENT RECEIVABLES

EUR million	2016	2015
Receivables from Group companies		
Trade receivables	1.7	8.7
Loan receivables	85.4	314.0
Other receivables	29.0	10.6
Accrued income	7.5	7.7
Total	**123.7**	**341.0**
Accrued receivables, intra group		
Accrued interest receivables	1.4	4.7
Exchange rate derivatives	2.2	0.2
Other receivables	3.9	2.9
Total	**7.5**	**7.8**
Accrued receivables		
Exchange rate derivatives	1.2	6.1
Accrued tax receivables	0.0	4.3
Other receivables	1.8	2.4
Total	**3.0**	**12.8**
Other receivables	0.5	0.5

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ANNUAL REPORT 2016

12. CASH AND CASH EQUIVALENTS

CURRENT INVESTMENTS

EUR million	2016	2015
Market value	0.0	0.0
Carrying value	0.0	0.0
Difference	**0.0**	**0.0**

13. EQUITY

EUR million	2016	2015
Share capital		
Share capital January 1	149.2	149.2
Share capital December 31	**149.2**	**149.2**
Fair value reserve January 1	0.0	0.0
Decreases	-0.4	0.0
Fair value reserve December 31	**-0.4**	**0.0**
Non restricted equity reserve		
Non restricted equity reserve January 1	8.3	8.4
Return of treasury shares	0.0	-0.1
Non restricted equity reserve December 31	**8.2**	**8.3**
Retained earnings		
Retained earnings January 1	295.5	313.6
Dividends paid and other distribution of assets	-27.6	-22.6
Retained earnings December 31	**267.8**	**291.0**
Net profit for the financial period	24.7	4.5
Total retained earnings	**292.5**	**295.5**
Total equity	**449.5**	**453.0**

DISTRIBUTABLE FUNDS AT DECEMBER 31

EUR million	2016	2015
Non restricted equity reserve	8.2	8.3
Retained earnings	267.8	291.0
Net profit for the financial period	24.7	4.5
Distributable fund from shareholders' equity	**300.7**	**303.8**

TREASURY SHARES OF YIT CORPORATION

	2016	2015
Amount	1,646 ,767	1,644,581
% of total share capital	1.29%	1.29%
% of voting rights	1.29%	1.29%

APPROPRIATIONS

EUR million	2016	2015
Accumulated depreciation difference January 1	0.3	0.3
Increase	0.1	
Accumulated depreciation difference December 31	**0.5**	**0.3**

14. PROVISIONS

EUR million	2016	2015
Other provisions	2.2	1.4

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Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 15. DEFERRED TAX RECEIVABLES AND LIABILITIES DEFERRED TAX RECEIVABLES 17. CURRENT LIABILITIES LIABILITIES TO GROUP COMPANIES DEFERRED TAX LIABILITIES ACCRUED EXPENSES, INTRA-GROUP Deferred taxes is not booked in the parent company's financial statements. 16. NON-CURRENT LIABILITIES ACCRUED EXPENSES BONDS 164 EUR million20162015 Fixed-rate bond 1/2015, 2015–2020, interest 6.250% 100.0 100.0 Fixed-rate bond 3/2016, 2016–2021, interest 5.500% 50.0 0.0 Total 150.0 100.0 EUR million20162015 Personnel expenses 4.1 2.8 Interest expenses 5.1 6.1 Other expenses 3.5 0.0 Total 12.6 8.9 EUR million20162015 Interest expenses 0.4 0.4 Exchange rate derivatives 0.3 0.7 Other expenses 0.0 0.0 Total 0.7 1.1 EUR million20162015 Accumulated depreciation difference 0.1 0.1 EUR million20162015 Trade payables 1.1 0.4 Other liabilities 232.3 270.3 Accrued expenses 0.7 1.1 Total 234.1 271.8 EUR million20162015 Postponed depreciation 0.1 0.1 Other temporary differences 0.4 0.3 Total 0.5 0.4

Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 18. COMMITMENTS AND CONTINGENT LIABILITIES MORTGAGES GIVEN AS SECURITY FOR LOANS DERIVATIVE CONTRACTS 165 EUR million20162015 External foreign currency forward contracts Fair value -2.7 6.1 Value of underlying instruments 52.1 86.4 Internal foreign currency forward contracts Fair value 1.9 -0.7 Value of underlying instruments 12.4 8.0 Interest rate swaps and future contracts Fair value -7.1 -7.1 Value of underlying instruments 335.0 340.0 EUR million20162015 Leasing commitments for premises Payable during the current financial year 12.6 12.6 Payable in subsequent years 64.7 77.6 Total 77.3 90.2 Operating leasing commitments Payable during the current financial year 0.0 0.0 Payable in subsequent years 0.1 0.1 Total 0.1 0.1 Other commitments Other commitments 1.7 0.4 Guarantees On behalf of Group companies 1,429.2 1,058.5

Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 CONTRACTUAL MATURITY ANALYSIS OF DERIVATIVE CONTRACTS AT DECEMBER 31, 2016 Interest rate swaps, cash outflows Hedge accounting applied -0.8 -0.5 -1.3 Hedge accounting not applied -2.3 -2.1 -2.0 -1.0 -0.5 -0.2 -8.0 External foreign currency forward contracts Cash outflow -52.1 -52.1 Cash inflow 49.4 49.4 Internal foreign currency forward contracts Cash outflow -12.4 -12.4 Cash inflow 14.3 14.3 CONTRACTUAL MATURITY ANALYSIS OF DERIVATIVE CONTRACTS AT DECEMBER 31, 2015 Interest rate swaps, cash outflows Hedge accounting applied -0.6 -0.4 -0.1 -1.1 Hedge accounting not applied -2.3 -2.2 -1.7 -1.1 -0.6 -0.1 -8.0 External foreign currency forward contracts Cash outflow -81.5 -5.0 -86.5 Cash inflow 87.4 5.2 92.6 Internal foreign currency forward contracts Cash outflow -8.0 -8.0 Cash inflow 7.3 7.3 166 EUR million 201620172018201920202021–Total EUR million 201720182019202020212022–Total

Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 ASSETS Level 1: The fair values of financial instruments are based on quoted prices in active markets. A market can be con-sidered active if quoted prices are regularly available and the prices represent the actual value of the instrument in liquid trading. Level 2: Financial instruments are not traded in active and liquid markets. The value of a financial instrument can be determined based on market value and potentially par-tially derived value measurement. If, however, the factors affecting the fair value of the instrument are available and observable, the instrument belongs to level 2. LIABILITIES Level 3: The valuation of a financial instrument is not based on observable market data, and other factors affecting the fair value of the instrument are not available and observa-ble. The following table presents the Group's assets and liabilities that are measured at fair value and their levels. Following table presents the Group's assets and liabilities that are measured at fair value and their levels. 167 EUR million 2016 2015 Level 1 Level 2 Level 1 Level 2 Derivatives (hedge accounting not applied) 10.6 6.3 Derivatives (hedge accounting applied) 0.4 0.9 Total liabilities 11.0 7.2 EUR million 2016 2015 Level 1 Level 2 Level 1 Level 2 Available-for-sale investments 0.1 Derivatives (hedge accounting not applied) 1.2 6.2 Total assets 1.2 0.16.2

YIT Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016

19. SALARIES AND FEES TO THE MANAGEMENT

The aim of YIT's remuneration systems is to reward good performance, increase the personnel's motivation and commit the company's management and its employees to the company's objectives in the long term.

DECISION-MAKING REGARDING REMUNERATION

YIT Corporation's Annual General Meeting decides on the fees for the Board of Directors. The Board of Directors decides on the salary and fees and other terms of employment of the CEO and other key Group employees, such as the CEO's deputy and members of the Group's Management Board.

The task of the Personnel Committee is to assist the Board in matters related to appointing and rewarding key personnel. Among other things, the Personnel Committee prepares proposals for the development of the Group's corporate culture and HR policy, remuneration and incentive schemes, the rules for performance-based bonuses and the proposals for performance-based bonuses paid to the management. In addition, identifying talents, the development of key personnel and planning for management successors fall under the preparation responsibility of the Committee.

The Shareholders' Nomination Board of YIT Corporation is a body comprised of the company's shareholders or their representatives, the duty of which is to prepare proposals on the election and remuneration of the members of the Board of Directors for the Annual General Meeting

REMUNERATION OF BOARD MEMBERS

The Annual General Meeting 2016 decided that the Board of Directors be paid remuneration as follows in 2016:

- Chairman: EUR 6,600 per month (EUR 79,200 per year)
- Vice Chairman: EUR 5,000 per month (EUR 60,000 per year)
- Members: EUR 3,900 per month (EUR 46,800 per year)

In addition, a meeting fee of EUR 550 is paid for each Board and committee meeting. Per diems for trips in Finland and abroad are paid in accordance with the State's travel compensation regulations. The fees of the Board of Directors remained the same as in the previous year. No other fees or benefits were paid to Board members.

PROPOSAL FOR FEES FOR 2017

The Nomination Board proposes to the Annual General Meeting on the 16th of March, 2017, that the annual fixed remuneration payable to the members of the Board of Directors to be elected at the Annual General Meeting for the term until the close of the next Annual General Meeting be as follows:

- Chairman EUR 79,200
- Vice Chairman and the chairman of the Audit Committee EUR 60,000 and
- members EUR 46,800

The Nomination Board proposes to the General Meeting that as a condition for the annual remuneration the members of the Board of Directors are obliged, directly based on the Annual General Meeting's decision, to use 40 percent of the fixed annual remuneration for purchasing YIT's shares from the market at a price formed in trading at Nasdaq Helsinki's stock exchange list. The purchase will be carried out within two weeks from the publication of the Interim Review for the period January 1, 2017 to March 31, 2017.

The Nomination Board recommends that the board member would not dispose shares received as the annual remuneration before his/her term as a member of the board has ended.

According to the view of the Nomination Board, the long-term and increasing share ownership of the board members serves the interest of all the shareholders.

In addition, the Nomination Board proposes that a meeting fee in the amount of EUR 550 shall be paid. It is proposed that similarly EUR 550 be paid to the members of the committees of the Board

EUR	Board remuneration	Board meetings	Audit committee	Personnel committee	Total 2016	Total 2015
Reino Hanhinen	19,000	550		550	20,100	87,450
Kim Gran	10,950	550		550	12,050	68,250
Satu Huber	46,800	5,500	2,750	2,750	57,800	53,950
Erkki Järvinen	46,800	5,500	2,200	550	55,050	55,050
Inka Mero	35,100	4,950		2,750	42,800	
Juhani Pitkäkoski	56,700	4,950	2,200		63,850	55,050
Teuvo Salminen	11,700	550	550		12,800	55,050
Matti Vuoria	59,400	4,950		2,750	67,100	
Board total	**286,450**	**27,500**	**7,700**	**9,900**	**331,550**	**374,800**

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of Directors for each committee meeting. Per diems are proposed to be paid for trips in Finland and abroad in accordance with the State's travelling compensation regulations.

MANAGEMENT REMUNERATION

The remuneration paid to the Group's Management Board is comprised of:

- Fixed salary
- Fringe benefits, such as company car and meal benefit
- Annual performance-based bonus, and
- Long-term incentive schemes, such as share-based incentive scheme and pension benefits.

PERFORMANCE-BASED BONUSES

The basis of remuneration is a fixed salary, in addition to which most of the Group's salaried employees are included in a short-term performance-based bonus scheme. The Board of Directors confirms the criteria for the payment of performance-based bonuses every six months.

The bonuses paid are determined on the basis of the realisation of personal profit objectives, the Group's financial result, and the attainment of profitability, growth and development objectives.

Performance and development discussions are an essential part of the management by key results system. In these discussions, employees and their superiors agree on the key objectives and their relative weighting and review the fulfilment of the previously agreed objectives. The key principles and objectives for the result period influencing the personal performance-based bonuses are specified at the business division and unit level.

The maximum annual performance-based bonus paid to the CEO and the Management Board may equal 50–60 per cent of their annual taxable pay excluding the performance-based bonus.

Other monetary rewards in use at YIT include years-of-service bonuses.

SHARE-BASED INCENTIVE SCHEMES

YIT has implemented a long-term share-based incentive scheme to support the company's strategy of profitable growth and supplement the already available incentive schemes. The scheme aims at encouraging employees to engage in goal-oriented work, rewarding good performance and committing employees to long-term persistent work. Members of YIT's Board of Directors are not included in the share-based incentive scheme.

The first scheme consisted of three earnings periods, i.e. the calendar years 2010, 2011 and 2012. Shares were handed over in 2011, 2012 and 2013 based on the performance in the previous year. A total of approximately 700,000 shares could be rewarded annually, of which a maximum of 20,000 to the President and CEO.

The taxes and tax-like payments arising from the share rewards were covered by a monetary bonus under the terms of the scheme. Employees included in the incentive scheme were obligated to not transfer their shares within two years of having obtained them for the shares based on performance in 2010 and three years for the shares based on performance in 2011 and 2012, i.e. throughout the duration of the commitment period. If the employment of an employee was terminated during the commitment period, the employee had to return any shares obtained as rewards to the company free of charge. In the case of shares granted for 2010 and 2011, the commitment period has ended.

During 2016, a total of 2,186 shares were returned to the company in accordance with the terms and conditions.

The earnings periods of the second incentive scheme are the years 2014, 2015 and 2016. Any bonus will be determined on the basis of the indicators decided annually by YIT's Board of Directors for each earnings period and their target levels. Return on investment is the key indicator in the scheme. An additional target related to the Group's cash flow was set for 2014. The targets for 2015 were Return on investment and Net debt and for 2016 were return on investment and Earnings per share. YIT's Board of Directors also decides on the approximately 200 key persons from different YIT countries to be included in the incentive scheme for each earnings period. The same employees are not automatically covered by the scheme during all earnings periods.

ACCRUAL-BASED PENSION EXPENDITURE

EUR	2016 Statutory pensions	2016 Supplementary pension security	2015 Statutory pensions	2015 Supplementary pension security
President and CEO	122,696	3,795	124,555	3,795
Deputy to the President and CEO	91,395	15,204	82,356	15,204
Total	**214,091**	**19,000**	**206,914**	**19,000**

The members of the Board of Directors are not insured in terms of TyEL (Employees' Pensions Act) or supplementary pension for their meeting fees.

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A total of approximately 650,000 (2014 and 2015) and 700,000 (2016) shares can be rewarded annually, of which a maximum of 25,000 to the President and CEO and 78,000 to the Group Management Board (excluding CEO, earning period 2016). The shares to be granted are already held by YIT as a rule. There is a two-year commitment period associated with each earnings period, after which the shares are transferred to key persons still employed by YIT Group. Shares will be handed over in 2017, 2018 and 2019. The employer will cover the taxes and tax-like fees charged to the key employees covered by the scheme in connection with the handing over of the shares. Under all circumstances, the Board has the right to amend the bonuses in a reasonable manner.

PENSION, RETIREMENT AGE AND TERMINATION COMPENSATION

The contractual retirement age of the CEO and his deputy is 62. In other respects, the statutory retirement ages apply to the members of the Management Board. The contractual pension of the CEO and his deputy amounts to 60% of salary accounted according to Finnish employment pension law. The pension scheme is benefit-based.

The contractual period of notice is for from six months to nine months. If the company terminates the contract, the CEO and his deputy shall also be paid separate compensation amounting to 12 months' salary.

REMUNERATION PAID TO THE CEO AND MANAGEMENT BOARD IN 2016

Kari Kauniskangas served as the President and CEO of YIT Corporation. He was paid a performance-based bonus of EUR 71,680 in March 2016 based on the results of July–December 2015. Based on the results of January–June 2016, the President and CEO was paid a performance-based bonus 58,490 in September.

In 2016 according to share based incentive scheme Kari Kauniskangas received 15,500 shares and The Group Management Board (excluding CEO) 54,560 shares on the basis of company's result in 2015. The members of The Group Management Board who are still at The Group Management Board the end of the year 2016 were granted 47,120 shares. These shares and thereto related monetary bonus (monetary bonus cover the taxes and tax-like fees) will be handed over and paid in 2018 by the rules of share based incentive scheme. By the rules of share-based incentive scheme, instead of shares, can also be handed over the amount of money which is equivalent to the market price of hand-over time.

REMUNERATION PAID TO THE CEO

Kari Kauniskangas, Chairman, President and CEO

OTHER MANAGEMENT BOARD:

- Tero Kiviniemi, Executive Vice President, deputy to the President and CEO, Head of the Business Premises and Infrastructure segment
- Teemu Helppolainen, Head of The Housing Russia segment
- Antti Inkilä, Head of The Housing Finland and CEE segment
- Juha Kostiainen, Senior Vice President, Sustainable Urban Development, since 1.10.2016
- Timo Lehtinen, Chief Financial Officer, CFO, 1.1.–5.9.2016
- Ari Ladvelin, acting CFO, 5.9.–7.11.2016
- Esa Neuvonen, Chief Financial Officer, CFO, since 7.11.2016 (nominated for The Group management Board 5.9.2016, began in his duties 7.11.2016)
- Juhani Nummi, Senior Vice President, Business Development
- Pii Raulo, Senior Vice President, Human Resources

EUR	Fixed salary	Fringe benefits	Bonuses	Total 2016	Total 2015
President and CEO	456,805	13,887	130,170	600,862	655,566
Total Management Board, excl. CEO	1,649,493	77,279	344,288	2,071,060	1,900,150

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Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 Board of Directors' proposal for the distribution of distributable equity SIGNATURE OF THE REPORT OF THE BOARD OF DIRECTORS AND FINANCIAL STATEMENTS The distributable equity of YIT Corporation on December 31, 2016 is: Retained earnings 267,844,115.37 Profit for the period 24,683,263.27 Helsinki, February 2, 2017 Retained earnings, total 292,527,378.64 Non-restricted equity reserve 8,238,587.35 Matti Vuoria Chairman Distributable equity, total 300,765,965.99 The Board of Directors proposes to the Annual General Meeting that the distributable equity be disposed of as follows: Juhani Pitkäkoski Vice chairman Payment of a dividend from retained earnings EUR 0,22 per share to shareholders 27,626,864.10 Satu Huber Remains in distributable equity 273,139,101.89 No significant changes have taken place in the company’s financial position after the end of the financial year. The company’s liquidity is good and, in the view of the Board of Directors, the proposed dividend payout does not jeopardize the company’s solvency. Erkki Järvinen Inka Mero Kari Kauniskangas President and CEO 171

YIT Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016

Auditor's Report

TO THE ANNUAL GENERAL MEETING OF YIT CORPORATION

REPORT ON THE AUDIT OF THE FINANCIAL STATEMENTS

OPINION

In our opinion

- the consolidated financial statements give a true and fair view of the group's financial performance and financial position in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU
- the financial statements give a true and fair view of the parent company's financial performance and financial position in accordance with the laws and regulations governing the preparation of the financial statements in Finland and comply with statutory requirements.

WHAT WE HAVE AUDITED

We have audited the financial statements of YIT Corporation (Business ID: 0112650-2) for the year ended 31 December, 2016. The financial statements comprise:

- the consolidated balance sheet, income statement, statement of comprehensive income, statement of changes in equity, statement of cash flows and notes, including a summary of significant accounting policies
- the parent company's balance sheet, income statement, statement of cash flows and notes.

BASIS FOR OPINION

We conducted our audit in accordance with good auditing practice in Finland. Our responsibilities under good auditing practice are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

INDEPENDENCE

We are independent of the parent company and of the group companies in accordance with the ethical requirements that are applicable in Finland and are relevant to our audit, and we have fulfilled our other ethical responsibilities in accordance with these requirements.

OUR AUDIT APPROACH

OVERVIEW

- **Materiality:** Overall group materiality was € 5,8 million, which is determined based on a combination of net sales and profit before taxes.
- **Group scoping:** We performed audits of significant companies in Finland (4), Russia (4), Lithuania (1), Czech Republic (1) and Slovakia (1).
- **Key audit matters:**
  - Accounting for long-term contracts: revenue recognition, work in progress and provisioning
  - Inventory: valuation of slow moving land plots and completed housing units.

As part of designing our audit, we determined materiality and assessed the risks of material misstatement in the financial statements. In particular, we considered where management made subjective judgements; for example, in respect of significant accounting estimates that involved making assumptions and considering future events that are inherently uncertain.

MATERIALITY

The scope of our audit was influenced by our application of materiality. An audit is designed to obtain reasonable assurance whether the financial statements are free from material misstatement. Misstatements may arise due to fraud or error. They are considered material if individually or in aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the financial statements.

Based on our professional judgement, we determined certain quantitative thresholds for materiality, including the overall group materiality for the consolidated financial statements as set out in the table below. These, together with qualitative considerations, helped us to determine the scope of our audit and the nature, timing and extent of our audit procedures and to evaluate the effect of misstatements on the financial statements as a whole.

- **Overall group materiality:**
  € 5,8 million
- **How we determined it:**
  Combination of net sales and profit before taxes
- **Rationale for the materiality benchmark applied:**
  We chose a combination of net sales and profit before taxes as benchmark because, in our view, in the absence of steady profits and in the specific circumstances of the group, it represents a stable and relevant way to measure the performance of the group. The benchmark used is within the range of acceptable quantitative materiality thresholds in auditing standards.

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Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 HOW WE TAILORED OUR GROUP AUDIT SCOPE We tailored the scope of our audit, taking into account the struc-ture of the YIT Group, the accounting processes and controls, and the industry in which the group operates. By performing the procedures above at reporting components, combined with additional procedures at the Group level, we have obtained sufficient and appropriate evidence regarding the financial information of the Group as a whole to provide a basis for our opinion on the consolidated financial statements. We determined the type of work that needed to be performed at reporting units by us, as the group engagement team, or com-ponent auditors from other PwC network firms operating under our instruction. Where the work was performed by component auditors, we issued specific instructions to reporting component auditors which included our risk analysis, materiality and audit approach to centralized systems. We visited 3 components abroad and communicated regularly with all reporting component auditors throughout our audit. KEY AUDIT MATTERS Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. We performed audits of the component financial information at companies in Finland (4), Russia (4), Lithuania (1), Czech Repub-lic (1) and Slovakia (1) which are considered significant either because of their individual financial significance or because they are likely to include significant risks of material misstatement due to their specific nature or circumstances. We also performed specified audit procedures at an additional 3 reporting compo-nents in Russia. As in all of our audits, we also addressed the risk of manage-ment override of internal controls, including among other matters consideration of whether there was evidence of bias that repre-sented a risk of material misstatement due to fraud. In addition to the work we performed on the consolidation process, we performed analytical procedures for the remaining components to corroborate our assessment that there were no significant risks of material misstatement within those compo-nents. 173

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Key audit matter in the audit of the group	How our audit addressed the key audit matter
Accounting for long-term contracts: revenue recognition, work in progress and provisioning Refer to the notes 1. Accounting principles of the financial statement -"Income recognition" and "Critical accounting estimates and judgements" and 2. Segment information - "Accounting principles in segment reporting" to the consolidated financial statements According to the Group's IFRS accounting principles, revenue from residential projects for consumers is recognised upon completion. In segment reporting long-term construction contracts including residential projects for consumers are recorded as revenue on the basis of the degree of completion (POC-method) when the end result of the project can be estimated reliably. The degree of completion is calculated on the basis of the share of costs incurred or completion of a physical proportion of the work. The revenue from self-developed projects is recorded on the basis of the percentage of completion and the degree of sale. Revenue from construction projects including rental liabilities is recorded on the basis of the percentage of completion, degree of sale and degree of rental rate. Profit on contracts is a key area for our audit because of the judgement involved in preparing suitable estimates of the forecast costs and revenue on contracts. An error in the contract forecast could result in a material variance in the amount of profit or loss recognised to date and therefore also in the current period. These judgements include the expected recovery of costs arising from the variations to the contract requested by the customer, claims made against the contractor and rental liabilities. An error in the inclusion of these amounts in the contract forecast could result in a material error in the level of recognised profit or loss.	Our audit procedures included understanding and testing of the company's controls as well as substantive testing of accounting for long-term contracts. Our testing of the company's controls focused on the IT systems used by the company. Our substantive testing of accounting for long-term contracts focused on 1) evaluating the appropriateness of the used accounting methods, 2) accuracy and reliability of the estimates, 3) accuracy and completeness of the recognized revenue and profit, as follows: • We performed analytical substantive procedures at project level for revenue and gross margin • We read the contracts of selected new projects and evaluated the appropriateness of used accounting method • We tested revenue and cost estimates for selected projects by comparing the estimates to supporting documents and by discussing with project management • We tested the degree of completion for selected projects by recalculating the degree of completion based on actual costs at the time of assessment. When completion of a physical proportion of the contract work method was used, we obtained appropriate evidence based on the circumstances to support the stage of completion • We compared estimated margins in previous year-end with actual outcomes for projects completed during the current year to ensure the accuracy and reliability of the project estimates • We tested the accuracy of revenue and profit recognized using the POC-method for selected projects by recalculating • We tested calculations supporting the trans-formation from POC reporting to IFRS reporting to ensure the accuracy and completeness of the transactions. Our substantive testing focused particular on the mega projects: Mall of Tripla and E18 Hamina-Vaalimaa motorway in Business Premises and Infrastructure segment.

Key audit matter in the audit of the group	How our audit addressed the key audit matter
Inventory: valuation of slow moving land plots and unsold completed housing units Refer to the notes 1. Accounting principles of the financial statement – "Accounting principles-Inventories" and "Critical accounting estimates and judgements-Inventories" to the financial statements On 31 December 2016 land plot reserve amounted to € 621 million and completed units amounted to € 172 million. Inventories are measured either at the lower of acquisition cost or net realisable value (i.e. the estimated selling price less the estimated expenditure on product completion and sale). In estimating the net realisable value of completed housing, the available market information is taken into account. In assessing the net realisable value of plots of land, their intended use is taken into account. We considered slow moving land plots and completed housing units to constitute a focus area of the audit as there is a risk that they are valued above their recoverable amount. A change in the company's forecast es-timate of sales price and/or build cost could have a material impact on the carrying value of inventories in the financial statements.	We reviewed management's monitoring system supporting the carrying values and challenged the key assumptions underlying these values as follows: • We discussed with management on their intention to develop slow moving land plots • We inspected the documentation supporting the estimated net realisable values and assessed the reasonability of the estimates by comparing them to other similar projects in the area • We analysed management's forecasted sales prices of completed housing units by comparing them on a sample basis to sales prices achieved and the current list prices. We focused our work on those land plots with the greatest estimation uncertainty over the net realisable value and therefore profit outcome. These in particular included land plots in Housing Russia segment.

We have no key audit matters to report with respect to our audit of the parent company financial statements.

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Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 RESPONSIBILITIES OF THE BOARD OF DIRECTORS AND THE MANAGING DIRECTOR FOR THE FINANCIAL STATEMENTS The Board of Directors and the Managing Director are responsible for the preparation of consolidated financial statements that give a true and fair view in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU, and of finan-cial statements that give a true and fair view in accordance with the laws and regulations governing the preparation of financial statements in Finland and comply with statutory requirements. The Board of Directors and the Managing Director are also responsible for such internal control as they determine is neces-sary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error. level of assurance, but is not a guarantee that an audit conducted in accordance with good auditing practice will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements. accounting and based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the parent company’s or the group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. How-ever, future events or conditions may cause the parent com-pany or the group to cease to continue as a going concern. Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events so that the financial statements give a true and fair view. Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely respon-sible for our audit opinion. As part of an audit in accordance good auditing practice, we exercise professional judgment and maintain professional skepti-cism throughout the audit. We also: . . Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material mis-statement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opin-ion on the effectiveness of the parent company’s or the group’s internal control. Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclo-sures made by management. Conclude on the appropriateness of the Board of Directors’ and the Managing Director’s use of the going concern basis of . In preparing the financial statements, the Board of Directors and the Managing Director are responsible for assessing the parent company’s and the group’s ability to continue as going concern, disclosing, as applicable, matters relating to going concern and using the going concern basis of accounting. The financial state-ments are repared using the going concern basis of accounting unless there is an intention to liquidate the parent company or the group or cease operations, or there is no realistic alternative but to do so. . We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit. AUDITOR’S RESPONSIBILITIES FOR THE AUDIT OF THE FINANCIAL STATEMENTS Our objectives are to obtain reasonable assurance on whether the financial statements as a whole are free from material misstate-ment, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high . We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regard-ing independence, and to communicate with them all relation-ships and other matters that may reasonably be thought to bear . 175

Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016 on our independence, and where applicable, related safeguards. in doing so, consider whether the other information is materi-ally inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated. With respect to the report of the Board of Directors, our responsibility also includes considering whether the report of Board of Directors has been prepared in accordance with the applicable legal requirements. From the matters communicated with those charged with govern-ance, we determine those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circum-stances, we determine that a matter should not be communi-cated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication. In our opinion, . the information in the report of the Board of Directors is consist-ent with the information in the financial statements the report of the Board of Directors has been prepared in accordance with the applicable laws and regulations. . OTHER REPORTING REQUIREMENTS If, based on the work we have performed on the information included in the report of the Board of Directors, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard. OTHER INFORMATION The Board of Directors and the Managing Director are respon-sible for the other information. The other information comprises information included in the report of the Board of Directors and in the Annual Report, but does not include the financial statements and our auditor’s report thereon. We obtained the report of the Board of Directors prior to the date of this auditor’s report and the Annual Report is expected to be made available to us after that date. Helsinki 6 February 2017 PricewaterhouseCoopers Oy Authorised Public Accountants Our opinion on the financial statements does not cover the other information. Juha Wahlroos Authorised Public Accountant In connection with our audit of the financial statements, our responsibility is to read the other information identified above and, 176

YIT Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors ANNUAL REPORT 2016

Key financial figures

INCOME STATEMENT

EUR million	2016 IFRS[1]	2015 IFRS[1]	2014 IFRS[1]	2013 IFRS[1]	2012 IFRS[1]	2011 IFRS[1]	2010 IFRS[1]	2009 IFRS[1]	2008 IFRS	2007 IFRS
Revenue	1,678.3	1,732.2	1,778.6	1,743.0	1,988.9	4,382.1	3,787.6	3,485.6	3,939.7	3,706.5
change from previous year, %	-3.1	-2.6	2.0	-12.4		15.7	8.7	-11.5	6.3	12.9
of which activities outside Finland	445.0	492.1	616.1	488.4	586.4	2,607.7	2,343.6	1,885.7	2,072.9	1,798.5
Operating income and expenses	-1,644.1	-1,638.5	-1,671.2	-1,621.5	-1,770.3	-4,142.9	-3,531.6	-3,283.9	-3,647.4	-3,341.5
Depreciation, amortisation and impairment	-16.5	-12.1	-12.6	-17.4	-20.6	-39.6	-35.9	-33.6	-31.8	-27.2
Operating profit	17.7	81.6	94.8	104.0	198.0	200.0	220.1	168.1	260.6	337.8
% of revenue	1.1	4.7	5.3	6.0	10.0	4.6	5.8	4.8	6.6	9.1
Financial income and expences, net	-20.1	-20.3	-20.5	-9.0	-14.2	-24.7	-25.3	-58.6	-67.5	-32.2
Profit before taxes	-2.5	61.3	74.3	95.0	183.8	175.2	194.8	109.5	193.1	305.6
% of revenue	-0.1	3.5	4.2	5.5	9.2	4.0	5.1	3.1	4.9	8.2
Profit for the period	-7.1	47.2	55.8	70.2	142.3	125.1	140.6	68.1	134.3	228.0
% of revenue	-0.4	2.7	3.1	4.0	7.2	2.9	3.7	2.0	3.4	6.2
Attributable to										
Equity holders of the parent company	-7.1	47.2	55.9	70.3	141.2	124.5	140.3	68.3	132.9	224.9
Non-controlling interest		0.0	-0.1	-0.1	1.1	0.6	0.3	-0.2	1.4	3.1

[1] YIT has applied the IFRIC 15 Agreements for the Construction of Real Estate IFRS interpretation from the start of the financial period beginning on January 1, 2010 (the figures are comparable from the beginning of 2009).

Income statements for the years 2007–2011 include the items related to YIT's Building Services business, which were transferred to Caverion Group in the partial demerger on June 30, 2013.

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BALANCE SHEET

EUR million	2016 IFRS[1]	2015 IFRS[1]	2014 IFRS[1]	2013 IFRS[1]	2012 IFRS[1]	2011 IFRS[1]	2010 IFRS[1]	2009 IFRS[1]	2008 IFRS	2007 IFRS
Assets										
Intangible assets	53.2	47.3	55.4	65.2	110.6	110.8	106.7	99.8	104.6	92.5
Goodwill	8.1	10.9	10.9	10.9	346.6	347.5	350.9	291.0	291.0	240.6
Tangible assets	11.9	14.1	11.3	7.1	61.8	54.1	50.5	32.8	35.1	27.1
Investments	64.0	1.1	1.6	1.3	3.9	6.9	6.1	5.3	6.3	6.2
Inventories	1,746.6	1,528.4	1,682.6	2,045.8	1,894.4	1,672.6	1,484.9	1,477.6	1,509.9	1,265.0
Receivables	333.8	242.5	272.2	332.9	1,073.0	1,106.4	969.7	697.7	825.3	769.7
Current investments	0.0	5.0	0.6	0.0	0.0	0.0	0.3	0.0	36.4	0.0
Cash and cash equivalents	66.4	117.2	198.8	76.3	175.7	206.1	148.0	173.1	165.3	60.2
Total assets	**2,284.0**	**1,966.6**	**2,233.4**	**2,539.5**	**3,666.0**	**3,504.5**	**3,117.1**	**2,777.1**	**2,973.9**	**2,461.3**
Equity and liabilities										
Share capital	149.2	149.2	149.2	149.2	149.2	149.2	149.2	149.2	149.2	149.1
Other equity	414.6	373.8	381.0	535.4	851.0	769.5	730.8	611.9	653.9	665.4
Non-controlling interest		0.1	0.3	0.4	3.3	2.5	2.9	3.0	4.6	3.8
Provisions	76.4	61.0	60.9	61.5	103.4	106.4	94.7	89.5	86.9	59.0
Non-current liabilities										
Interest-bearing	249.1	266.1	275.2	305.1	517.1	522.9	504.6	502.0	516.2	356.9
Non interest-bearing	70.7	29.8	39.4	50.1	174.3	162.7	114.4	87.7	92.1	80.7
Current liabilities										
Interest-bearing	450.4	385.1	620.2	552.9	404.9	423.6	284.6	200.2	330.1	218.1
Advances received	473.9	376.9	402.8	514.3	566.6	458.3	349.3	418.7	346.8	230.4
Other non interest-bearing	399.6	324.7	304.4	370.5	896.1	909.3	886.6	714.8	794.2	697.9
Total shareholders' equity and liabilities	**2,284.0**	**1,966.6**	**2,233.4**	**2,539.5**	**3,666.0**	**3,504.5**	**3,117.1**	**2,777.1**	**2,973.9**	**2,461.3**

[1] YIT has applied the IFRIC 15 Agreements for the Construction of Real Estate IFRS interpretation from the start of the financial period beginning on January 1, 2010 (the figures are comparable from 2009).

The balance sheet for the comparison years 2007–2012 includes the assets and liabilities related to YIT's Building Services business, which were transferred to Caverion Group in the partial demerger on June 30, 2013.

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Year 2016 / More life / Business operations / Corporate responsibility / Corporate governance / FINANCIAL STATEMENTS / Investors

ANNUAL REPORT 2016

OTHER KEY FIGURES

		2016 IFRS[1]	2015 IFRS[1]	2014 IFRS[1]	2013 IFRS[1]	2012 IFRS[1]	2011 IFRS[1]	2010 IFRS[1]	2009 IFRS[1]	2008 IFRS	2007 IFRS
Operating cash flow after investments	EUR million	-43.1	183.7	151.9	-87.9	49.9	-17.3	-61.7	229.8	-19.4	
Cash flow from operating activities	EUR million	36.1	195.7	159.5	-92.5	72.1	17.4	6.8	260.9	47.8	84.1
Return on equity	%	-1.3	9.0	9.1	8.2	15.0	13.9	17.1	8.9	16.5	30.5
Return on investment	%	1.6	6.4	6.4	6.1	10.9	12.0	14.4	11.0	17.5	26.2
Equity ratio	%	31.2	32.9	29.2	34.3	32.5	30.2	31.9	32.4	30.7	36.7
Net interest-bearing debt	EUR million	633.1	529.0	696.0	781.7	746.2	740.4	640.9	529.1	644.5	514.8
Gearing ratio	%	112.3	101.1	129.9	112.0	73.9	80.4	72.6	69.2	79.8	62.9
Gross capital expenditures on non-current assets	EUR million	83.5	12.0	13.9	20.2	44.6	48.7	129.7	27.9	85.2	51.6
% of revenue	%	5.0	0.7	0.8	1.2	0.9	1.1	3.4	0.8	2.2	1.4
Research and development expenditure	EUR million	15.8	15.8	14.5	15.0	7.5	20.1	17.5	15.2	19.0	22.0
% of revenue	%	0.9	0.9	0.8	0.9	0.4	0.5	0.5	0.4	0.5	0.6
Order backlog as at December 31	EUR million	3,048.2	2,467.3	2,507.1	3,184.6	3,108.6	4,148.6	3,535.7	2,983.3	3,233.7	3,509.3
of which orders from abroad	EUR million	972.8	898.3	1,061.4	1,617.8	1,484.0	2,066.9	1,857.7	1,885.7	2,072.9	1,999.2
Number of employees at December 31		5,261	5,340	5,881	6,172	6,691	25,996	25,832	23,480	25,784	24,073
Average number of employees		5,361	5,613	6,116	6,575	6,730	26,254	24,317	24,497	25,057	23,394

[1] YIT has applied the IFRIC 15 Agreements for the Construction of Real Estate IFRS interpretation from the start of the financial period beginning on January 1, 2010 (the figures are comparable from 2009).

The balance sheet for the comparison years 2007–2012 and other items for the comparison years 2007–2011 include items related to YIT's Building Services business, which were transferred to Caverion Group in the partial demerger on June 30, 2013.

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SHARE-RELATED KEY FIGURES

		2016 IFRS[1]	2015 IFRS[1]	2014 IFRS[1]	2013 IFRS[1]	2012 IFRS[1]	2011 IFRS[1]	2010 IFRS[1]	2009 IFRS[1]	2008 IFRS	2007 IFRS
Earnings per share	EUR	-0.06	0.38	0.44	0.56	1.13	0.99	1.12	0.55	1.05	1.77
Earnings per share, diluted	EUR	-0.06	0.37	0.44	0.56	1.13	0.99	1.12	0.55	1.05	1.77
Equity per share	EUR	4.49	4.16	4.26	5.56	8.02	7.33	7.04	6.09	6.38	6.40
Dividend per share	EUR	0.22[2]	0.22	0.18	0.38	0.75	0.70	0.65	0.40	0.50	0.80
Dividend per earnings	%	-388.8[2]	58.5	40.9	67.9	66.6	70.5	57.9	73.2	47.6	45.2
Effective dividend yield	%	2.9[2]	4.2	4.2	3.7	5.1	5.7	3.5	2.8	10.9	5.3
Price per earnings ratio (P/E-ratio)	%	-134.1	13.9	9.7	18.1	13.1	12.5	16.7	26.3	4.4	8.5
Share price trend											
Average price	EUR	6.14	5.65	7.35	13.01	14.90	15.28	16.35	8.52	10.89	22.15
Low	EUR	4.32	4.26	4.17	8.67	11.87	10.04	12.98	4.31	3.70	14.79
High	EUR	8.07	7.21	10.70	17.88	17.25	21.92	19.00	14.49	19.99	27.90
Price at December 31	EUR	7.59	5.24	4.27	10.16	14.78	12.38	18.65	14.45	4.58	14.99
Market capitalisation at December 31	EUR million	953.1	658.0	536.2	1,276.0	1,853.2	1,550.9	2,332.7	1,807.4	576.2	1,907.0
Share turnover trend											
Share turnover, pcs	1,000	127,791	157,857	144,276	111,193	96,887	151,023	127,537	190,057	295,156	245,672
Share turnover of shares outstanding	%	101.8	125.7	114.9	88.6	77.3	120.6	102.0	151.8	232.2	193.6
Weighted average number of shares outstanding	1,000	125,577	125,582	125,587	125,529	125,352	125,210	125,078	125,167	127,104	126,872
Weighted average number of shares outstanding, diluted	1,000	127,366	126,773	126,237	125,529	125,352	125,210	125,078	125,167	127,104	127,028
Number of shares outstanding at December 31	1,000	125,577	125,579	125,584	125,590	125,384	125,271	125,078	125,078	125,798	127,218

[1] YIT has applied the IFRIC 15 Agreements for the Construction of Real Estate IFRS interpretation from the start of the financial period beginning on January 1, 2010 (the figures are comparable from 2009).

[2] Board of Directors' proposal to Annual General Meeting

The balance sheet for the comparison years 2007–2012 and other items for the comparison years 2007–2011 include the items related to YIT's Building Services business, which were transferred to Caverion Group in the partial demerger on June 30, 2013.

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FINANCIAL DEVELOPMENT BY QUARTER

		Q4/2016	Q3/2016	Q2/2016	Q1/2016	Q4/2015	Q3/2015	Q2/2015	Q1/2015
Revenue	EUR million	525.0	419.3	396.4	337.6	511.6	363.8	462.9	394.0
Operating profit	EUR million	25.3	-20.9	6.6	6.7	28.4	1.5	24.6	27.1
% of revenue	%	4.8	-5.0	1.7	2.0	5.5	0.4	5.3	6.9
Financial income and expenses	EUR million	-3.6	-3.9	-4.9	-7.8	-7.0	-6.6	-2.1	-4.7
Profit before taxes	EUR million	21.8	-24.8	1.8	-1.2	21.4	-5.1	22.5	22.4
% of revenue	%	4.1	-5.9	0.4	-0.3	4.2	-1.4	4.9	5.7
Total balance sheet assets	EUR million	2,284.0	2,219.2	2,108.4	2,035.4	1,966.6	2,062.1	2,210.3	2,212.7
Earnings/share	EUR	0.12	-0.18	0.01	-0.01	0.13	-0.03	0.14	0.14
Equity/share	EUR	4.49	4.09	4.23	4.07	4.16	4.31	4.73	4.60
Share price at the end of period	EUR	7.59	7.17	6.45	4.97	5.24	4.89	6.41	5.12
Market capitalisation at the end of period	EUR million	953.1	900.4	810.0	624.1	658.0	614.1	805.0	643.0
Return on investment, rolling 12 months	%	1.6	1.8	3.6	4.9	6.4	6.6	8.1	6.8
Return on equity	%	-1.3				9.0			
Equity ratio	%	31.2	30.1	32.9	31.5	32.9	33.1	33.8	32.1
Net interest-bearing debt at the end of period	EUR million	633.1	611.4	556.6	554.5	529.0	574.6	587.3	678.0
Gearing ratio	%	112.3	118.9	104.8	108.6	101.1	106.1	98.7	117.3
Gross capital expenditures	EUR million	19.5	12.9	48.1	2.9	3.4	2.1	4.0	2.5
Order backlog at the end of period	EUR million	3,048.2	3,072.0	3,124.1	2,575.2	2,467.3	2,649.0	2,914.6	2,550.1
Personnel at the end of period		5,261	5,282	5,632	5,276	5,340	5,574	5,847	5,534

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REVENUE BY BUSINESS SEGMENT

EUR million	Q4/2016	Q3/2016	Q2/2016	Q1/2016	Q4/2015	Q3/2015	Q2/2015	Q1/2015
Housing Finland and CEE	210.0	167.0	184.8	166.0	220.8	165.8	207.6	183.6
Housing Russia	84.0	76.0	58.8	49.1	61.6	63.9	69.6	71.3
Business Premises and Infrastructure	222.4	203.1	222.5	149.4	188.5	164.1	141.0	122.0
Other items	-2.8	-2.3	-2.4	-2.1	-2.4	-2.0	-2.1	-2.0
Group total, segment reporting	**513.7**	**443.8**	**463.7**	**362.4**	**468.5**	**391.7**	**416.1**	**374.9**
IFRS adjustment	11.4	-24.5	-67.3	-24.8	43.1	-27.9	46.8	19.0
Group total, IFRS	**525.0**	**419.3**	**396.4**	**337.6**	**511.6**	**363.8**	**462.9**	**394.0**

OPERATING PROFIT BY BUSINESS SEGMENT

EUR million	Q4/2016	Q3/2016	Q2/2016	Q1/2016	Q4/2015	Q3/2015	Q2/2015	Q1/2015
Housing Finland and CEE	18.4	12.9	15.8	12.9	13.4	12.3	16.2	14.2
Housing Russia	2.8	-26.3	-2.7	-3.1	0.7	-8.6	2.3	6.2
Business Premises and Infrastructure	11.2	8.2	12.7	6.0	7.5	8.3	3.7	3.1
Other items	-3.7	-2.7	-5.6	-3.7	-5.0	-2.1	-3.6	-3.0
Group total, segment reporting	**28.7**	**-8.0**	**20.2**	**12.1**	**16.6**	**10.0**	**18.6**	**20.5**
IFRS adjustment	-3.3	-12.9	-13.5	-5.4	11.7	-8.5	6.1	6.6
Group total, IFRS	**25.3**	**-20.9**	**6.6**	**6.7**	**28.4**	**1.5**	**24.6**	**27.1**

ORDER BACKLOG BY BUSINESS SEGMENT

EUR million	Q4/2016	Q3/2016	Q2/2016	Q1/2016	Q4/2015	Q3/2015	Q2/2015	Q1/2015
Housing Finland and CEE	833.4	880.2	865.7	857.2	802.7	823.0	834.7	784.2
Housing Russia	463.4	451.1	495.6	508.7	508.5	599.1	740.4	701.5
Business Premises and Infrastructure	1,316.3	1,309.5	1,352.8	880.9	861.6	892.4	998.3	684.1
Group total, segment reporting	**2,613.1**	**2,640.7**	**2,714.1**	**2,246.8**	**2,172.9**	**2,314.6**	**2,573.5**	**2,169.8**
IFRS adjustment	435.2	431.3	410.1	328.4	294.4	334.4	341.1	380.3
Group total, IFRS	**3,048.2**	**3,072.0**	**3,124.1**	**2,575.2**	**2,467.3**	**2,649.0**	**2,914.6**	**2,550.1**

KEY FIGURES ACCORDING TO SEGMENT REPORTING (POC)

EUR million	Q4/2016	Q3/2016	Q2/2016	Q1/2016	Q4/2015	Q3/2015	Q2/2015	Q1/2015
Profit before taxes	21.3	-17.0	10.2	-0.8	6.1	-0.7	11.2	10.3
Profit for the review period[1]	16.1	-15.9	7.9	-0.6	4.6	-0.8	8.4	7.8
Earnings per share, EUR	0.13	-0.13	0.06	0.00	0.04	-0.01	0.07	0.06

[1] Attributable to equity holders of the parent company

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